PROSPECTUS

                               GLOBE BANCORP, INC.
   (Proposed holding company for Globe Homestead Federal Savings Association)

                      Up to 264,500 Shares of Common Stock
                              (Anticipated Maximum)

         Globe Homestead Federal Savings Association is converting from the mutual to the stock form of organization. As part of this conversion, Globe Bancorp, Inc. is offering its shares of common stock. Globe Homestead will become a subsidiary of Globe Bancorp, Inc., a recently formed corporation.

         IF YOU ARE A CURRENT OR FORMER DEPOSITOR OF GLOBE HOMESTEAD

- You may have priority rights to purchase shares at $10.00 per share in our subscription offering.
- You may purchase up to 5% of the shares offered but may purchase no fewer than 25 shares.
-        The offering will end at 12:00 noon, Central Time on June 21,
         2001, and may be extended, under certain circumstances, no later than June 21, 2003.

         IF YOU ARE NOT A DEPOSITOR, BUT ARE INTERESTED IN PURCHASING SHARES OF OUR COMMON STOCK

- You may be able to purchase shares in a community offering after priority orders are filled.
- We may begin the community offering at any time beginning May 24, 2001 and terminate the community offering at any time without notice.

================================================================================

                              TERMS OF THE OFFERING

         We are offering a minimum of 195,500 shares and a maximum of 264,500 shares. The maximum can be increased by up to 15% to 304,175 shares with regulatory approval.

                                                                                                          MAXIMUM,
                                                          MINIMUM               MAXIMUM                 AS ADJUSTED
                                                          -------               -------                 -----------
Number of shares........................                   195,500               264,500                    304,175
Gross offering proceeds.................                $1,955,000            $2,645,000                 $3,041,750
Estimated offering expenses.............                $  325,000            $  325,000                 $  325,000
Estimated net proceeds..................                $1,630,000            $2,320,000                 $2,716,750
Estimated net proceeds per share........                $     8.34            $     8.77                 $     8.93

================================================================================

         PLEASE REFER TO "RISK FACTORS" BEGINNING ON PAGE 7 OF THIS DOCUMENT. AN INVESTMENT IN THE COMMON STOCK IS SUBJECT TO VARIOUS RISKS, INCLUDING POSSIBLE LOSS OF PRINCIPAL.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION, THE OFFICE OF THRIFT SUPERVISION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         We have applied to list the common stock on the Over-the-Counter Electronic Bulletin Board under the symbol "GLBC." We must sell a minimum of 195,500 shares of common stock or we will not sell any shares. We will not sell more than 304,175 shares in the subscription offering. We are offering the shares on a best efforts basis, and Trident Securities, a Division of McDonald Investments Inc., is assisting in the subscription offering on a best efforts basis. Best effort basis means that Trident will sell as many shares as possible, but it is not committed to placing a minimum number of shares. We will place funds we receive for stock purchases in a separate savings account at Globe Homestead, and we will pay interest at Globe Homestead's passbook rate on funds received until we complete or terminate the offering. If the offering is terminated, we will return all funds promptly.

                               TRIDENT SECURITIES
                     A Division of McDonald Investments Inc.
                   The date of this prospectus is May 14, 2001

                                TABLE OF CONTENTS


                                                                                           PAGE
Map of Our Market Area................................................................      iii
Questions and Answers About the Stock Offering........................................        1
Summary...............................................................................        3
Risk Factors..........................................................................        7
Selected Financial and Other Data.....................................................       12
Recent Developments...................................................................       14
Proposed Management Purchases.........................................................       17
How Our Net Proceeds Will be Used.....................................................       17
We Intend to Pay Semiannual Cash Dividends............................................       19
There May Be a Limited Market for Our Common Stock....................................       20
Globe Homestead Meets All of Its Regulatory Capital Requirements......................       20
Our Capitalization....................................................................       22
Pro Forma Data........................................................................       24
Management's Discussion and Analysis of Financial Condition and Results of
  Operations of Globe Homestead.......................................................       28
Business of Globe Homestead...........................................................       33
Regulation............................................................................       46
Taxation..............................................................................       52
Management............................................................................       54
The Conversion........................................................................       59
Restrictions on Acquisition of Us and Globe Homestead and Related
  Anti-Takeover Provisions............................................................       74
Description of Our Capital Stock......................................................       81
Experts...............................................................................       82
Legal and Tax Opinions................................................................       83
Additional Information................................................................       83
Index to Financial Statements.........................................................       84


         THE SHARES OF COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS OR DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

         [MAP TO BE INSERTED WHICH SHOWS THE STATE OF LOUISIANA, WITH A HIGHLIGHT OF JEFFERSON AND ORLEANS PARISHES AND SHOWING METAIRIE.]

                 QUESTIONS AND ANSWERS ABOUT THE STOCK OFFERING

         The following are frequently asked questions. You should read this entire prospectus, including the "Risk Factors" beginning on page 7 and "The Conversion" beginning on page 57, for more information.

Q.       HOW MANY SHARES OF STOCK ARE BEING OFFERED, AND AT WHAT PRICE?

A. We are offering for sale up to 264,500 shares of common stock at a subscription price of $10.00 per share. We must sell at least 195,500 shares. If the appraised market value of the common stock changes due to market conditions, then, without notice to you, we may be required to sell up to 304,175 shares.

Q. WHAT PARTICULAR FACTORS SHOULD I CONSIDER WHEN DECIDING WHETHER TO PURCHASE THE STOCK?

A. There are many important factors for you to consider before making an investment decision. Therefore, you should read this entire prospectus before making your investment decision.

Q.       WILL DIVIDENDS BE PAID ON THE STOCK?

A. Yes. We intend to pay annual dividends of $0.30 per share on our common stock. We expect to begin paying dividends commencing with the period ending December 31, 2001.

Q.       WILL I BE ABLE TO SELL MY STOCK AFTER I PURCHASE IT?

A. Yes. We anticipate having our stock quoted on the Over-the-Counter Electronic Bulletin Board under the symbol "GLBC." However, we expect the market for our stock to be limited. There can be no assurance that someone will want to buy your shares or that you will be able to sell them for more money than you originally paid. There may also be a wide spread between the bid and asked price for our stock.

Q. WILL MY STOCK BE COVERED BY DEPOSIT INSURANCE OR GUARANTEED BY ANY GOVERNMENT AGENCY?

A. No. Unlike insured deposit accounts at Globe Homestead, our stock will not be insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Q.       WHEN IS THE DEADLINE TO SUBSCRIBE FOR STOCK?

A. We must receive a properly signed and completed order form with the required payment on or before 12:00 noon, Central Time, on June 21, 2001.

Q.       CAN THE OFFERING BE EXTENDED?

A. Yes. If we do not receive sufficient orders, we can extend the offering beyond June 21, 2001. We must complete any offering to general members of the public within 45 days after the close of the subscription offering, unless we receive regulatory approval to further extend the offering. No single extension can exceed 90 days, and the extensions may not go beyond June 21, 2003.

Q.       HOW DO I PURCHASE THE STOCK?

A. First, you should read this prospectus. Then complete and return the enclosed stock order and certification form together with your payment. Subscription orders may be delivered in person to our office during regular business hours, or by mail in the enclosed envelope marked STOCK ORDER RETURN. Subscription orders received after the subscription offering expiration date may be held for participation in any community offering. If the stock offering is not completed by June 21, 2001 and is not extended, then all funds will be returned promptly with interest, and all withdrawal authorizations will be canceled.

Q.       CAN I CHANGE MY MIND AFTER I PLACE AN ORDER TO SUBSCRIBE FOR STOCK?

A. No. After we receive your order form and payment, you may not cancel or modify your order. However, if we extend the offering beyond
         June 21, 2001, you will be able to change or cancel your order.
         If you cancel your order, you will receive a prompt refund plus interest.

Q.       HOW CAN I PAY FOR THE STOCK?

A. You have three options: (1) pay cash if it is delivered to us in person; (2) send us a check or money order; or (3) authorize a withdrawal from your deposit account at Globe Homestead (without any penalty for early withdrawal). Please do not send cash in the mail.

Q.       WILL I RECEIVE INTEREST ON MY SUBSCRIPTION PAYMENT?

A. Subscription payments will be placed in an interest-bearing escrow account at Globe Homestead, and will earn interest at its passbook rate. Depositors who elect to pay by withdrawal will continue to receive the stated interest on that account until the funds are withdrawn at the completion of the conversion.

Q. CAN I SUBSCRIBE FOR SHARES USING FUNDS IN MY INDIVIDUAL RETIREMENT ACCOUNT AT GLOBE HOMESTEAD?

A. You may use Globe Homestead individual retirement account, or IRA, funds to purchase shares, however, you must first establish a self-directed IRA with an outside trustee to subscribe for stock using your IRA funds. Globe Homestead is not permitted to hold stock in any Globe Homestead IRAs. Please call our Stock Information Center (504-887-0059) to get more information. Please understand that the transfer of IRA funds takes time, so please make arrangements as soon as possible.

Q.       WHAT HAPPENS IF THERE ARE NOT ENOUGH SHARES OF STOCK TO FILL ALL
         ORDERS?

A. If there is an oversubscription, then you may not receive any or all of the shares you want to purchase. If we receive orders for more shares than are available, we will allocate stock according to the priorities defined in our plan of conversion.


Q.       WHAT HAPPENS IF WE DO NOT SELL THE MINIMUM AMOUNT OF SHARES BEING
         OFFERED?

A. If we do not sell the minimum amount, or 195,500 shares, in the offering, then we will not sell any shares and the offering will be withdrawn. Purchase orders will be cancelled and any funds received by us from investors will be promptly refunded with interest.


Q.       WHO CAN HELP ANSWER ANY OTHER QUESTIONS I MAY HAVE ABOUT THE STOCK
         OFFERING?

A. For answers to other questions we encourage you to read this prospectus. Questions may also be directed to our Stock Information Center at 504-887-0059 Monday through Friday, between the hours of 9:00 a.m. and 4:30 p.m., Central Time.

         TO ENSURE THAT EACH PERSON RECEIVES A PROSPECTUS AT LEAST 48 HOURS PRIOR TO THE EXPIRATION DATE OF JUNE 21, 2001 IN ACCORDANCE WITH FEDERAL LAW, NO PROSPECTUS WILL BE MAILED ANY LATER THAN FIVE DAYS PRIOR TO JUNE 21, 2001 OR HAND DELIVERED ANY LATER THAN TWO DAYS PRIOR TO JUNE 21, 2001.

                                     SUMMARY


         This summary highlights selected information from this document and may not contain all the information that is important to you. To understand the stock offering fully, you should read this entire document carefully, including the financial statements and the notes to financial statements of Globe Homestead.

GLOBE BANCORP, INC.

         Globe Bancorp, Inc. was formed on March 12, 2001 as a Louisiana corporation. We will be the holding company for Globe Homestead following the conversion. We are not an operating company and have not engaged in any significant business to date. Our executive offices are located at 4051 Veterans Boulevard, Suite 100, Metairie, Louisiana 70002, and our telephone number is (504) 887-0057.

GLOBE HOMESTEAD FEDERAL SAVINGS ASSOCIATION

         Founded in 1937, Globe Homestead Federal Savings Association is a community and customer oriented mutual savings association organized under the laws of the United States. Globe Homestead conducts business out of its main office located in Metairie, Louisiana. Globe Homestead's business consists principally of attracting deposits from the general public and using those funds to originate loans secured by one- to four-family residential loans. Globe Homestead's profitability depends primarily on its net interest income, which is the difference between the income it receives on loans and other assets and its cost of funds, which consists of the interest paid on deposits and borrowings. At December 31, 2000, Globe Homestead had total assets of $24.8 million, deposits of $17.8 million and total equity of $3.3 million.

CONVERSION FROM MUTUAL TO STOCK FORM

         The conversion involves a series of transactions by which Globe Homestead will convert from its current status as a mutual savings association to a stock savings bank. Following the conversion, Globe Homestead will become our subsidiary. As a stock savings bank, Globe Homestead intends to continue to follow its same business strategies, and it will be subject to the regulation and supervision of the Office of Thrift Supervision and the Federal Deposit Insurance Corporation.

         As part of the conversion, we are offering between $1,955,000 and $2,645,000 of our common stock. The purchase price will be $10.00 per share. All investors will pay the same price per share in the offering. Subject to regulatory approval, we may increase the amount of stock to be sold to $3,041,750 without any further notice to you if market or financial conditions change before we complete the conversion.

         With the holding company structure, we will be able to develop long-term growth opportunities and access the capital markets more easily in the future. The offering will increase Globe Homestead's capital and the amount of funds available for lending and investment. This will provide greater flexibility to diversify and expand operations in our current market area and neighboring communities. In addition, we will be able to provide stock-based incentives to our directors, officers and employees.

HOW WE DETERMINED THE PRICE PER SHARE AND THE OFFERING RANGE

         The offering range is based on an independent appraisal of Globe Homestead's pro forma market value following the conversion by Ferguson & Company, an appraisal firm experienced in appraisals of savings institutions. The pro forma market value is the estimated market value of Globe Homestead assuming the sale of shares in this offering. Ferguson & Company has estimated that in its opinion as of February 13, 2001, Globe Homestead's estimated market value was between $1,955,000 and $2,645,000, with a midpoint of $2,300,000. The appraisal was based in part upon Globe Homestead's financial condition and operations and the effect of the additional capital Globe Homestead will raise from the sale of common stock in this offering.

         Subject to regulatory approval, we may increase the amount of common stock offered by up to 15%. Accordingly, at the minimum of the offering range, we are offering 195,500 shares, and at the maximum, as adjusted, of the offering range we are offering 304,175 shares in the subscription offering. The appraisal will be updated before the conversion is completed. If the pro forma market value of the common stock at that time is either below $1,955,000 or above $3,041,750, we will notify subscribers, and subscribers will have the opportunity to modify or cancel their order. See "The Subscription Offering - How Globe Homestead Determined the Price Per Share and the Offering Range" for a description of the factors and assumptions used in determining the stock price and offering range.

         Two of the measures investors use to analyze whether a stock might be a good investment are the ratio of the offering price to the issuer's "book value" and the ratio of the offering price to the issuer's annual net income. Ferguson & Company considered these ratios, among other factors, in preparing its appraisal. Book value is the same as total equity, and represents the difference between the issuer's assets and liabilities. The percentage of our offering price of $10.00 per share to our pro forma book value ranges from 41.9% to 54.1%, and the offering price represents between 21.7 and 27.8 times our pro forma earnings for the year ended December 31, 2000. See "Pro Forma Data" for a description of the assumptions we used in making these calculations.

         The peer group selected by Ferguson & Company had a price to book percentage of 78.3% and traded at 14.5 times the last 12 months earnings. The price to book percentage for the peer group is higher than our ratio on a pro forma basis and our price to earnings ratio on a pro forma basis is higher than that for the peer group. Our independent appraiser determined that our value should be lower than the ratios for the peer group would suggest. Ferguson & Company took into account the anticipated absence of an active market for our stock as well as other factors relating to our financial characteristics, primarily Globe Homestead's lower earnings, in determining our value. Ferguson & Company's fees and out-of-pocket expenses are estimated to be $27,500 for preparing the appraisal and assisting with the preparation of Globe Homestead's business plan.

USE OF PROCEEDS FROM THE SALE OF OUR COMMON STOCK

         We will use the proceeds from the offering as follows:





                                                                          Percentage of
                                                                          net offering
       Use of                        Amount,             Amount,          proceeds at
       Proceeds                  at the minimum      at the maximum       the maximum
-----------------------------    --------------      --------------       --------------

Loan to our employee                $156,400              $211,600              9.1%
stock ownership plan

Investment in Globe Homestead       $815,000            $1,160,000             50.0%

General corporate purposes;
possible dividend payments
or stock repurchases                $658,600              $948,400             40.9%



         The proceeds to be invested in Globe Homestead will be available for general corporate purposes.

THE AMOUNT OF STOCK YOU MAY PURCHASE

         The minimum purchase is 25 shares. You may purchase no more than 5% of the shares of common stock offered in any single priority category. You and any of the following persons, when combined with your purchases, cannot exceed 9.9% of the shares of common stock offered in the conversion subject to the limitation set forth below:


         -        persons on joint accounts with you,

         -        relatives living in your house,

         -        other persons who have the same address as you on our records,

         - companies, trusts or other entities in which you have an interest or hold a position, or

         -        other persons who may be acting together with you.

Any purchases of common stock in excess of 5% of the shares of common stock offered in the conversion are aggregated and limited in the aggregate to an additional 5%. We may decrease or increase the maximum purchase limitation without notifying you.

HOW WE WILL PRIORITIZE ORDERS IF WE RECEIVE ORDERS FOR MORE SHARES THAN ARE AVAILABLE FOR SALE

         You might not receive any or all of the shares you order. If we receive orders for more shares than are available, we will allocate stock to the following persons or groups in order of priority:

         - ELIGIBLE ACCOUNT HOLDERS - Globe Homestead depositors with a balance of at least $50 at the close of business on June 30, 1999. Any remaining shares will be offered to:

         - OUR EMPLOYEE STOCK OWNERSHIP PLAN. Any remaining shares will be offered to:

         - SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDERS - Globe Homestead depositors with a balance of at least $50 at the close of business on March 31, 2001. Any remaining shares will be offered to:

         - OTHER MEMBERS - Globe Homestead depositors at the close of business on May 4, 2001. Any remaining shares will be offered to:

         - Our directors, officers and employees. These individuals also may be entitled to purchase stock in the above categories.

         If the above persons do not subscribe for all of the shares offered, we will offer the remaining shares to the general public, giving preference to persons who reside in Jefferson Parish, Louisiana.

YOUR SUBSCRIPTION RIGHTS ARE NOT TRANSFERABLE

         You may not assign or sell your subscription rights. Any transfer of subscription rights is prohibited by law. If you exercise subscription rights, you will be required to certify that you are purchasing shares solely for your own account and that you have no agreement or understanding regarding the sale or transfer of shares. We intend to pursue any and all legal and equitable remedies if we learn of the transfer of any subscription rights. We will reject orders that we determine to involve the transfer of subscription rights.

BENEFITS TO MANAGEMENT FROM THE OFFERING

         Our full-time employees will benefit from the offering through our employee stock ownership plan. This plan will buy shares of our common stock with a portion of the net proceeds of the offering and then allocate the stock to employees over a period of time, at no cost to the employees. You can find more information about our employee stock ownership plan by reading the section of this document entitled "Management - New Stock Benefit Plans - Employee Stock Ownership Plan." Following the conversion, we also intend to implement a restricted stock plan and a stock option plan, which will benefit our officers and directors. These two plans will not be implemented unless we receive stockholder approval of the plans at least six months after the conversion. If our restricted stock plan is approved by stockholders, our executive officers and directors will be awarded shares of our common stock at no cost to them. If our stock option plan receives stockholder approval, then stock options will be granted at no cost to directors and officers, but such persons will be required to pay the applicable exercise price at the time of exercise to receive the shares of common stock.

         The following table summarizes the benefits that directors, officers and employees may receive from the conversion at the midpoint of the offering range:

                                                                                                       VALUE OF SHARES
                                                                                          % OF             BASED ON
                                                                                     SHARES SOLD IN        MIDPOINT
                                               INDIVIDUALS ELIGIBLE                        THE           OF OFFERING
PLAN                                             TO RECEIVE AWARDS                      OFFERING            RANGE
---------------------------------   --------------------------------------------     --------------   ------------------
Employee stock ownership plan....   All employees                                             8.0%         $184,000
Restricted stock plan............   Directors, officers and selected employees                4.0            92,000
Stock option plan................   Directors, officers and selected employees               10.0               (1)


-----------------------

(1) Stock options will be granted with a per share exercise price at least equal to the market price of our common stock on the date of grant. The value of a stock option will depend upon increases, if any, in the price of our stock during the life of the stock option.


         When combined with the proposed stock purchases by our directors and officers, the above plans may give our directors and officers effective voting control of us following the conversion.

         We intend to enter into a three year employment agreement with Thomas
J. Exnicios, our and Globe Homestead's President and Chief Executive Officer. The agreement provides that Mr. Exnicios would receive a severance payment equal to three times his average compensation if we are acquired and he loses his job after the acquisition. If severance was required to be paid in 2001 after completion of the conversion, then Mr. Exnicios would receive a severance payment of approximately $210,000.

FEDERAL AND STATE INCOME TAX CONSEQUENCES OF THE CONVERSION

         We have received the opinions of Elias, Matz, Tiernan & Herrick L.L.P. and Roth Murphy Sanford L.L.P. that the conversion will not be a taxable event for us under federal or Louisiana state income tax laws. If the Internal Revenue Service determines that your subscription rights have ascertainable value, you could be taxed as a result of your exercise of those rights in an amount equal to their value. Ferguson & Company has given us its opinion that the subscription rights granted to eligible members in the conversion have no value. These opinions, however, are not binding on the Internal Revenue Service. The full texts of the opinions are filed as exhibits to the Registration Statement of which this document is a part, copies of which may be obtained from the Securities and Exchange Commission. See "Additional Information."

                                  RISK FACTORS

         IN ADDITION TO THE OTHER INFORMATION IN THIS DOCUMENT, YOU SHOULD CONSIDER CAREFULLY THE FOLLOWING RISK FACTORS IN DECIDING WHETHER TO PURCHASE OUR COMMON STOCK.

HIGHER INTEREST RATES WOULD HURT OUR PROFITABILITY

         Our ability to earn a profit depends on our net interest income, which is the difference between the interest income we earn on our interest-earning assets, such as mortgage loans, and the interest expense we pay on our interest-bearing liabilities, such as deposits and borrowings. Our profitability depends on our ability to manage our assets and liabilities during periods of changing interest rates.

         A sustained increase in market interest rates could adversely affect our earnings. Over 90% of our loans have fixed interest rates and our net interest income could be adversely affected when the rates we pay on deposits and borrowings are increasing. In addition, the market value of our fixed-rate assets would decline if interest rates increase.


OUR LOW RETURN ON EQUITY MAY CAUSE OUR COMMON STOCK PRICE TO DECLINE


         Net income divided by average equity, known as "return on equity," is a ratio many investors use to compare the performance of a financial institution to its peers. Our return on average equity amounted to 2.36% and 2.79%, respectively, for 2000 and 1999. These returns are significantly lower than returns on equity for our peer group. We expect our return on equity to remain low until we are able to increase our balance sheet by adding loans, thereby increasing net interest income. Our return on equity will be impacted by increased equity from the conversion and increased expenses due to added expenses associated with our employee stock ownership plan, our restricted stock plan, if adopted by stockholders and the costs of being a public company. In addition, as a stock savings bank, Globe Homestead will become subject to the Louisiana Shares Tax. This tax was not imposed on Globe Homestead as a mutual savings association. This tax will adversely impact our net income and return on equity.


OUR FUTURE GROWTH MAY BE LIMITED IF WE ARE UNABLE TO ESTABLISH NEW BRANCH
OFFICES


         To continue growing and thereby improve our return on equity, we may seek to either open or purchase one or more new branches. We cannot assure you that we will be able to continue to grow or successfully integrate any acquired branches. Our ability to establish new branch offices depends on whether we can identify advantageous locations and generate new deposits and loans from those locations that will create an acceptable level of net income. New branches, for example, also typically entail start-up expenses. Our ability to build or acquire other branches depends on whether we can identify, acquire and integrate such branches.


OUR BUSINESS IS CONCENTRATED IN AREAS WITH LOW INCOME LEVELS AND HIGHER UNEMPLOYMENT WHICH MAY AFFECT THE ASSET QUALITY OF OUR LOAN PORTFOLIO


         We conduct most of our business in Jefferson and Orleans Parishes, Louisiana. Median household and per capita income levels in these Parishes are lower than those for Louisiana and the United States, and the unemployment rate is higher. Our loans are primarily made to residents of Jefferson and Orleans Parishes. As a result, the asset quality of our loan portfolio depends upon the economy and unemployment rate in our market area.

WE FACE STRONG COMPETITION IN JEFFERSON AND ORLEANS PARISHES, LOUISIANA WHICH MAY ADVERSELY IMPACT OUR PROFITABILITY


         Competition in the banking and financial services industry is intense in our market area. Our profitability depends upon our continued ability to successfully compete. We compete with commercial banks, savings institutions, credit unions, finance companies, mutual funds, insurance companies, and brokerage and investment banking firms. Most of these competitors have substantially greater resources and lending limits than we do and may offer certain services that we do not or cannot provide.

OUR STOCK VALUE MAY SUFFER FROM ANTI-TAKEOVER PROVISIONS THAT MAY IMPEDE POTENTIAL TAKEOVERS

         Provisions in our corporate documents and in Louisiana corporate law, as well as certain federal regulations, may make it difficult, and expensive, to pursue a tender offer, change in control or takeover attempt that our board of directors opposes. As a result, you may not have an opportunity to participate in such a transaction, and the trading price of our stock may not rise to the level of other institutions that are more vulnerable to hostile takeovers. Anti-takeover provisions include:

         - restrictions on acquiring more than 10% of our common stock and limitations on voting rights;

         - the election of members of the board of directors to three-year terms;

         - the absence of cumulative voting by stockholders in the election of directors;

         -        provisions governing nominations of directors by stockholders;

         -        provisions governing the submission of stockholder proposals;

         -        provisions restricting special meetings of stockholders;

         - our ability to issue preferred stock and additional shares of common stock without stockholder approval;

         - super-majority voting provisions for the approval of certain business combinations; and

         - super-majority voting provisions to remove directors without cause or to amend our corporate documents.

These provisions also will make it more difficult for an outsider to remove our current board of directors or management. See "Restrictions on Acquisition of Us and Globe Homestead and Related Anti-Takeover Provisions" for a description of anti-takeover provisions in our corporate documents and under Louisiana law and federal regulations.

         For three years following the conversion, Office of Thrift Supervision regulations prohibit any person from acquiring or offering to acquire more than 10% of our common stock without the prior written approval of the Office of Thrift Supervision. There are limited exceptions to this prohibition. See "Restrictions on Acquisitions of Us and Globe Homestead and Related Anti-Takeover Provisions - Regulatory Restrictions" for a discussion of applicable Office of Thrift Supervision regulations regarding acquisitions.


         Our directors, executive officers and employees are expected to control a large amount of stock, which will also impede potential takeovers. Our directors and executive officers and our employee stock ownership plan intend to purchase 25.1% of the outstanding shares at the minimum of the offering range and 18.6% at the maximum of the range. In addition, if we implement a restricted stock plan with stockholder approval, an additional 4% of the common stock will be controlled by our directors, officers and employees. These purchases, along with potential exercises of future stock options, could make it difficult to obtain majority support for stockholder proposals we oppose. In addition, by voting these shares we could most likely block the approval of transactions requiring the approval of 75% or more of the stockholders. Examples of transactions we could block are certain business combinations or amendments to our corporate documents. For a description of our employee stock ownership plan, restricted stock plan and stock option plan, see "Management - New Stock Benefit Plans."

WE INTEND TO REMAIN INDEPENDENT WHICH MAY MEAN YOU WILL NOT RECEIVE A PREMIUM FOR YOUR COMMON STOCK

         We intend to remain independent for the foreseeable future. Because we do not plan on seeking possible acquirors, it is unlikely that we will be acquired in the foreseeable future. Accordingly, you should not purchase our common stock with any expectation that a takeover premium will be paid to you in the near term.

OUR EMPLOYEE STOCK BENEFIT PLANS WILL INCREASE OUR COSTS

         We anticipate that our employee stock ownership plan will purchase 8% of the common stock issued in the conversion, with funds borrowed from us. The cost of acquiring the employee stock ownership plan shares will be between $156,400 at the minimum of the offering range and $243,300 at the adjusted maximum of the offering range. We will record annual employee stock ownership plan expenses in an amount equal to the fair value of shares committed to be released to employees. If shares of common stock appreciate in value over time, compensation expense relating to the employee stock ownership plan will increase. We also intend to submit a restricted stock plan to our stockholders for approval at least six months after completion of the conversion. Our officers and directors could be awarded (at no cost to them) under the restricted stock plan up to an aggregate of 4% of the shares issued in the conversion. Assuming the shares of common stock to be awarded under the plan cost the same as the purchase price in the conversion, the reduction to stockholders' equity from the plan would be between $78,200 and $105,800 at the minimum and maximum of the offering range, respectively. See "Pro Forma Data " for a discussion of the increased benefit costs we will incur after the conversion and how these costs could decrease our return on equity.

OUR EMPLOYEE STOCK BENEFIT PLANS MAY BE DILUTIVE

         If the conversion is completed and stockholders subsequently approve a restricted stock plan and a stock option plan, we will allocate stock to our officers and directors through these plans. If the shares for the restricted stock plan are issued from our authorized but unissued stock, your ownership percentage could be diluted by approximately 3.8% and the trading price of our stock may be reduced. However, it is our intention to repurchase shares of our common stock in the open market to fund the restricted stock plan. Your ownership percentage would also decrease by approximately 9.1% if all potential stock options are exercised from our authorized but unissued stock. See "Pro Forma Data" for data on the dilutive effect of the restricted stock plan and "Management - New Stock Benefit Plans" for a description of the plans.

AN INCREASE IN THE OFFERING RANGE WOULD BE DILUTIVE

         We can increase the maximum of the offering range by up to 15% to reflect changes in market or financial conditions or to fill the order of our employee stock ownership plan. An increase in the offering will decrease our net income per share and our stockholders' equity per share. This would also increase the purchase price per share as a percentage of pro forma stockholders' equity per share and net income per share.

OUR VALUATION IS NOT INDICATIVE OF THE FUTURE PRICE OF OUR COMMON STOCK

         We cannot assure you that if you purchase common stock in the offering you will later be able to sell it at or above the purchase price in the offering. The final aggregate purchase price of the common stock in the conversion will be based upon an independent appraisal. The appraisal is not intended, and should not be construed, as a recommendation of any kind as to the advisability of purchasing shares of common stock. The valuation is based on estimates and projections of a number of matters, all of which are subject to change from time to time. See "The Conversion - How We Determined the Price Per Share and the Offering Range" for the factors considered by Ferguson & Company in determining the appraisal.


DUE TO POSSIBLE CONTINUED MARKET VOLATILITY OUR STOCK PRICE MAY DECLINE AFTER THE OFFERING


         The shares of common stock offered by this document are not savings accounts or deposits, are not insured or guaranteed by the Federal Deposit Insurance Corporation, the Savings Association Insurance Fund or any other governmental agency, and involve investment risk, including the possible loss of principal.


         Due to possible continued market volatility and to other factors, including certain risk factors discussed in this document, we cannot assure you that, following the conversion, the trading price of our common stock will be at or above the initial per share offering price. Publicly traded stocks, including stocks of financial institutions, have recently experienced substantial market price volatility. These market fluctuations may be unrelated to the operating performance of particular companies whose shares are traded. The purchase price of our common stock in the offering is based on the independent appraisal by Ferguson & Company. After our shares begin trading, the trading price of our common stock will be determined by the marketplace, and may be influenced by many factors, including prevailing interest rates, investor perceptions and general industry and economic conditions as well as factors specifically related to us such as our low return on both equity and assets and our compressed interest rate spread and net interest margin.


LIMITED MARKET FOR OUR COMMON STOCK MAY LOWER OUR MARKET PRICE

         We expect our stock to be quoted on the Over-the-Counter Electronic Bulletin Board. However, it is unlikely that an active and liquid trading market for our stock will develop, due to the small size of the offering and the small number of stockholders we expect to have. As a result, you may not be able to buy or sell our common stock when you want. There may be a wide spread between the bid and asked price for our common stock after the conversion and there can be no assurance that you will be able to sell your shares at or above the purchase price. You should consider the potentially long-term nature of an investment in our common stock.

EXERCISE OF SUBSCRIPTION RIGHTS MAY BE TAXABLE

         If the Internal Revenue Service determines that your subscription rights have ascertainable value, you could be taxed as a result of your exercise of those rights in an amount equal to their value. Ferguson & Company has given us their opinion that the subscription rights granted to eligible members in the conversion have no value. However, this opinion is not binding on the Internal Revenue Service.


IF WE LOSE OUR KEY OFFICER, IT COULD ADVERSELY AFFECT OUR OPERATIONS


         Our only executive officer is Thomas J. Exnicios, President and Chief Executive Officer. The loss of this executive officer could have an adverse effect on us, especially since we only had four full-time employees at December 31, 2000. We intend to enter into a three-year employment agreement with Mr. Exnicios.

IF WE ARE UNABLE TO MAKE TECHNOLOGICAL ADVANCES, OUR ABILITY TO SUCCESSFULLY COMPETE MAY BE REDUCED


         Our industry is experiencing rapid changes in technology. In addition to improving customer services, effective use of technology increases efficiency and enables financial institutions to reduce costs. As a result, our future success will depend in part on our ability to address our customers' needs by using technology. We cannot assure you that we will be able to effectively develop new technology-driven products and services or be successful in marketing these products to our customers. Most of our competitors have far greater resources than we have to invest in technology.


OUR OPERATIONS ARE SUBJECT TO REGULATORY AND LEGISLATIVE CHANGES WHICH MAY EFFECT OUR FUTURE PROFITABILITY


         Globe Homestead is subject to extensive government regulation, supervision and examination. The regulatory authorities have extensive discretion in connection with their supervisory and enforcement activities. Any change in regulation, whether by the Office of Thrift Supervision, the Federal Deposit Insurance Corporation or the U.S. Congress, could have a significant impact on us and Globe Homestead and its operations.

                        SELECTED FINANCIAL AND OTHER DATA

         The following tables contain certain information concerning the financial position and results of operations of Globe Homestead. You should read this information in conjunction with the financial statements and related notes included in this prospectus.

                                                              At December 31,
                                                ---------------------------------------
                                                      2000                    1999
                                                ----------------         --------------
                                                          (Dollars In Thousands)

SELECTED BALANCE SHEET AND OTHER DATA:

Total assets...............................         $24,797                  $26,050
Cash and cash equivalents(1)...............             925                    1,972
Investment securities available for sale...           5,952                    7,931
Loans, net of allowance for loan
  losses(2)................................          17,319                   15,641
Total deposits.............................          17,811                   18,239
Borrowings.................................           3,500                    3,500
Total equity capital.......................           3,273                    3,147
Number of full service offices.............               1                        1


                                                         Year Ended December 31,
                                                ---------------------------------------
                                                     2000                     1999
                                                ----------------         --------------
                                                              (In Thousands)
SELECTED OPERATING DATA:

Total interest income......................          $1,789                    $1,531
Total interest expense.....................           1,231                       960
                                                ----------------         --------------
Net interest income........................             558                       571
Provision for loan losses..................               5                         8
                                                ----------------         --------------
Net interest income after
  provision for loan losses................             553                       563
Total other income.........................               3                         5
Total other expenses.......................             462                       436
                                                ----------------         --------------
Income before income tax...................              94                       132
Income tax expense.........................              18                        44
                                                ----------------         --------------
Net income.................................        $     76                  $     88
                                                ================         ==============


                                                   (FOOTNOTES ON FOLLOWING PAGE)

                                                           Year Ended December 31,
                                                      --------------------------------
                                                           2000               1999
                                                      -------------       ------------

SELECTED OPERATING RATIOS(3):

PERFORMANCE RATIOS:
Return on average assets.......................             0.29%             0.38%
Return on average equity.......................             2.36              2.79
Equity to assets at end of period..............            13.20             12.08
Interest rate spread(4)........................             1.54              1.86
Net interest margin(4).........................             2.19              2.50
Average interest-earning assets to
  average interest-bearing liabilities.........           113.46            115.14
Net interest income after provision
  for loan losses to total other
  expenses.....................................           119.70            129.13
Total other expenses to average total assets...             1.85              2.07
ASSET QUALITY RATIOS:
Non-performing loans to total
  loans at end of period(5)....................             0.11%             0.31%
Non-performing assets to
  total assets at end of period(5).............             0.08              0.19
Allowance for loan losses to total
  loans at end of period.......................             0.53              0.65
Allowance for loan losses to total
 non-performing loans at end of
 period(5).....................................           492.01            208.35
CAPITAL RATIOS:
Tangible capital ratio.........................            13.21%            12.26%
Core capital ratio.............................            13.21             12.26
Risk-based capital ratio.......................            33.68             34.83

----------------------

(1)      Consists of cash and short-term interest-bearing deposits.

(2) Reflects allowance for loan losses at December 31, 2000 and 1999 of $92,400 and $101,900, respectively.

(3) With the exception of end of period ratios, all ratios are based on average monthly balances during the periods.

(4) Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate on interest-bearing liabilities. Net interest margin represents net interest income as a percentage of average interest-earning assets.

(5) Non-performing loans consist of non-accrual loans 90 days or more delinquent, and non-performing assets consist of non-performing loans. Globe Homestead did not have any real estate acquired by foreclosure or deed-in-lieu thereof at either December 31, 2000 or 1999.

                               RECENT DEVELOPMENTS

         The following tables contain certain information concerning the financial position and results of operations of Globe Homestead. You should read this information in conjunction with the financial statements and related notes included in this prospectus. In the opinion of management, the unaudited financial information at March 31, 2001 and for the three months ended March 31, 2001 and 2000 reflects all adjustments (consisting only of normal recurring accruals) which are necessary for a fair presentation of the information as of such date and for such periods. The operating and other data for the three months ended March 31, 2001 may not be indicative of the operations of Globe Homestead on an annualized basis.



                                                        At March 31,  At December 31,
                                                        ------------  ---------------
                                                           2001           2000
                                                        ------------  ---------------
                                                            (Dollars In Thousands)

SELECTED BALANCE SHEET AND OTHER DATA:
Total assets .......................................       $24,516       $24,797
Cash and cash equivalents(1) .......................         1,896           925
Investment securities available for sale ...........         4,498         5,952
Loans, net of allowance for loan
  losses(2) ........................................        17,461        17,319
Total deposits .....................................        17,551        17,811
Borrowings .........................................         3,500         3,500
Total equity capital ...............................         3,312         3,273
Number of full service offices .....................             1             1






                                                       Three Months Ended March 31,
                                                       ----------------------------
                                                               2001    2000
                                                              ------  ------
                                                              (In Thousands)

SELECTED OPERATING DATA:

Total interest income .....................................    $427    $430
Total interest expense ....................................     297     281
                                                               ----    ----
Net interest income .......................................     130     149
Provision for loan losses .................................       1       4
                                                               ----    ----
Net interest income after
  provision for loan losses ...............................     129     145
Total other income ........................................       8       1
Total other expenses ......................................     115     112
                                                               ----    ----
Income before income tax ..................................      22      34
Income tax expense ........................................       5       4
                                                               ----    ----
Net income ................................................    $ 17    $ 30
                                                               ----    ----
                                                               ----    ----




                                                   (FOOTNOTES ON FOLLOWING PAGE)


                                                            Three Months Ended March 31,
                                                            ----------------------------
                                                                 2001         2000
                                                                 ----         ----

SELECTED OPERATING RATIOS(3):

PERFORMANCE RATIOS:
Return on average assets .............................            .28%         .47%
Return on average equity .............................           2.10         3.87
Equity to assets at end of period ....................          13.51        11.92
Interest rate spread(4) ..............................           1.46         1.72
Net interest margin(4) ...............................           2.16         2.35
Average interest-earning assets to
  average interest-bearing liabilities ...............         114.35       114.18
Net interest income after provision
  for loan losses to total other
  expenses ...........................................         113.04       130.63
Total other expenses to average total assets .........           1.95         1.78
ASSET QUALITY RATIOS:
Non-performing loans to total
  loans at end of period(5) ..........................            .11%         .30%
Non-performing assets to
  total assets at end of period(5) ...................            .08          .18
Allowance for loan losses to total
  loans at end of period .............................            .54          .65
Allowance for loan losses to total
 non-performing loans at end of
 period(5) ...........................................         499.06       217.23
CAPITAL RATIOS:
Tangible capital ratio ...............................          13.51        11.92
Core capital ratio ...................................          13.45        12.14
Risk-based capital ratio .............................          33.10        34.06



----------------------

(1)  Consists of cash and short-term interest-bearing deposits.

(2) Reflects allowance for loan losses at March 31, 2001 and December 31, 2000 of $93,700 and $92,400, respectively.

(3) With the exception of end of period ratios, all ratios are based on average monthly balances during the periods and are annualized where appropriate.

(4) Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate on interest-bearing liabilities. Net interest margin represents net interest income as a percentage of average interest-earning assets.

(5) Non-performing loans consist of non-accrual loans 90 days or more delinquent, and non-performing assets consist of non-performing loans. Globe Homestead did not have any real estate acquired by foreclosure or deed-in-lieu thereof at either March 31, 2001 or 2000.

         Total assets amounted to $24.5 million at March 31, 2001 compared to $24.8 million at December 31, 2000. The decrease of $281,000 or 1.1% was due to a decrease of $1.5 million or 24.4% in investment securities available for sale which was partially offset by an increase of $971,000 or 105.0% in cash and cash equivalents. The decrease in investment securities and the increase in cash and cash equivalents was due to the sale and paydown of investment securities during the three months ended March 31, 2001. In addition, loans receivable increased $142,000 or .81% to $17.5 million at March 31, 2001. Globe Homestead's deposits decreased $260,000 to $17.6 million at March 31, 2001. Total equity capital increased $39,000 or 1.2% to $3.3 million at March 31, 2001 due to net income during the three months as well as a decrease in unrealized loss on investment securities available for sale.



         Globe Homestead's net income amounted to $17,000 for the three months ended March 31, 2001 compared to $30,000 for the three months ended March 31, 2000. The decrease of $13,000 or 43.3% in net income was primarily due to a decrease in net interest income which was partially offset by an increase in other income.

         Net interest income decreased $19,000 or 12.8% to $130,000 for the three months ended March 31, 2001 due to a $3,000 decrease in total interest income and a $16,000 increase in interest expense. In addition, Globe Homestead's interest rate spread and net interest margin decreased from 1.72% and 2.35%, respectively, for the three months ended March 31, 2000 to 1.46% and 2.16%, respectively, for the comparable period in 2001.



         The provision for loan losses amounted to $1,000 and $4,000 for the three months ended March 31, 2001 and 2000, respectively. The decrease in the provision was primarily due to a decrease in non-performing assets.



         Total other income increased from $1,000 for the three months ended March 31, 2000 to $8,000 for the three months ended March 31, 2000 primarily due to gain on sale of investment securities.



         Total other expenses remained relatively stable during both periods.



         Income tax expense amounted to $5,000 and $4,000 for the three months ended March 31, 2001and 2000, respectively, resulting in effective tax rates of 22.7% and 11.8%, respectively.

                          PROPOSED MANAGEMENT PURCHASES

         The following table sets forth, for each of our directors and executive officers (and their associates) and for all of the directors and executive officers as a group, the proposed purchases of common stock, assuming sufficient shares are available to satisfy their subscriptions. The amounts include shares that may be purchased through individual retirement accounts.


                                                       NUMBER OF
      NAME AND TITLE                                     SHARES                AMOUNT         PERCENT (1)
---------------------------                        ------------------     ----------------   -------------
Michael H. Bagot, Chairman of the
    Board                                                    500                  $5,000            0.28%
Thomas J. Exnicios, Director, President
    and Chief Executive Officer                            7,500                  75,000            3.26
Albert E. Briede, III, Director                           10,000                 100,000            4.35
John L. Gohres, Jr., Director                             10,000                 100,000            4.35
Robert Gohres, Director                                   10,000                 100,000            4.35
Mae H. Leaveau, Director, Vice
    President                                              1,000                  10,000            0.43
Madeleine B. Richard, Director, Loan
    Officer                                                  100                   1,000            0.04
Saxon J. Toca, III, Director                              10,000                 100,000            4.35


All directors and executive
 officers as a group (8 persons)                          49,100                $491,000           21.35%


------------------

(1)      Based upon the midpoint of the offering range.

         In addition, our employee stock ownership plan currently intends to purchase 8% of the common stock issued in the conversion for the benefit of officers and employees. Stock options and stock grants may also be granted in the future to directors, officers and employees upon the receipt of stockholder approval of our proposed stock benefit plans. See "Management - New Stock Benefit Plans" for a description of these plans.


                        HOW OUR NET PROCEEDS WILL BE USED

         Although the actual net proceeds from the sale of our common stock cannot be determined until the conversion is completed, it is presently anticipated that the net proceeds from the sale of the common stock will be between $1,630,000 and $2,320,000 ($2,717,000 assuming an increase in the offering range by 15%). See "Pro Forma Data" and "The Conversion - How We Determined the Price Per Share and the Offering Range" as to the assumptions used to arrive at such amounts.

         We will use the proceeds from the offering as follows:

                                                                        PERCENTAGE OF NET
           USE                         AMOUNT,           AMOUNT,        OFFERING PROCEEDS
       OF PROCEEDS                 AT THE MINIMUM    AT THE MAXIMUM      AT THE MAXIMUM
-----------------------------      --------------    --------------     -----------------

Loan to our stock ownership plan       $156,400              $211,600              9.1%

Investment in Globe Homestead

General corporate purposes;            $815,000            $1,160,000             50.0%
possible dividend payments or
stock repurchases
                                       $658,600              $948,400             40.9%

         The loan to our employee stock ownership plan will be $156,400 and $211,600 at the minimum and maximum of the offering range. Our employee stock ownership plan will distribute the shares it purchases to our employees as the loan is repaid over 10 years. See "Management - New Stock Benefit Plans - Employee Stock Ownership Plan."

         The net proceeds we use to purchase the capital stock of Globe Homestead will be used by Globe Homestead for general corporate purposes, including increased lending activities or possibly repaying Federal Home LoanBank advances. On a short-term basis, Globe Homestead may purchase investment and mortgage-backed securities. The net proceeds received by Globe Homestead will further strengthen Globe Homestead's capital position, which already exceeds all regulatory requirements. After the conversion, Globe Homestead's tangible capital ratio will be 15.5%, based upon the midpoint of the offering range. As a result, Globe Homestead will continue to be a well-capitalized institution.

         We may initially use the remaining net proceeds retained by us to invest in mortgage-backed securities issued by U.S. Government agencies and government-sponsored enterprises, municipal securities, U.S. Government and federal agency securities of various maturities, deposits in either Globe Homestead or other financial institutions, or a combination thereof. The net proceeds retained by us may ultimately be used to:

         -        support Globe Homestead's lending activities,

         - support the future expansion of operations through establishment of branch offices or other customer facilities, expansion into other lending markets or diversification into other banking related businesses, although no such transactions are specifically being considered at this time, or

         - pay regular or special cash dividends, repurchase the common stock or pay returns of capital.

         Applicable conversion regulations require us to sell common stock in the conversion in an amount equal to our estimated pro forma market value, as determined by an independent appraisal. See "The Conversion - How We Determined the Price Per Share and the Offering Range." As a result, we may be required to sell more shares in the conversion than we may otherwise desire. To the extent we have excess capital upon completion of the conversion, we intend to consider stock repurchases, dividends and tax-free returns of capital to the extent permitted by the Office of Thrift Supervision and deemed appropriate by the board of directors. A return of capital is similar to a cash dividend, except for tax purposes it is an adjustment to your tax basis rather than income to you. We have committed to the Office of Thrift Supervision that we will not take any action toward paying a tax-free return of capital during the first year after we complete the conversion.

         Stock repurchases will be considered by our board of directors after we complete the conversion based upon then existing facts and circumstances, as well as applicable statutory and regulatory requirements. Such facts and circumstances may include the following:

         - market and economic factors such as the price at which the stock is trading in the market, the volume of trading, the attractiveness of other investment alternatives in terms of the rate of return and risk involved in the investment, the ability to increase the book value and/or earnings per share of the remaining outstanding shares, and an improvement in our return on equity;

         - the avoidance of dilution to stockholders by not having to issue additional shares to cover the exercise of stock options or to fund employee stock benefit plans; and

         - any other circumstances in which repurchases would be in our and our stockholders' best interests.

         No stock will be repurchased by us unless we continue to exceed all applicable regulatory requirements after the repurchases. The payment of dividends or repurchase of stock will be prohibited if our net worth would be reduced below the amount required for the liquidation account to be established for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders. As of December 31, 2000, the initial balance of the liquidation account would be approximately $3.3 million. See "We Intend to Pay Semiannual Cash Dividends," "The Conversion - Liquidation Rights of Certain Depositors" and "- Certain Restrictions on Purchase or Transfer of Shares After the Conversion."

         OUR NET PROCEEDS MAY VARY BECAUSE TOTAL EXPENSES OF THE CONVERSION MAY BE MORE OR LESS THAN THOSE ESTIMATED. The net proceeds also will vary if the number of shares to be issued in the conversion is adjusted to reflect a change in the estimated pro forma market value of Globe Homestead. Payments for shares made through withdrawals from existing deposit accounts at Globe Homestead will not result in the receipt of new funds for investment by us but will result in a reduction of our interest expense and liabilities as funds are transferred from interest-bearing certificates or other deposit accounts.

                   WE INTEND TO PAY SEMIANNUAL CASH DIVIDENDS

         After we complete the conversion, our board of directors will have the authority to declare dividends on the common stock, subject to statutory and regulatory requirements. We intend to pay semiannual cash dividends on the common stock at an initial rate of $0.30 per share per annum (representing 3% of the $10 per share purchase price), commencing with the period ending December 31, 2001. However, the rate of such dividends and the initial or continued payment thereof will depend upon a number of factors, including the amount of net proceeds retained by us in the conversion, investment opportunities available to us, capital requirements, our financial condition and results of operations, tax considerations, statutory and regulatory limitations, and general economic conditions. No assurances can be given that any dividends will be paid or that, if paid, will not be reduced or eliminated in future periods. Special cash dividends, stock dividends or tax-free returns of capital may be paid in addition to, or in lieu of, regular cash dividends.

         Dividends from us may eventually depend, in part, upon receipt of dividends from Globe Homestead, because we initially will have no source of income other than dividends from Globe Homestead, earnings from the investment of proceeds from the sale of common stock retained by us, and interest payments with respect to our loan to our employee stock ownership plan.

         Any payment of dividends by Globe Homestead to us which would be deemed to be drawn out of Globe Homestead's bad debt reserves would require a payment of taxes at the then-current tax rate by Globe Homestead on the amount of earnings deemed to be removed from the reserves for such distribution. Globe Homestead does not intend to make any distribution to us that would create such a federal tax liability. See "Taxation."

         Unlike Globe Homestead, we are not subject to the above regulatory restrictions on the payment of dividends to our stockholders, although the source of such dividends may eventually depend, in part, upon dividends from Globe Homestead in addition to the net proceeds retained by us and earnings thereon. We are, however, subject to the requirements of Louisiana law, which generally permits the payment of dividends out of surplus, except when (1) the corporation is insolvent or would thereby be made insolvent, or (2) the declaration or payment thereof would be contrary to any restrictions contained in the articles of incorporation. If there is no surplus available for dividends, a Louisiana corporation may pay dividends out of its net profits for the then current or the preceding fiscal year or both, except that no dividend may be paid if the corporation's assets are exceeded by its liabilities or if its net assets are less than the amount which would be needed, under certain circumstances, to satisfy any preferential rights of stockholders.

               THERE MAY BE A LIMITED MARKET FOR OUR COMMON STOCK

         Because this is our initial public offering, there is no market for our common stock at this time. After we complete the offering, we anticipate that our common stock will be traded on the over-the-counter market with quotations available through the Over-the-Counter Electronic Bulletin Board. Trident Securities, a Division of McDonald Investments Inc., has indicated its intention to make a market in our common stock. If our common stock cannot be quoted and traded on the Over-the-Counter Electronic Bulletin Board, we expect transactions in the common stock will be reported in the pink sheets published by the National Quotation Bureau, Inc.

         Making a market may include the solicitation of potential buyers and sellers in order to match buy and sell orders. However, Trident will not be subject to any obligation with respect to such efforts. The development of a liquid public market depends upon the existence of willing buyers and sellers, the presence of which is not within our control or of any market maker. It is unlikely that an active and liquid trading market for the common stock will develop due to the relatively small size of the offering and the small number of stockholders expected following the conversion. In addition, there may be a wide spread between the bid and ask price for our common stock after the conversion. Under such circumstances, you should not view the common stock as a short-term investment. Furthermore, there can be no assurance that you will be able to sell your shares at or above the purchase price.


        GLOBE HOMESTEAD MEETS ALL OF ITS REGULATORY CAPITAL REQUIREMENTS

         At December 31, 2000, Globe Homestead exceeded all of its regulatory capital requirements. The table on the following page sets forth Globe Homestead's historical capital under generally accepted accounting principles and regulatory capital at December 31, 2000, and the pro forma capital of Globe Homestead after giving effect to the conversion, based upon the sale of the number of shares shown in the table. The pro forma capital amounts reflect the receipt by Globe Homestead of 50% of the net conversion proceeds, minus the amounts to be loaned to our employee stock ownership plan and to be contributed to our proposed restricted stock plan. The pro forma risk-based capital amounts assume the investment of the net proceeds received by Globe Homestead in assets which have a risk-weight of 50% under applicable regulations, as if such net proceeds had been received and so applied at December 31, 2000.

                                                    Pro Forma at December 31, 2000 Based on
                        ----------------------------------------------------------------------------------------------------------
                                                      195,500             230,000              264,500              304,175
                                                    Shares Sold         Shares Sold          Shares Sold          Shares Sold
                             Historical at           at $10.00           at $10.00            at $10.00            at $10.00
                           December 31, 2000         Per Share           Per Share            Per Share            Per Share
                        --------------------- --------------------- ------------------- --------------------- --------------------
                                   Percent                Percent             Percent                Percent             Percent
                         Amount  of Assets(1)  Amount  of Assets(1) Amount of Assets(1)  Amount  of Assets(1) Amount  of Assets(1)
                        -------- ------------ -------- ------------ ------ ------------ -------- ------------ ------- ------------
                                                                 (Dollars in Thousands)
GAAP capital             $3,273      13.2%     $3,854       15.1%    $3,985      15.5%     $4,115      15.9%   $4,267       16.4%
                        ========   =======    ========    =======   =======    =======    ========   =======  ========    =======
Tangible capital:
   Actual                $3,276      13.2%     $3,857       15.1%    $3,988      15.5%     $4,118      15.9%   $4,270       16.4%
   Requirement              372        1.5        383         1.5       385        1.5        388        1.5      391         1.5
                        --------   -------    --------    -------   -------    -------    --------   -------  --------    -------
   Excess                $2,904      11.7%     $3,474       13.6%    $3,603      14.0%     $3,730      14.4%   $3,879       14.9%
                        ========   =======    ========    =======   =======    =======    ========   =======  ========    =======
Core capital(2):
   Actual                $3,276      13.2%     $3,857       15.1%    $3,988      15.5%     $4,118      15.9%   $4,270       16.4%
   Requirement              992        4.0      1,021         4.0     1,028        4.0      1,034        4.0    1,041         4.0
                        --------   -------    --------    -------   -------    -------    --------   -------  --------    -------
   Excess                $2,284       9.2%     $2,836       11.1%    $2,960      11.5%     $3,084      11.9%   $3,229       12.4%
                        ========   =======    ========    =======   =======    =======    ========   =======  ========    =======
Risk-based capital(2):
   Actual                $3,368      33.7%     $3,949       38.1%    $4,080      39.0%     $4,210      40.0%   $4,362       41.1%
   Requirement              800        8.0        830         8.0       836        8.0        842        8.0      850         8.0
                        --------   -------    --------    -------   -------    -------    --------   -------  --------    -------
   Excess                $2,568      25.7%     $3,119       30.1%    $3,244      31.0%     $3,368      32.0%   $3,512       33.1%
                        ========   =======    ========    =======   =======    =======    ========   =======  ========    =======

-------------------------

(1)      Adjusted total or adjusted risk-weighted assets, as appropriate.

(2) Does not reflect the interest rate risk component to be added to the risk-based capital requirements or, in the case of the core capital requirement, the 4.0% requirement to be met in order for an institution to be "adequately capitalized" under applicable laws and regulations. See "Regulation - Globe Homestead - Prompt Corrective Action."

                               OUR CAPITALIZATION

         The following table presents the historical capitalization of Globe Homestead at December 31, 2000, and our pro forma consolidated capitalization after giving effect to the conversion, based upon the sale of the number of shares shown below and the other assumptions set forth under "Pro Forma Data."

                                                              Globe Bancorp, Inc. - Pro Forma
                                                            Based Upon Sale at $10.00 Per Share
                                 ----------------------------------------------------------------------------------------------
                                                         195,500           230,000           264,500             304,175
                                                         Shares            Shares            Shares             Shares(1)
                                   Globe Homestead     (Minimum of      (Midpoint of       (Maximum of         (15% above
                                    - Historical        Offering          Offering          Offering           Maximum of
                                   Capitalization        Range)            Range)            Range)          Offering Range)
                                 ------------------ ------------------ ---------------- ------------------ --------------------
                                                                        (In Thousands)
Deposits(2)                           $17,811            $17,811          $17,811            $17,811              $17,811
Borrowings                              3,500              3,500            3,500              3,500                3,500
                                     ---------          ---------        ---------          ---------            ----------
Total deposits and
  borrowings                          $21,311            $21,311          $21,311            $21,311              $21,311
                                     =========          =========        =========          =========            ==========

Stockholders' equity:
 Preferred stock, $.01 par
  value, 500,000 shares
  authorized; none to be
  issued                                  $--               $ --             $ --               $ --                 $ --
 Common stock, $.01
  par value, 3,000,000
  shares authorized;
  shares to be issued as
  reflected(3)                             --                  2                2                  3                    3
Additional paid-in
  capital(3)                               --              1,628            1,973              2,317                2,714
Retained earnings(4)                    3,276              3,276            3,276              3,276                3,276
Net unrealized loss on
  securities available for
  sale                                     (3)                (3)              (3)                (3)                  (3)
Less:
  Common stock acquired
    by our employee
    stock ownership
    plan(5)                                --               (156)            (184)              (212)                (243)
  Common stock to be
    acquired by our
    recognition plan(6)                    --                (78)             (92)              (106)                (122)
                                     ---------          ---------        ---------          ---------            ----------
Total equity                         $  3,273            $ 4,669         $  4,972           $  5,275             $  5,625
                                     =========          =========        =========          =========            ==========




                                                   (FOOTNOTES ON FOLLOWING PAGE)

------------------------------

(1) As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the offering range of up to 15% to reflect changes in market and financial conditions before we complete the conversion or to fill the order of our employee stock ownership plan.

(2) Does not reflect withdrawals from deposit accounts for the purchase of common stock in the conversion. Such withdrawals would reduce pro forma deposits by the amount of such withdrawals.


(3) The sum of the par value and additional paid-in capital accounts equals the net conversion proceeds. No effect has been given to the issuance of additional shares of common stock pursuant to our proposed stock option plan. We intend to adopt a stock option plan and to submit such plan to stockholders at a meeting of stockholders to be held at least six months following completion of the conversion. If the plan is approved by stockholders, an amount equal to 10% of the shares of common stock sold in the conversion will be reserved for future issuance under such plan. Your ownership percentage would be decreased by approximately 9.1% if all potential stock options are exercised from our authorized but unissued stock. See "Pro Forma Data" and "Management - New Stock Benefit Plans - Stock Option Plan."


(4) The retained earnings of Globe Homestead will be substantially restricted after the conversion. See "The Conversion - Liquidation Rights of Certain Depositors."

(5) Assumes that 8% of the common stock will be purchased by our employee stock ownership plan. The common stock acquired by our employee stock ownership plan is reflected as a reduction of stockholders' equity. Assumes the funds used to acquire our employee stock ownership plan shares will be borrowed from us. See Note 1 to the table set forth under "Pro Forma Data" and "Management - New Stock Benefit Plans - Employee Stock Ownership Plan."

(6) Gives effect to the recognition plan which we expect to adopt after the conversion and present to stockholders for approval at a meeting of stockholders to be held at least six months after we complete the conversion. No shares will be purchased by the recognition plan in the conversion, and such plan cannot purchase any shares until stockholder approval has been obtained. If the recognition plan is approved by our stockholders, the plan intends to acquire an amount of common stock equal to 4% of the shares of common stock issued in the conversion, or 7,820, 9,200, 10,580 and 12,167 shares at the minimum, midpoint, maximum and 15% above the maximum of the offering range, respectively. The table assumes that stockholder approval has been obtained and that such shares are purchased in the open market at $10.00 per share. The common stock so acquired by the recognition plan is reflected as a reduction in stockholders' equity. If the shares are purchased at prices higher or lower than the initial purchase price of $10.00 per share, such purchases would have a greater or lesser impact, respectively, on stockholders' equity. If the recognition plan purchases authorized but unissued shares from us, such issuance would dilute the voting interests of existing stockholders by approximately 3.8%. See "Pro Forma Data" and "Management - New Stock Benefit Plans - Recognition Plan."

                                 PRO FORMA DATA

         We cannot determine the actual net proceeds from the sale of our common stock until the conversion is completed. However, net proceeds are currently estimated to be between $1.6 million and $2.3 million (or $2.7 million in the event the offering range is increased by 15%) based upon the following assumptions: (1) all shares of common stock will be sold in the subscription offering; and (2) total expenses, including the marketing fees to be paid to Trident, will be $325,000. Actual expenses may vary from those estimated.

         We calculated pro forma net income and stockholders' equity for the year ended December 31, 2000 as if the common stock to be issued in the offering had been sold at the beginning of the period. The table assumes that the net proceeds had been invested at 5.40% for the year ended December 31, 2000 which represents the one year U.S. Treasury Bill rate as of the end of that period. We believe this rate is more reflective of pro forma reinvestment rates than the arithmetic average of the average yield on total interest-earning assets and the average rate paid on deposits in 2000. We assumed a combined effective federal and state income tax rate of 34%, resulting in an after-tax yield of 3.56% for the year ended December 31, 2000. The effect of withdrawals from deposit accounts for the purchase of common stock has not been reflected. We calculated historical and pro forma per share amounts by dividing historical and pro forma amounts by the indicated number of shares of common stock, as adjusted to give effect to the shares purchased by our employee stock ownership plan with respect to the net income per share calculations. See Notes 2 and 4 to the Pro Forma Data tables. No effect has been given in the pro forma stockholders' equity calculations for the assumed earnings on the net proceeds. As discussed under "How Our Net Proceeds Will Be Used ", we intend to retain 41% of the net conversion proceeds.

         The following pro forma information may not be representative of the financial effects of the conversion at the date on which the conversion actually occurs and should not be taken as indicative of future results of operations. Pro forma stockholders' equity represents the difference between the stated amount of our assets and liabilities computed in accordance with generally accepted accounting principles. The pro forma stockholders' equity is not intended to represent the fair market value of the common stock and may be different than amounts that would be available for distribution to stockholders in the event of liquidation. We did not reflect in the tables the possible issuance of additional shares equal to 10% of the common stock to be reserved for future issuance pursuant to our proposed stock option plan, nor does book value give any effect to the liquidation account to be established for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders or to Globe Homestead's bad debt reserve. See "Management - New Stock Benefit Plans" and "The Conversion - Liquidation Rights of Certain Depositors." The table does give effect to the recognition plan, which we expect to adopt following the conversion and present (together with the stock option plan) to stockholders for approval at a meeting to be held at least six months after we complete the conversion. If the recognition plan is approved by stockholders, the recognition plan intends to acquire an amount of common stock equal to 4% of the shares of common stock issued in the conversion, either through open market purchases, if permissible, or from authorized but unissued shares of common stock. The table assumes that stockholder approval has been obtained and that the shares acquired by the recognition plan are purchased in the open market at $10.00 per share. There can be no assurance that stockholder approval of the recognition plan will be obtained, that the shares will be purchased in the open market or that the purchase price will be $10.00 per share.

         The tables on the following pages summarize historical consolidated data of Globe Homestead and our pro forma data at or for the date and period indicated based on the assumptions set forth above and in the table and should not be used as a basis for projection of the market value of the common stock following the conversion.


                                                            At or For the Year Ended December 31, 2000
                                                 ------------------------------------------------------------------
                                                    195,500        230,000         264,500           304,175
                                                  Shares Sold    Shares Sold     Shares Sold       Shares Sold
                                                   at $10.00      at $10.00       at $10.00         at $10.00
                                                   Per Share      Per Share       Per Share       Per Share (15%
                                                   (Minimum       (Midpoint       (Maximum        above Maximum
                                                   of Range)      of Range)       of Range)        of Range)(8)
                                                 -------------- -------------- ---------------- -------------------
                                                         (Dollars in Thousands, Except Per Share Amounts)
Gross proceeds                                       $1,955         $2,300           $2,645              $3,042
Less offering expenses                                 (325)          (325)            (325)               (325)
                                                    --------      ---------        ---------           ----------
Estimated net conversion proceeds                     1,630          1,975            2,320               2,717
Less our employee stock ownership plan(1)              (156)          (184)            (212)               (243)
Less our recognition plan                               (78)           (92)            (106)               (122)
                                                    --------      ---------        ---------           ----------
Estimated adjusted net proceeds(2)                   $1,396         $1,699           $2,002              $2,352
                                                    ========      =========        =========           ==========
Pro forma net income:
  Historical                                           $ 76           $ 76           $   76              $   76
  Pro forma adjustments:
   Income on adjusted net proceeds(2)                    50             61               71                  84
   Our employee stock ownership plan(1)                 (10)           (12)             (14)                (16)
   Our recognition plan(3)                              (10)           (12)             (14)                (16)
   Louisiana state share tax                            (25)           (26)             (27)                (28)
                                                    --------      ---------        ---------           ----------
    Pro forma net income                             $   80         $   86           $   92              $   99
                                                    ========      =========        =========           ==========
Pro forma net income per share(4):
  Historical                                         $ 0.43         $ 0.37           $ 0.32              $ 0.28
  Pro forma adjustments:
    Income on adjusted net proceeds(2)                 0.28           0.29             0.30                0.31
    Our employee stock ownership plan(1)              (0.06)         (0.06)           (0.06)              (0.06)
    Our recognition plan (3)                          (0.06)         (0.06)           (0.06)              (0.06)
    Louisiana state share tax                         (0.14)         (0.13)           (0.12)              (0.10)
                                                    --------      ---------        ---------           ----------
    Pro forma net income per share                   $ 0.46         $ 0.42           $ 0.39              $ 0.36
                                                    ========      =========        =========           ==========
Pro forma basic P/E ratio(4)                           21.7           23.8             25.6                27.8
Number of shares used in calculating net
  income per share(4)                               175,168        206,080          236,992             272,541
Pro forma stockholders' equity:
  Historical                                         $3,273         $3,273           $3,273              $3,273
  Estimated net conversion proceeds                   1,630          1,975            2,320               2,717
  Less our employee stock ownership
    plan(1)                                            (156)          (184)            (212)               (243)
  Less our recognition plan(3)                          (78)           (92)            (106)               (122)
                                                    --------      ---------        ---------           ----------
    Pro forma stockholders' equity(5)(6)             $4,669         $4,972           $5,275              $5,625
                                                    ========      =========        =========           ==========
Pro forma stockholders' equity per share(7):
  Historical                                         $16.74         $14.23           $12.37              $10.76
  Estimated net conversion proceeds                    8.34           8.59             8.77                8.93
  Less our employee stock ownership
    plan(1)                                           (0.80)         (0.80)           (0.80)              (0.80)
  Less our recognition plan(3)                        (0.40)         (0.40)           (0.40)              (0.40)
                                                    --------      ---------        ---------           ----------
    Pro forma stockholders' equity
      per share(3)(5)(6)                             $23.88         $21.62           $19.95              $18.49
                                                    ========      =========        =========           ==========
  Pro forma price to book ratio(7)                     41.9%          46.3%            50.1%               54.1%
Number of shares used in equity
  per share calculations(7)                         195,500        230,000          264,500             304,175


                                                   (FOOTNOTES ON FOLLOWING PAGE)

--------------------

(1) We assumed that 8% of the shares of common stock issued in the conversion will be purchased by our employee stock ownership plan. We also assumed that the funds used to acquire such shares will be borrowed by our employee stock ownership plan from us. We intend to make quarterly contributions to our employee stock ownership plan over a 10 year period in an amount at least equal to the principal and interest requirement of the debt. The pro forma net income assumes (a) that the loan to our employee stock ownership plan is payable over 10 years, with our employee stock ownership plan shares having an average fair value of $10.00 per share in accordance with SOP 93-6, entitled "Employers' Accounting for Employee Stock Ownership Plans," of the AICPA; (b) that the loan to our employee stock ownership plan bears a fixed interest rate of 8.5% and Globe Homestead's payment of the employee stock ownership plan debt is based upon equal installments of principal over a 10 year period and interest expense is excluded since it is an intercompany expense; (c) that our employee stock ownership plan expense for the period is equivalent to the principal payment for the period and was made at the end of the period; (d) that 1,564, 1,840, 2,116 and 2,433 shares were committed to be released with respect to the year ended December 31, 2000, at the minimum, midpoint, maximum and 15% above the maximum of the offering range, respectively;
         (e) in accordance with SOP 93-6 entitled "Employers' Accounting for Employee Stock Ownership Plans," only our employee stock ownership plan shares committed to be released during the period were considered outstanding for purposes of the net income per share calculations; and
         (f) the effective tax rate was 34% for the period. See "Risk Factors - Our Employee Stock Benefit Plans Will Increase Our Costs" and "Management - New Stock Benefit Plans - Employee Stock Ownership Plan."

(2) Estimated adjusted net proceeds consist of the estimated net conversion proceeds, minus (i) the proceeds attributable to the purchase by our employee stock ownership plan and (ii) the value of the shares to be purchased by our recognition plan after the conversion, subject to stockholder approval, at an assumed purchase price of $10.00 per share.


(3) We assumed that the recognition plan purchases 7,820, 9,200, 10,580 and 12,167 shares at the minimum, midpoint, maximum and 15% above the maximum of the offering range, respectively, assuming that: (a) stockholder approval of the recognition plan is received; (b) the shares were acquired by the recognition plan at the beginning of the period presented in open market purchases at $10.00 per share; (c) the amortized expense for the year ended December 31, 2000 was 20% of the amount contributed; and (d) the effective tax rate applicable to such employee compensation expense was 34%. We assumed that 20% of the recognition plan shares vested at the beginning of the period. If the recognition plan purchases authorized but unissued shares instead of making open market purchases, then (a) the voting interests of existing stockholders would be diluted by approximately 3.8%, and (b) the pro forma net income per share for the year ended December 31, 2000 would be $0.45, $0.41, $0.39 and $0.36, and pro forma stockholders' equity per share at December 31, 2000 would be $23.35, $21.17, $19.56 and $18.17, in each case at the minimum, midpoint, maximum and 15% above the maximum of the offering range, respectively. See "Management - New Stock Benefit Plans -Recognition Plan."

(4) Pro forma net income per share calculations are determined by (a) starting with the number of shares assumed to be sold in the conversion and (b) in accordance with SOP 93-6, subtracting our employee stock ownership plan shares which have not been committed for release.


                                         (FOOTNOTES CONTINUED ON FOLLOWING PAGE)

         Set forth below is a reconciliation of the number of shares used in making the net income per share calculations:

                                                   MINIMUM     MIDPOINT      MAXIMUM       MAXIMUM, AS ADJUSTED
                                                  --------     --------      -------       --------------------
Total shares issued                                195,500      230,000       264,500             304,175
Less shares sold to ESOP                           (15,640)     (18,400)      (21,160)            (24,334)
Less Recognition Plan shares                        (7,820)      (9,200)      (10,580)            (12,167)
                                                   -------      -------      --------            --------
         Subtotal                                  172,040      202,400       232,760             267,674
Plus ESOP shares assumed committed to be
 released                                            1,564        1,840         2,116               2,433
Plus Recognition Plan shares assumed vested          1,564        1,840         2,116               2,433
                                                   -------      -------      --------            --------
Number of shares used in calculating basic and
 diluted net income per share                      175,168      206,080       236,992             272,541
                                                   =======      =======      ========            ========


(5) We did not give any effect to the issuance of additional shares of common stock pursuant to our proposed stock option plan, which we expect to adopt after the conversion and present to stockholders for approval at a meeting of stockholders to be held at least six months after we complete the conversion. If the stock option plan is approved by stockholders, an amount equal to 10% of the common stock issued in the conversion, or 19,550, 23,000, 26,450 and 30,418 shares at the minimum, midpoint, maximum and 15% above the maximum of the offering range, respectively, will be reserved for future issuance upon the exercise of options to be granted under the stock option plan. The issuance of authorized but previously unissued shares of common stock pursuant to the exercise of options under such plan would dilute existing stockholders' interests by approximately 9.1% if all potential stock options are exercised from our authorized but unissued stock. Assuming stockholder approval of the plan, that all the options were exercised at the beginning of the period at an exercise price of $10.00 per share, and that the shares to fund the recognition plan are acquired through open market purchases at $10.00 per share, (a) pro forma net income per share for the year ended December 31, 2000, would be $0.45, $0.41, $0.39 and $0.36, and (b) pro forma stockholders' equity per share at December 31, 2000, would be $22.62, $20.56, $19.04 and $17.72, in each case at the minimum, midpoint, maximum and 15% above the maximum of the offering range, respectively.


(6) The retained earnings of Globe Homestead will be substantially restricted after the conversion. See "We Intend to Pay Semiannual Cash Dividends" and "The Conversion - Liquidation Rights of Certain Depositors."

(7)      Based on the number of shares sold in the conversion.

(8) Assumes an increase in the number of shares due to a 15% increase in the maximum of the offering range to reflect changes in market and financial conditions before we complete the conversion or to fill the order of our employee stock ownership plan.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
        FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF GLOBE HOMESTEAD

GENERAL

         Our profitability depends primarily on our net interest income, which is the difference between interest and dividend income on interest-earning assets, principally loans, investment securities and interest-earning deposits in other institutions, and interest expense on interest-bearing deposits and borrowings from the Federal Home Loan Bank of Dallas. Net interest income is dependent upon the level of interest rates and the extent to which such rates are changing. Our profitability also depends, to a lesser extent, on noninterest income, provision for loan losses, noninterest expenses and federal income taxes. Globe Homestead had net income of $76,000 in 2000 and $88,000 in 1999.

         Historically, Globe Homestead's business has consisted primarily of originating single-family real estate loans secured by property in its market area. Globe Homestead's loans are primarily funded by deposits. Typically, single-family loans involve a lower degree of risk and carry a lower yield than commercial real estate, construction and consumer loans. Globe Homestead's loans are primarily funded by certificates of deposit which typically have a higher rate than passbook accounts. The combination of these factors has resulted in historically lower interest rate spreads and returns on equity. Although Globe Homestead may attempt to expand its loan products by emphasizing certain consumer lending, Globe Homestead presently anticipates that its business will continue to primarily consist of originating single-family loans funded by deposits.

         Our operations and profitability are subject to changes in interest rates, applicable statutes and regulations and general economic conditions, as well as other factors beyond our control.

OUR FORWARD-LOOKING STATEMENTS ARE SUBJECT TO CHANGE

         We make certain statements in this document as to what we expect may happen in the future. These statements usually contain the words "believe," "estimate," "project," "expect," "anticipate," "intend" or similar expressions. Because these statements look to the future, they are based on our current expectations and beliefs. Actual results or events may differ materially from those reflected in the forward-looking statements. You should be aware that our current expectations and beliefs as to future events are subject to change at any time, and we can give you no assurances that the future events will actually occur.

OUR EXPOSURE TO CHANGES IN INTEREST RATES

         Our ability to maintain net interest income depends upon our ability to earn a higher yield on assets than the rates we pay on our deposits and borrowings. Our interest-earning assets consist primarily of long-term residential mortgage loans which have fixed rates of interest. Consequently, our ability to maintain a positive spread between the interest earned on assets and the interest paid on deposits and borrowings can be adversely affected when market rates of interest rise. In addition, we may be particularly susceptible to the risk of rising interest rates since long-term, fixed-rate mortgage loans make up the dominant portion of our interest-earning assets.

         QUANTITATIVE ANALYSIS. The Office of Thrift Supervision provides a quarterly report on the potential impact of interest rate changes upon the market value of portfolio equity. Management reviews the quarterly reports from the Office of Thrift Supervision which show the impact of changing interest rates on net portfolio value. Net portfolio value is the difference between incoming and outgoing discounted cash flows from assets, liabilities, and off-balance sheet contracts. An institution has greater than "normal" interest rate risk if it would suffer a loss of net portfolio value exceeding 2.0% of the estimated market value of its assets in the event of a 200 basis point increase or decrease in interest rates. A resulting change in net portfolio value of more than 2.0% of the estimated market value of an institution's assets will require the institution to deduct from its risk-based capital 50% of that excess change, if and when a rule adopted by the Office of Thrift Supervision takes effect. Under the rule, an institution with greater than "normal" interest rate risk will be subject to a deduction of its interest rate risk component from total capital for purposes of calculating the risk-based capital requirement. However, the Office of Thrift Supervision has indicated that no institution will be required to deduct capital for interest rate risk until further notice. Because a 200 basis point increase in interest rates would have resulted in Globe Homestead's net portfolio value decreasing by more than 2.0% of the estimated market value of its assets as of December 31, 2000, Globe Homestead would have been subject to a capital deduction of $555,000 as of December 31, 2000 if the regulation had been effective as of such date.

         The following table presents Globe Homestead's net portfolio value as of December 31, 2000 as calculated by the Office of Thrift Supervision, based on information provided to the Office of Thrift Supervision by Globe Homestead.


                                           Net Portfolio Value
-----------------------------------------------------------------------------------------------------------
                                                  Estimated
                                                Net Portfolio
      Change in              Estimated           Value as a                                Change as a
    Interest Rates         Net Portfolio         Percentage             Amount             Percentage
    (basis points)             Value              of Assets            of Change            of Assets
----------------------- -------------------- -------------------- -------------------- --------------------
                                          (Dollars In Thousands)
         300                  $1,470                 6.51%               $(1,793)               (56)%
         200                   2,086                 8.94                 (1,177)               (36)
         100                   2,697                11.18                   (566)               (17)
          --                   3,262                13.13                     --                 --
        (100)                  3,645                14.34                    383                 12
        (200)                  3,822                14.82                    560                 17
        (300)                  4,026                15.37                    763                 23

         QUALITATIVE ANALYSIS. Our ability to maintain a positive "spread" between the interest earned on assets and the interest paid on deposits and borrowings is affected by changes in interest rates. Globe Homestead's fixed-rate loans help our profitability if interest rates are stable or declining since these loans have yields that exceed its cost of funds. If interest rates increase, however, Globe Homestead would have to pay more on its deposits and new borrowings, which would adversely affect its interest rate spread. In order to counter the potential effects of dramatic increases in market rates of interest, Globe Homestead has focused primarily on marketing shorter term loans, purchasing adjustable-rate mortgage-backed securities and lengthening its liabilities by using intermediate term Federal Home Loan Bank advances . Historically, Globe Homestead was able to maintain relatively stable levels of net interest income despite the interest rate risk inherent in its operations. In the future, Globe Homestead will attempt to reduce its potential exposure to interest rate risk by selling long-term fixed rate loans in the secondary market and originating shorter-term consumer loans.

CHANGES IN FINANCIAL CONDITION



         At December 31, 2000, Globe Homestead's total assets amounted to $24.8 million, a decrease of $1.3 million or 4.8% compared to December 31, 1999. Such decrease was primarily due to a decrease of $2.0 million or 25.0% in securities available for sale and a $1.0 million or 53.1% decrease in cash and cash equivalents. These decreases were partially offset by an increase of $1.7 million or 10.7% in loans receivable. Total liabilities decreased $1.4 million or 6.0% to $21.5 million at December 31, 2000 from $22.9 million at December 31, 1999 due to a $974,000 decrease in funds due to broker and a $428,000 or 2.3% decrease in deposits. The $974,000 represents a 5.58% Federal Home Loan Bank note purchased by Globe Homestead in 1999. Globe Homestead paid the broker $958,000 in principal and $16,000 in interest in 2000. The funds available from the decrease in cash and cash equivalents and securities available for sale were primarily used to fund loan originations and deposit outflows. At December 31, 2000, total equity amounted to $3.3 million or 13.2% of total assets compared to $3.2 million or 12.1% of total assets at December 31, 1999.

         AVERAGE BALANCES, NET INTEREST INCOME AND YIELDS EARNED AND RATES PAID. The following tables present for the periods indicated the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the total dollar amount of interest expense on average interest-bearing liabilities and the resultant rates, and the net interest margin. The tables do not reflect any effect of income taxes. All average balances are based on average monthly balances during the periods. Globe Homestead does not believe that the monthly averages differ significantly from what the daily averages would be. Non-accruing loans are included in the table for purposes of the average balance and average yield calculations.



                                                                      Year Ended December 31,
                                              ------------------------------------------------------------------------
                                                              2000                                1999
                                              ------------------------------------- ----------------------------------
                                                                                                            Average
                                                Average                  Average      Average                Yield/
                                                Balance     Interest    Yield/Rate    Balance    Interest    Rate(1)
                                              ----------- ----------- ------------- ----------- ---------- -----------
                                                                      (Dollars In Thousands)
INTEREST-EARNING ASSETS:
  Loans receivable, net..................      $16,439      $1,191        7.24%       $14,905     $1,088       7.30%
  Investment securities..................        7,943         523         6.58         6,220        359        5.77
  Other interest-earning assets (2)......        1,121          75         6.69         1,716         84        4.90
                                             ----------    ---------    ----------   ----------  ---------  ----------
    Total interest-earning assets........       25,503       1,789         7.01        22,841     $1,531        6.70
                                                           ---------    ----------               ---------  ----------
Non-interest-earning assets..............          473                                    419
                                             ----------                              ----------
    Total assets.........................      $25,976                                $23,260
                                             ==========                              ==========

INTEREST-BEARING LIABILITIES:
    Passbook accounts....................      $ 2,272          66         2.90       $ 2,299         64        2.78
    Certificates of Deposit..............       15,778         878         5.56        15,923        804        5.05
    Federal Home Loan Bank advances......        4,427         287         6.48         1,615         92        5.70
                                             ----------    ---------    ----------   ----------  ---------  ----------
  Total interest-bearing liabilities.....       22,477       1,231         5.48        19,837        960        4.84
                                                           ---------    ----------               ---------  ----------
  Non-interest-bearing liabilities.......          303                                    282
                                             ----------                              ----------
    Total liabilities....................       22,780                                 20,119
  Total equity capital(3)................        3,196                                  3,141
                                             ----------                              ----------
    Total liabilities and equity capital.      $25,976                                $23,260
                                             ==========                              ==========
  Net average interest-earning assets....      $ 3,026                                $ 3,004
                                             ==========                              ==========
  Net interest income; interest rate
    spread(4)............................                  $   558        1.54%                   $  571       1.86%
                                                           =========    ==========               =========  ==========
  Net interest margin(5).................                                 2.19%                                2.50%
                                                                        ==========                          ==========
  Average interest-earning assets to
    average interest-bearing liabilities.       113.46%                                115.14%
                                             ==========                              ==========


----------------
(1)      Yields and rates have been annualized where appropriate.





(2) Includes interest bearing demand deposits and Federal Home Loan Bank stock.



(3)      Includes retained earnings and accumulated other comprehensive income
         (loss).



(4) Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate on interest-bearing liabilities.



(5) Net interest margin is net interest income divided by average interest-earning assets.

         RATE/VOLUME ANALYSIS. The following table describes the extent to which changes in interest rates and changes in volume of interest-related assets and liabilities have affected Globe Homestead's interest income and interest expense during the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to
(i) changes in volume (change in volume multiplied by prior year rate), (ii) changes in rate (change in rate multiplied by prior year volume), and (iii) total change in rate and volume. The combined effect of changes in both rate and volume has been allocated proportionately to the change due to rate and the change due to volume.

                                                    Year Ended December 31,
                                               -------------------------------
                                                         2000 vs. 1999
                                               -------------------------------
                                                      Increase
                                                     (Decrease)
                                                       Due To
                                               --------------------
                                                                      Total
                                                                     Increase
                                                  Rate     Volume   (Decrease)
                                               --------- ---------- ----------
                                                         (In Thousands)
INTEREST-EARNING ASSETS:
  Loans receivable, net....................         $(8)      $111      $103
  Investment securities....................          55        109       164
  Other interest-earning assets............          25        (34)       (9)
                                                  ------    -------    ------
    Total interest-earning assets..........        $ 72       $186      $258
                                                  ------    -------    ------

INTEREST-BEARING LIABILITIES:
  Passbook accounts........................       $   3       $ (1)     $  2
  Certificates of Deposit..................          81         (7)       74
  Federal Home Loan Bank advances..........          14        181       195
                                                  ------    -------    ------
    Total interest-bearing liabilities.....          98        173       271
                                                  ------    -------    ------
  Increase (decrease) in net interest
    income.................................        $(26)     $  13      $(13)
                                                  ======    =======    ======


                                                    Year Ended December 31,
                                               -------------------------------
                                                         1999 vs. 1998
                                               -------------------------------
                                                      Increase
                                                     (Decrease)
                                                       Due To
                                               --------------------
                                                                      Total
                                                                     Increase
                                                  Rate     Volume   (Decrease)
                                               --------- ---------- ----------
                                                         (In Thousands)
INTEREST-EARNING ASSETS:
  Loans receivable, net......................  $ (36)    $  231     $   195
  Investment securities......................      5        (20)        (15)
  Other interest-earning assets..............    (20)       (92)       (112)
                                                -----      -----      ------
    Total interest-earning assets............  $ (51)    $  119     $    68
                                                 ----       ---      ------

INTEREST-BEARING LIABILITIES:
  Passbook accounts..........................  $    1    $   (7)    $    (6)
  Certificates of Deposit....................     (57)       27         (30)
  Federal Home Loan Bank advances............       0        35          35
                                                -----      ----       -----

    Total interest-bearing liabilities.......     (56)       55          (1)
                                                 -----     ----      -------
  Increase (decrease) in net interest
    income...................................  $   (5)   $   64      $   69
                                                ======     ====       =====


COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999

         GENERAL. Globe Homestead's net income amounted to $76,000 for the year ended December 31, 2000 compared to $88,000 for the year ended December 31, 1999. The decrease in net income in 2000 was primarily due to a decrease in net interest income and an increase in noninterest expenses, partially offset by a decrease in income tax expense.

         INTEREST INCOME. Interest income increased $258,000 or 16.9% to $1.8 million in 2000 compared to $1.5 million in 1999. This increase was due to an increase in interest income on loans receivable and securities available for sale. The increase in interest income on loans receivable of $103,000 or 9.5% was due to an increase in the average balance of such assets from $14.9 million in 1999 to $16.4 million in 2000 as a result of $4.4 million of loan originations during 2000. The average yield on loans receivable decreased slightly to 7.24% for 2000 compared to 7.30% in 1999. The increase in interest income on securities available for sale of $164,000 or 45.6% was due to both an increase in the average balance of such assets and an increase in the average yield. The average balance of investment securities increased to $7.9 million in 2000 compared to $6.2 million in 1999 as a result of $4.1 million of purchases of securities during 2000. The average yield increased to 6.58% in 2000 compared to 5.77% in 1999 as a result of the adjustment of Globe Homestead's securities reflecting a rise in general market rates.

         INTEREST EXPENSE. Interest expense increased $271,000 or 28.2% to $1.2 million in 2000 compared to $960,000 in 1999. This increase was primarily due to an increase in interest expense on deposits and Federal Home

Loan Bank advances. Interest expense on deposits increased $76,000 or 8.7% in 2000 primarily due to an increase in the average rate paid on certificates of deposit from 5.05% in 1999 to 5.56% in 2000. The increase in the average rate reflects an increase in general market rates. Interest expense on Federal Home Loan Bank advances increased $195,000 or 211.6% due primarily to an increase in the average balance of such liabilities to $4.4 million in 2000 compared to $1.6 million in 1999. This increase in the average balance was due to advances of $2.5 million in the latter part of 1999 to fund loan originations and deposit outflows.

         NET INTEREST INCOME. Net interest income amounted to $558,000 in 2000 compared to $571,000 in 1999. This slight decrease of $13,000 was due to a decrease in the ratio of average interest-earning assets to average interest-bearing liabilities to 113.46% in 2000 compared to 115.14% in 1999 as well as a decrease in the interest rate spread from 1.86% to 1.54% during the same period. The net interest margin was 2.19% in 2000 compared to 2.50% in 1999.


         PROVISION FOR LOAN LOSSES. The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries). Management's periodic evaluation of the adequacy of the allowance is based on Globe Homestead's past loan loss experience, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral, current economic conditions and known, probable and reasonably estimable losses inherent in the loan portfolio.


         Uncollectible interest on loans that are contractually past due is charged off or an allowance is established based on management's periodic evaluation. The allowance is established by a charge to interest income equal to all interest previously accrued, and income is subsequently recognized only to the extent cash payments are received until, in management's judgment, the borrower's ability to make periodic interest and principal payments returns to normal, in which case the loan is returned to accrual status.


         The provision for loan losses amounted to $5,000 in 2000 and $8,000 in 1999. At December 31, 2000, the allowance for loan losses as a percentage of total loans outstanding and total non-performing loans was 0.53% and 484.21%, respectively, compared to December 31, 1999, where the allowance for loan losses as a percentage of total loans outstanding and total non-performing loans was 0.65% and 204.00%, respectively.



         Globe Homestead increased loans by $1.7 million from December 31, 1999 to December 31, 2000. Globe Homestead is a lender primarily in the one-to-four family residential market and the growth was substantially all in this area. One-to-four family real estate loans generally have less risk exposure due to the nature of the collateral and therefore Globe Homestead's chargeoffs have been minor in the last two years. Further, Globe Homestead's allowance at December 31, 2000 substantially exceeds our historical annual net losses on our loan portfolio.



         While the percentage of the allowance for loan losses as a percentage of total loans decreased from 1999 to 2000, due to the decrease in nonperforming loans in 2000, the percentage of the allowance to non-performing loans significantly improved from 201.91% to 484.21% for 1999 and 2000, respectively.


         NONINTEREST INCOME. Noninterest income, consisting of service charges, amounted to $3,000 in 2000 and $5,000 in 1999.

         NONINTEREST EXPENSES. Noninterest expenses amounted to $462,000 in 2000, an increase of $25,000 or 5.8% compared to $437,000 for 1999. This increase was primarily due to increases of $6,000 or 2.7% in salaries and employee benefits, $15,000 or 21.5% in occupancy expense and $12,000 or 44.0% in service bureau expense. The increase in salaries and employee benefits was due to normal salary and merit increases. The increase in service bureau expense was primarily due to an increase in the contract rate and additional expenses of networking for the computer system. The increase in occupancy expense was due to an increase in rental rates.

         INCOME TAX EXPENSE. Income tax expense amounted to $18,000 and $44,000 in 2000 and 1999, respectively, resulting in effective tax rates of 19.6% and 33.4%, respectively. The lower effective tax rate in 2000 was due primarily to a surtax exemption and lower nondeductible expenses.

LIQUIDITY AND CAPITAL RESOURCES

         At December 31, 2000, Globe Homestead had outstanding commitments to originate $360,000 of loans (excluding undisbursed portions of loans). In addition, as of December 31, 2000, the total amount of certificates of deposit which were scheduled to mature in the following twelve months was $11.0 million. Globe Homestead believes that it has adequate resources to fund all of its commitments and that it can adjust the rate on certificates of deposit to retain deposits in changed interest rate environments. If Globe Homestead requires funds beyond its internal funding capabilities, advances from the Federal Home Loan Bank of Dallas are available as an additional source of funds.

         Globe Homestead is required to maintain regulatory capital sufficient to meet tangible, core and risk-based capital ratios of at least 1.5%, 3.0% and 8.0%, respectively. At December 31, 2000, Globe Homestead exceeded each of its capital requirements with ratios of 13.2%, 13.2% and 33.7%, respectively.

IMPACT OF INFLATION AND CHANGING PRICES

         The financial statements and related financial data presented herein regarding Globe Homestead have been prepared in accordance with generally accepted accounting principles, which generally require the measurement of financial position and operating results in terms of historical dollars, without considering changes in relative purchasing power over time due to inflation. Unlike most industrial companies, virtually all of Globe Homestead's assets and liabilities are monetary in nature. As a result, interest rates generally have a more significant impact on Globe Homestead's performance than does the effect of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services, since such prices are affected by inflation to a larger extent than interest rates.

RECENT ACCOUNTING STANDARDS

         Statement of Financial Accounting Standards No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, was issued in June 1998. This statement requires that all derivatives be recognized as either assets or liabilities in the statement of financial condition and that those instruments be measured at fair value. The accounting for changes in the fair value of a derivative (that is, gains and losses) depends on the intended use of the derivative and the resulting designation. This statement, as amended by Statement of Financial Accounting Standards No. 137, is effective for fiscal years beginning after June 15, 2000, although earlier adoption is permitted. Globe Homestead anticipates, based on current activities, that the adoption of Statement of Financial Accounting Standards No. 133 will not have an effect on its financial position or results of operations.

         In October 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 134, ACCOUNTING FOR MORTGAGE-BACKED SECURITIES RETAINED AFTER THE SECURITIZATION OF MORTGAGE LOANS HELD FOR SALE BY A MORTGAGE BANKING ENTERPRISE, WHICH AMENDS STATEMENT OF FINANCIAL ACCOUNTING STANDARDS NO. 65, ACCOUNTING FOR CERTAIN MORTGAGE BANKING ACTIVITIES. This statement conforms the subsequent accounting for securities retained after the securitization of mortgage loans by a mortgage banking enterprise with the accounting for such securities by a non-mortgage banking enterprise. This statement is effective for the first quarter beginning after December 15, 1998, and did not have any impact on Globe Homestead's financial position or results of operations as Globe Homestead does not currently securitize mortgage loans.


         In June 2000, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 138, ACCOUNTING FOR CERTAIN DERIVATIVE INSTRUMENTS AND CERTAIN HEDGING ACTIVITIES, effective as of January 1, 2001. This statement provides a comprehensive and consistent standard for the recognition and measurement of certain derivatives and certain hedging activities. Globe Homestead does not presently participate in these activities. The adoption of this accounting standard did not have a material effect on Globe Homestead's financial condition or results of operations.


         In September 2000, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 140, "ACCOUNTING FOR TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENTS OF LIABILITIES". This Statement replaces Statement of Financial Accounting Standards No. 125. This Statement also is effective for the recognition and reclassification of collateral and for disclosures relating to securitization transactions. This Statement is effective for fiscal years ending after December 15, 2000. The adoption of this Statement will not have any material impact on Globe Homestead's financial position or results of operations.


                           BUSINESS OF GLOBE HOMESTEAD


GLOBE HOMESTEAD'S LENDING ACTIVITIES

         GENERAL. At December 31, 2000, the net loan portfolio of Globe Homestead totaled $17.3 million, representing approximately 70% of total assets at that date. The principal lending activity of Globe Homestead is the origination of one- to four-family (which are also known as single-family) residential loans. At December 31, 2000, single-family residential loans amounted to $16.9 million or 96.5% of the total loan portfolio. Of this amount, $41,000 consisted of second mortgage loans. On a very limited basis, Globe Homestead offers commercial real estate loans, construction loans and consumer loans.

         The types of loans that Globe Homestead may originate are subject to federal and state laws and regulations. Interest rates charged on loans are affected principally by the demand for such loans and the supply of money available for lending purposes and the rates offered by its competitors. These factors are, in turn, affected by general and economic conditions, the monetary policy of the federal government, including the Federal Reserve Board, legislative and tax policies, and governmental budgetary matters.

         A savings institution generally may not make loans to one borrower and related entities in an amount which exceeds the greater of (i) 15% of its unimpaired capital and surplus, although loans in an amount equal to an additional 10% of unimpaired capital and surplus may be made to a borrower if the loans are fully secured by readily marketable securities, and (ii) $500,000. At December 31, 2000, Globe Homestead's regulatory limit on loans-to-one borrower was $500,000 and its five largest loans or groups of loans-to-one borrower, including related entities, aggregated $623,000, $490,000, $332,000, $330,000 and $307,000. Each of Globe Homestead's five largest loans or groups of loans were performing in accordance with its terms at December 31, 2000. The $623,000 amount consists of two single-family residential loans secured by property in Globe Homestead's market area. Due to the aggregation of the loans, the total amount extended to this borrower presently exceeds Globe Homestead's loans to one borrower limit of $500,000. Globe Homestead is exploring all options to reduce the aggregate balance of these loans below $500,000, including selling all or a portion of one loan.

         LOAN PORTFOLIO COMPOSITION. The following table sets forth the composition of Globe Homestead's loan portfolio by type of loan at the dates indicated.

                                                             December 31,
                                            -------------------------------------------
                                                      2000                1999
                                            ---------------------- --------------------
                                              Amount     Percent    Amount     Percent
                                            ---------- ----------- --------- ----------
                                                      (Dollars In Thousands)
Real estate loans:
  One-to-four family...................       $16,855       96.48%  $15,629      99.02%
  Commercial real estate...............           207        1.18        11       0.07
  Construction.........................           210        1.20        --         --
Consumer loans:
  Home equity lines of credit..........           116        0.67        25       0.16
  Savings accounts.....................            37        0.21        34       0.22
 Other.................................            45        0.26        84       0.53
                                              --------   ---------  --------  ---------
    Total loans receivable.............        17,470      100.00%   15,783    100.00%
                                                         =========            =========

Less:
Deferred loan fees.....................           (34)                  (40)
Undisbursed portion of loans...........           (25)                   --
Allowance for loan losses..............           (92)                 (102)
                                              --------              --------
  Loans receivable, net................       $17,319               $15,641
                                              ========              ========


         ORIGINATION OF LOANS. The lending activities of Globe Homestead are subject to the written underwriting standards and loan origination procedures established by the board of directors and management. Loan originations are obtained through a variety of sources, primarily consisting of referrals from real estate brokers and existing customers. Written loan applications are taken by Globe Homestead's loan officer. The loan officer also supervises the procurement of credit reports, appraisals and other documentation involved with a loan. Property valuations are performed by an independent outside appraiser approved by the board of directors of Globe Homestead.

         Under the real estate lending policy of Globe Homestead, a title insurance policy must be obtained for each real estate loan. Globe Homestead also requires fire and extended coverage casualty insurance, in order to protect the properties securing its real estate loans. Borrowers must also obtain flood insurance policies when the property is in a flood hazard area as designated by the Department of Housing and Urban Development. Globe Homestead generally requires borrowers to advance funds to an escrow account for the payment of real estate taxes or hazard insurance premiums.

         Globe Homestead's loan approval process is intended to assess the borrower's ability to repay the loan, the viability of the loan and the adequacy of the value of the property that will secure the loan. Generally, loans of up to

$200,000 can be approved by Globe Homestead's loan committee which consists of Globe Homestead's President, Vice President and Loan Officer. Loans over $200,000 and loans which do not strictly comply with Globe Homestead's underwriting parameters require board of directors approval. All loans are ratified by the Board.

         The following table shows total loans originated, purchased and repaid during the periods indicated. Globe Homestead did not sell any loans during the periods presented.

                                                            Year Ended December 31,
                                                            -----------------------
                                                                2000        1999
                                                            ----------- -----------
                                                                (In Thousands)
LOAN ORIGINATIONS:
  Real estate loans:
    One-to-four family..................................       $3,852     $4,093
    Commercial real estate..............................          204         --
    Construction........................................          210         --
  Consumer loans:
     Home equity line of credit.........................           99         25
     Savings account....................................           15         --
                                                              --------   --------
       Total loans originated...........................        4,380      4,118
                                                              --------   --------
     Purchases (1)......................................           --        546
                                                              --------   --------
       Total loans originated and purchased.............        4,380      4,664
  Loan principal reductions.............................        2,692      2,098
                                                              --------   --------
Increase (decrease) due to other items, net(2)..........          (10)       (14)
                                                              --------   --------
Net increase in loan portfolio..........................       $1,678     $2,552
                                                              ========   ========

------------------------------

(1)      Loans purchased consist of one- to four-family real estate loans.

(2) Other items consist of loans in process, deferred fees and allowance for loan losses.

         Although federal laws and regulations permit savings institutions to originate and purchase loans secured by real estate located throughout the United States, Globe Homestead concentrates its lending activity to its primary market area in Jefferson and Orleans Parishes, Louisiana. Subject to its loans-to-one borrower limitation, Globe Homestead is permitted to invest without limitation in residential mortgage loans and up to 400% of its capital in loans secured by non-residential or commercial real estate. Globe Homestead also may invest in secured and unsecured consumer loans in an amount not exceeding 35% of total assets. This 35% limitation may be exceeded for certain types of consumer loans, such as home equity and property improvement loans secured by residential real property. In addition, Globe Homestead may invest up to 10% of its total assets in secured and unsecured loans for commercial, corporate, business or agricultural purposes. At December 31, 2000, Globe Homestead was within each of the above lending limits.

         MATURITY OF LOAN PORTFOLIO. The following table presents certain information at December 31, 2000, regarding the dollar amount of loans maturing in Globe Homestead's portfolio based on their contractual terms to maturity or scheduled amortization, but does not include potential prepayments. Demand loans, loans having no stated schedule of repayments and no stated maturity, and overdrafts are reported as becoming due within one year. Loan balances do not include undisbursed loan proceeds, net deferred loan origination costs and allowance for loan losses.

                                                          At December 31, 2000
                                          --------------------------------------------------
                                                                                     Total
                                           Real Estate     Consumer       Other      Loans
                                          ------------- -------------- ---------- ----------
                                                             (In Thousands)
AMOUNTS DUE IN:
  One year or less...................          $     8        $    37     $   --     $    45
  More than one year to five years...              886            116         45       1,047
  More than five years...............           16,378             --         --      16,378
                                             ----------      ---------    --------  --------
    Total amount due.................          $17,272        $   153     $   45     $17,470
                                             ==========      =========    ========  ========



         The following table sets forth the dollar amount of all loans, before net items, due after December 31, 2001 which have fixed interest rates or which have floating or adjustable interest rates.

                                             Fixed-Rates  Floating or Adjustable-Rates    Total
                                             -----------  ---------------------------- -----------
                                                              (In Thousands)
Real estate loans:
  One-to-four family....................        $15,828             $1,019               $16,847
  Commercial real estate................            207                 --                   207
  Construction..........................            210                 --                   210
Consumer loans:
  Home equity lines of credit...........             --                116                   116
  Savings account.......................             --                 --                    --
Other...................................             --                 45                    45
                                               ----------         ----------            ---------
     Total loans........................        $16,245             $1,180               $17,425
                                               ==========         ==========            =========



         Scheduled contractual maturities of loans do not necessarily reflect the actual expected term of the loan portfolio. The average life of mortgage loans is substantially less than their average contractual terms because of prepayments. The average life of mortgage loans tends to increase when current mortgage loan rates are higher than rates on existing mortgage loans and, conversely, decrease when rates on current mortgage loans are lower than existing mortgage loan rates (due to refinancing of adjustable-rate and fixed-rate loans at lower rates). Under the latter circumstance, the weighted average yield on loans decreases as higher yielding loans are repaid or refinanced at lower rates.

         ONE- TO FOUR-FAMILY RESIDENTIAL REAL ESTATE LOANS. The primary lending activity of Globe Homestead is the origination of loans secured by single-family residences. At December 31, 2000, $16.9 million or 96.5% of the total loan portfolio, before net items, consisted of single-family residential loans. Of this amount, $41,000 consisted of second mortgage loans.

         The loan-to-value ratio, maturity and other provisions of the loans made by Globe Homestead generally have reflected the policy of making less than the maximum loan permissible under applicable regulations, in accordance with sound lending practices, market conditions and underwriting standards established by Globe Homestead. Globe Homestead's present lending policies on one- to four-family residential mortgage loans generally limit the maximum loan-to-value ratio to 89% of the appraised value of the property. Globe Homestead does not originate loans with a loan-to-value in excess of 90%. Residential mortgage loans are amortized on a monthly basis with principal and interest due each month. The loans generally include "due-on-sale" clauses.

         Globe Homestead's residential mortgage loans have either fixed rates of interest or interest rates which adjust periodically during the term of the loan. Fixed-rate loans generally have maturities ranging from 10 to 30 years and are fully amortizing with monthly loan payments sufficient to repay the total amount of the loan with interest by the end of the loan term. Globe Homestead's fixed-rate loans generally are originated under terms, conditions and documentation which permit them to be sold to U.S. Government-sponsored agencies, such as the Federal Home Loan Mortgage Corporation, and other investors in the secondary market for mortgages. At December 31, 2000, $15.9 million, or 94.0%, of Globe Homestead's single-family residential mortgage loans were fixed-rate loans.

         The adjustable-rate single-family residential mortgage loans currently offered by Globe Homestead have a fixed-rate for the first three, five or seven years which adjust on an annual basis thereafter. Globe Homestead's adjustable-rate single-family residential real estate loans generally have a cap of 2% on any increase or decrease in the interest rate at any adjustment date, and include a specified cap on the maximum interest rate over the life of the loan, which cap generally is 5% above the initial rate. The interest rate floor is the initial rate. Such loans are underwritten based on the initial rate. Globe Homestead's adjustable-rate loans require that any payment adjustment resulting from a change in the interest rate of an adjustable-rate loan be sufficient to result in full amortization of the loan by the end of the loan term and, thus, do not permit any of the increased payment to be added to the principal amount of the loan, or so-called negative amortization. At December 31, 2000, $1.0 million, or 6.0%, of Globe Homestead's single-family residential mortgage loans were adjustable-rate loans.

         CONSUMER LOANS. Globe Homestead is authorized to make loans for a wide variety of personal or consumer purposes. Globe Homestead originates consumer loans in order to accommodate its customers and because such loans generally have shorter terms and higher interest rates than residential mortgage loans. The consumer loans offered by Globe Homestead consist of home equity loans and loans secured by deposit accounts in Globe Homestead. At December 31, 2000, $153,000 or 0.88% of Globe Homestead's total loan portfolio consisted of consumer loans.

         At December 31, 2000, Globe Homestead's home equity loans amounted to $116,000 or 0.67% of the total loan portfolio. These loans are secured by the underlying equity in the borrower's residence. As a result, Globe Homestead generally requires loan-to-value ratios of 89% or less after taking into consideration the first mortgage loan. These loans have a term of five years and the interest rate adjusts monthly based on the prime rate.

         Globe Homestead offers loans secured by deposit accounts in Globe Homestead, which loans amounted to $37,000 or 0.21% of Globe Homestead's total loan portfolio at December 31, 2000. Such loans are originated for up to 90% of the account balance, with a hold placed on the account restricting the withdrawal of the account balance. The interest rate on the loan is equal to the interest rate paid on the account plus 2%. These loans mature on or before the maturity date of the underlying certificate of deposit.

         OTHER LOANS. At December 31, 2000, Globe Homestead had two commercial real estate loans totaling $207,000, one construction loan amounting to $210,000 and two loans totaling $45,000 complying with Small Business Administration guidelines. The properties securing the commercial real estate loans and the construction loan are located in Globe Homestead's primary market area.

         LOAN ORIGINATION AND OTHER FEES. In addition to interest earned on loans, Globe Homestead receives loan origination fees or "points" for originating loans. Loan points are a percentage of the principal amount of the mortgage loan and are charged to the borrower in connection with the origination of the loan.

ASSET QUALITY

         GENERAL. Globe Homestead mails late notices to borrowers when a borrower fails to make a required payment within 15 days of the date due. In addition, a personal letter is mailed when a loan becomes 45 days delinquent and a phone call is placed when a loan becomes 60 days delinquent. If a loan becomes 90 days past due, Globe Homestead mails a notice indicating that Globe Homestead will refer it to an attorney within 30 days to commence foreclosure. In most cases, deficiencies are cured promptly. While Globe Homestead generally prefers to work with borrowers to resolve such problems, Globe Homestead will institute foreclosure or other collection proceedings when necessary to minimize any potential loss.

         Loans are placed on non-accrual status when management believes the probability of collection of interest is insufficient to warrant further accrual. When a loan is placed on non-accrual status, previously accrued but unpaid interest is deducted from interest income. Globe Homestead generally discontinues the accrual of interest income when the loan becomes 90 days past due as to principal or interest.

         Real estate and other assets acquired by Globe Homestead as a result of foreclosure or by deed-in-lieu of foreclosure are classified as real estate owned until sold. Globe Homestead had no real estate owned at December 31, 2000 or 1999.

         DELINQUENT LOANS. The following table sets forth information concerning delinquent loans at December 31, 2000, in dollar amounts and as a percentage of Globe Homestead's total loan portfolio. The amounts presented represent the total outstanding principal balances of the related loans, rather than the actual payment amounts which are past due.

                                                                   December 31, 2000
                                     -------------------------------------------------------------------------------
                                               30-59                                           90 or More Days
                                           Days Overdue            60-89 Days Overdue              Overdue
                                     ----------- -------------- ----------- -------------- ---------- --------------

                                                    Percent                    Percent                   Percent
                                                   of Total                   of Total                  of Total
                                       Amount        Loans        Amount        Loans       Amount        Loans
                                     ----------- -------------- ----------- -------------- ---------- --------------
                                                                 (Dollars In Thousands)
Real estate loans:
  One-to-four family............        $170           0.97%       $ --             --%      $ 19          0.11%
Other...........................           6           0.04          --             --         --             --
                                      ---------     ---------     -------        --------   --------     --------
  Total.........................        $176           1.01%       $ --             --%      $ 19          0.11%
                                      =========     =========     ========       ========   ========     ========

         NON-PERFORMING ASSETS. The following table presents information with respect to Globe Homestead's nonperforming assets at the dates indicated. Globe Homestead did not have any real estate owned at December 31, 2000 or 1999.


                                                                 At December 31,
                                                           -------------------------
                                                              2000           1999
                                                           ----------     ----------
                                                             (Dollars In Thousands)
NONACCRUING LOANS:
  Real estate loans:
    One-to-four family..............................           $19            $49
    Commercial real estate..........................            --              1
                                                             -------        -------
       Total nonaccruing loans......................            19             50
                                                             -------        -------
Troubled debt restructurings........................            22             23
                                                             -------        -------
Troubled debt restructurings and total
  nonaccruing loans.................................           $41            $73
                                                             =======        =======
Total nonaccruing loans and troubled debt
  restructurings as a percentage of total loans.....          0.23%          0.47%
Total nonaccruing loans and
  troubled debt restructurings as a
  percentage of total assets........................          0.17%          0.28%

         If the $19,000 of nonaccruing loans of Globe Homestead had been current in accordance with their terms during 2000, the gross income on such loans would have been approximately $1,245. No interest income was actually recorded by Globe Homestead on such loans in 2000.

         CLASSIFIED ASSETS. Federal regulations require that each insured savings institution classify its assets on a regular basis. In addition, in connection with examinations of insured institutions, federal examiners have authority to identify problem assets and, if appropriate, classify them. There are three classifications for problem assets: "substandard," "doubtful" and "loss." Substandard assets have one or more defined weaknesses and are characterized by the distinct possibility that the insured institution will sustain some loss if the deficiencies are not corrected. Doubtful assets have the weaknesses of substandard assets with the additional characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable, and there is a higher possibility of loss. An asset classified loss is considered uncollectible and of such little value that continuance as an asset of the institution is not warranted. Another category designated "special mention" also must be established and maintained for assets which do not currently expose an insured institution to a sufficient degree of risk to warrant classification as substandard, doubtful or loss. Assets classified as substandard or doubtful require the institution to establish general allowances for loan losses. If an asset or portion thereof is classified loss, the insured institution must either establish specific allowances for loan losses in the amount of 100% of the portion of the asset classified loss, or charge-off such amount. General loss allowances established to cover possible losses related to assets classified substandard or doubtful may be included in determining an institution's regulatory capital, while specific valuation allowances for loan losses do not qualify as regulatory capital. Federal examiners may disagree with an insured institution's classifications and amounts reserved.



         Globe Homestead's total classified assets at December 31, 2000 amounted to $19,000, all of which was classified as substandard. The largest classified assets at December 31, 2000 consisted of an $19,000 loan secured by two lots, one home on one lot and the foundation for another attached home on the other lot. Globe Homestead has initiated foreclosure proceedings with respect to this loan and Globe Homestead does not anticipate incurring any material loss.

         ALLOWANCE FOR LOAN LOSSES. At December 31, 2000, Globe Homestead's allowance for loan losses amounted to $92,000, or 0.53%, of the total loan portfolio. The loan loss allowance is maintained by management at a level considered adequate based on prior loan loss experience, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, current economic conditions, and known, probable and reasonably estimable losses inherent in the loan portfolio. Globe Homestead is primarily engaged in originating single-family residential loans. This type of lending generally involves less risk exposure due to the nature of the collateral. In determining the amount of the allowance for loan losses, management considers its lower risk exposure as a result of its predominant single-family lending and the correspondingly low historical charge-off experience.



         While management believes that it determines the size of the allowance based on the best information available at the time, the allowance will need to be adjusted as circumstances change and assumptions are updated. Future adjustments to the allowance could significantly affect net income.


         The following table sets forth information concerning the allocation of Globe Homestead's allowance for loan losses by loan categories at the dates indicated.

                                                                             December 31,
                                                 ----------------------------------------------------------------
                                                               2000                            1999
                                                 ------------------------------- --------------------------------
                                                                  Percent of                       Percent of
                                                                Loans in Each                    Loans in Each
                                                                 Category to                      Category to
                                                      Amount     Total Loans          Amount      Total Loans
                                                 -------------- ---------------- --------------- ----------------
                                                                     (Dollars In Thousands)
Real estate loans:
  One-to-four family....................               $92            96.48%           $102            99.02%
  Commercial real estate................                --             1.18              --             0.07
  Construction..........................                --             1.20              --               --
Consumer loans:
  Home equity lines of credit...........                --             0.67              --             0.16
  Savings account.......................                --             0.21              --             0.22
Other...................................                --             0.26              --             0.53
                                                     -------        --------        --------         --------
    Total...............................               $92           100.00%           $102           100.00%
                                                     =======        ========        ========         ========

         The following table sets forth an analysis of Globe Homestead's allowance for loan losses during the periods indicated.

                                                                      Year Ended December 31,
                                                                      -----------------------
                                                                         2000         1999
                                                                      -----------  ----------
                                                                       (Dollars in Thousands)
Total loans outstanding.......................................           $17,319     $15,641
Average loans outstanding, net................................            16,439      14,905
Balance at beginning of period................................               102          94
Charge-offs
  One-to-four family..........................................                15          --
                                                                         --------    --------
      Total charge-offs.......................................                15          --
                                                                         --------    --------
Recoveries....................................................                --          --
                                                                         --------    --------
Net charge-offs...............................................                15          --
                                                                         --------    --------
Provision for loan losses.....................................                 5           8
                                                                         --------    --------
Balance at end of period......................................           $    92     $   102
                                                                         ========    ========
Allowance for loan losses as a
  percent of total loans outstanding..........................              0.53%       0.65%
                                                                         ========    ========
Allowance for loan losses as a
  percent of total non-performing loans.......................            484.21%     204.00%
                                                                         ========    ========
Ratio of net charge-offs to
  average loans outstanding...................................              0.09%         --%
                                                                         ========    ========

INVESTMENT SECURITIES

         Globe Homestead has authority to invest in various types of securities, including mortgage-backed securities, U.S. Treasury obligations, securities of various federal agencies and of state and municipal governments, certificates of deposit at federally-insured banks and savings institutions, certain bankers' acceptances and federal funds. Globe Homestead's investment strategy is established by the board of directors.

         The following table sets forth information relating to the amortized cost and fair value of Globe Homestead's securities all of which are classified available for sale.

                                                       December 31,
                                   -------------------------------------------------
                                             2000                       1999
                                   -----------------------    -----------------------
                                   Amortized                  Amortized
                                      Cost       Fair Value     Cost       Fair Value
                                   ---------     ----------   ---------    ----------
                                                     (In Thousands)
Federal agencies..............       $   --        $   --      $  958        $  958
Mortgage-backed securities....        5,957         5,952       7,055         6,973
                                      -----         -----       -----         -----
     Total....................       $5,957        $5,952      $8,013        $7,931
                                      =====         =====       =====         =====

         The following table sets forth the amount of Globe Homestead's securities which mature during each of the periods indicated and the weighted average yields for each range of maturities at December 31, 2000. Globe Homestead's securities are reflected at fair value at December 31, 2000.

                                                                      Contractually Maturing
                                 --------------------------------------------------------------------------------------------------
                                           Weighted              Weighted               Weighted               Weighted
                                  Under    Average     1-5       Average     5-10       Average    Over 10     Average
                                  1 Year    Yield     Years      Yield      Years       Yield       Years      Yield       Total
                                 -------- --------- --------- ----------- --------- ------------ ---------- ----------- -----------
                                                                (Dollars In Thousands)
 Mortgage-backed securities       $  --      --%      $ 64       6.26%      $ 466        5.50%      $5,421       6.71%     $5,952
                                 ========           =========             =========              ==========             ===========

         Mortgage-backed securities represent a participation interest in a pool of one- to four-family or multi-family mortgages. The mortgage originators use intermediaries (generally U.S. Government agencies and government-sponsored enterprises) to pool and repackage the participation interests in the form of securities, with investors receiving the principal and interest payments on the mortgages. Such U.S. Government agencies and government-sponsored enterprises guarantee the payment of principal and interest to investors.

         Mortgage-backed securities are typically issued with stated principal amounts, and the securities are backed by pools of mortgages that have loans with interest rates that are within a range and have varying maturities. The underlying pool of mortgages, i.e., fixed-rate or adjustable-rate, as well as prepayment risk, are passed on to the certificate holder. The life of a mortgage-backed pass-through security approximates the life of the underlying mortgages.

         The mortgage-backed securities of Globe Homestead consist of Government National Mortgage Association securities, Federal Home Loan Mortgage Corporation securities and Federal National Mortgage Association securities. The Government National Mortgage Association is a government agency within the Department of Housing and Urban Development which is intended to help finance government-assisted housing programs. Government National Mortgage Association securities are backed by loans insured by the Federal Housing Administration, or guaranteed by the Veterans Administration, and the timely payment of principal and interest on Government National Mortgage Association securities are guaranteed by the Government National Mortgage Association and backed by the full faith and credit of the U.S. Government. The Federal Home Loan Mortgage Corporation is a private corporation chartered by the U.S. Government. The Federal Home Loan Mortgage Corporation issues participation certificates backed principally by conventional mortgage loans. The Federal Home Loan Mortgage Corporation guarantees the timely payment of interest and the ultimate return of principal on participation certificates. The Federal National Mortgage Association is a private corporation chartered by the U.S. Congress with a mandate to establish a secondary market for mortgage loans. The Federal National Mortgage Association guarantees the timely payment of principal and interest on Federal National Mortgage Association securities. Federal Home Loan Mortgage Corporation and Federal National Mortgage Association securities are not backed by the full faith and credit of the United States, but because the Federal Home Loan Mortgage Corporation and the Federal National Mortgage Association are U.S. Government-sponsored enterprises, these securities are considered to be among the highest quality investments with minimal credit risks.

         Mortgage-backed securities generally yield less than the loans which underlie such securities because of their payment guarantees or credit enhancements which offer nominal credit risk. In addition, mortgage-backed securities are more liquid than individual mortgage loans and may be used to collateralize borrowings or other obligations of Globe Homestead.

SOURCES OF FUNDS

         GENERAL. Deposits are the primary source of Globe Homestead's funds for lending and other investment purposes. In addition to deposits, principal and interest payments on loans and investment securities are a source of funds. Loan repayments are a relatively stable source of funds, while deposit inflows and outflows are significantly influenced by general interest rates and money market conditions. Borrowings may also be used on a short-term basis to compensate for reductions in the availability of funds from other sources and on a longer-term basis for general business purposes.

         DEPOSITS. Deposits are attracted by Globe Homestead principally from within its primary market area. Deposit account terms vary, with the principal differences being the minimum balance required, the time periods the funds must remain on deposit and the interest rate.

         Globe Homestead obtains deposits primarily from residents of Louisiana. Globe Homestead has not solicited deposits from outside Louisiana or paid fees to brokers to solicit funds for deposit.

         Interest rates paid, maturity terms, service fees and withdrawal penalties are established on a periodic basis. Management determines the rates and terms based on rates paid by competitors, the need for funds or liquidity, growth goals and federal regulations. Globe Homestead attempts to control the flow of deposits by pricing its accounts to remain generally competitive with other financial institutions in its market area.

         The following table shows the distribution of and certain other information relating to Globe Homestead's deposits by type as of the dates indicated.

                                                                     December 31,
                                                   -------------------------------------------------
                                                             2000                       1999
                                                   ------------------------    ---------------------
                                                                  Percent                   Percent
                                                                    of                         of
                                                     Amount       Deposits       Amount     Deposits
                                                   ---------    -----------    ----------  ----------
                                                              (Dollars In Thousands)
Savings accounts:
  Passbook accounts...........................     $  2,147         12.06%      $  2,466      13.52%
                                                   ---------    -----------    ----------  ----------
Certificate accounts:
  0.00% - 4.00%...............................           36           0.20            --          --
  4.01% - 6.00%...............................        8,080          45.36        14,975       82.11
  6.01% - 8.00%...............................        7,548          42.38           798        4.37
                                                   ---------    -----------    ----------  ----------
    Total certificate accounts................       15,664          87.94        15,773       86.48
                                                   ---------    -----------    ----------  ----------
      Total deposits..........................      $17,811        100.00%       $18,239     100.00%
                                                   =========    ===========    ==========  ==========

         The following table sets forth the savings activities of Globe Homestead during the periods indicated.


                                                                 Year Ended December 31,
                                                                 -----------------------
                                                                   2000           1999
                                                                 --------       --------
                                                                     (In Thousands)
Total deposits at beginning of period.................            $18,239       $18,420
   Deposits ..........................................              5,042         4,417
   Withdrawals........................................             (6,096)       (5,154)
Interest credited.....................................                626           556
                                                                 --------       --------
  Total deposits at end of period.....................            $17,811       $18,239
                                                                 ========       ========

         The following table shows the interest rate and maturity information for Globe Homestead's certificates of deposit at December 31, 2000.

                                                              Maturity Date
                      ----------------------------------------------------------------------------------------------
   Interest Rate        One Year or Less     Over 1-2 Years     Over 2-3 Years      Over 3 Years         Total
--------------------- --------------------- ------------------ ------------------ ------------------ ---------------
                                                             (In Thousands)
0.00% - 4.00%                $    --             $   --               $ --               $ 36           $    36
4.01% - 6.00%                  7,424                656                 --                 --             8,080
6.01% - 8.00%                  3,576              2,181                953                838             7,548
                               -----              -----                ---                ---             -----
  Total                      $11,000             $2,837               $953               $874           $15,664
                              ======              =====                ===                ===            ======

         As of December 31, 2000, the aggregate amount of outstanding time certificates of deposit at Globe Homestead in amounts greater than or equal to $100,000, was approximately $1.5 million. The following table presents the maturity of these time certificates of deposit at such dates.

                                                          December 31,2000
                                                          ----------------
                                                           (In Thousands)
3 months or less.....................................          $  334
Over 3 months through 6 months.......................             325
Over 6 months through 12 months......................             420
Over 12 months.......................................             409
                                                             ----------
                                                               $1,488

         BORROWINGS. Globe Homestead may obtain advances from the Federal Home Loan Bank of Dallas upon the security of the common stock it owns in that bank and certain of its residential mortgage loans and mortgage-backed and other investment securities, provided certain standards related to creditworthiness have been met. These advances are made pursuant to several credit programs, each of which has its own interest rate and range of maturities. Federal Home Loan Bank advances are generally available to meet seasonal and other withdrawals of deposit accounts and to permit increased lending.

         As of December 31, 2000, Globe Homestead was permitted to borrow up to an aggregate total of $8.7 million from the Federal Home Loan Bank of Dallas. Globe Homestead had $3.5 million of Federal Home Loan Bank advances outstanding at both December 31, 2000 and December 31, 1999.

         The following table shows certain information regarding the short term borrowings of Globe Homestead at or for the dates indicated:

                                                                 At or for the Year Ended
                                                                        December 31,
                                                                 ------------------------
                                                                    2000         1999
                                                                 -----------  -----------
                                                                  (Dollars in Thousands)
FHLB advances:
  Average balance outstanding...............................         $4,427     $1,615
  Maximum amount outstanding at any
    month-end during the period.............................          5,500      3,500
  Balance outstanding at end of period......................         $3,500     $3,500
  Average interest rate during the period...................           6.29%      5.75%
  Weighted average interest rate at end of
    period..................................................           6.25%      5.82%


NO SUBSIDIARIES

         At December 31, 2000, Globe Homestead had no subsidiaries.

TOTAL EMPLOYEES

         Globe Homestead had four full-time employees and no part-time employees at December 31, 2000. None of these employees are represented by a collective bargaining agent, and Globe Homestead believes that it enjoys good relations with its personnel.


MARKET AREA



         Globe Homestead has one office located in Metairie, Louisiana, which is a suburb of New Orleans, Louisiana. Globe Homestead's primary market area consists of Jefferson and Orleans Parishes, Louisiana and is predominantly suburban due to its proximity to New Orleans. Tourism and the oil and gas industry are the two largest employers in Globe Homestead's market area.

         The population of Jefferson Parish in 2000 was approximately 455,500 and the population of Orleans Parish in 2000 was approximately 484,700. The population growth rate for Jefferson Parish has been flat since 1990 and is projected to remain flat through the year 2003. The population growth rate for Orleans Parish has been negative since 1990 and is projected to remain negative through 2003. These projected growth rates are below the projected rates for Louisiana and the United States. Average household income for Jefferson and Orleans Parishes is below Louisiana and national averages, but household income percentage growth in Jefferson and Orleans Parishes is projected to exceed that of Louisiana and the United States. The projected household income distribution for the year 2003 for Jefferson and Orleans Parishes is projected to be below that of Louisiana and the United States. In 2000, the unemployment rate for Jefferson Parish was approximately 3.8% and the unemployment rate for Orleans Parish was approximately 5.1%. Although Orleans Parish's unemployment rate has improved in recent years, it was higher than the overall unemployment rate for the United States while Jefferson Parish's unemployment rate was slightly lower than the national average for 2000.



COMPETITION

         Globe Homestead faces significant competition both in attracting deposits and in making loans. Its most direct competition for deposits has come historically from commercial banks, credit unions and other savings institutions located in its primary market area, including many large financial institutions which have greater financial and marketing resources available to them. In addition, Globe Homestead faces significant competition for investors' funds from short-term money market securities, mutual funds and other corporate and government securities. Globe Homestead does not rely upon any individual group or entity for a material portion of its deposits. The ability of Globe Homestead to attract and retain deposits depends on its ability to generally provide a rate of return, liquidity and risk comparable to that offered by competing investment opportunities.

         Globe Homestead's competition for real estate loans comes principally from mortgage banking companies, commercial banks, other savings institutions and credit unions. Globe Homestead competes for loan originations primarily through the interest rates and loan fees it charges, and the efficiency and quality of services it provides borrowers. Factors which affect competition include general and local economic conditions, current interest rate levels and volatility in the mortgage markets. Competition may increase as a result of the continuing reduction of restrictions on the interstate operations of financial institutions.

PROPERTIES

         At December 31, 2000, Globe Homestead conducted its business from its headquarters and sole office located at 4051 Veterans Boulevard, Suite 100, Metairie, Louisiana 70002. Globe Homestead leases space in the building at this site. The present lease expires in December 2002 and Globe Homestead has three options to lease the property for an additional five years for each option.

NO MATERIAL LEGAL PROCEEDINGS

         Globe Homestead is involved in routine legal proceedings occurring in the ordinary course of business which, in the aggregate, are believed by management to be immaterial to the financial condition and results of operations of Globe Homestead.


                                   REGULATION

         THE FOLLOWING DISCUSSION OF CERTAIN LAWS AND REGULATIONS WHICH ARE APPLICABLE TO US AND GLOBE HOMESTEAD, AS WELL AS DESCRIPTIONS OF LAWS AND REGULATIONS CONTAINED ELSEWHERE HEREIN, SUMMARIZES THE ASPECTS OF SUCH LAWS AND REGULATIONS WHICH ARE DEEMED TO BE MATERIAL TO US AND GLOBE HOMESTEAD. HOWEVER, THE SUMMARY DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO APPLICABLE LAWS AND REGULATIONS.

GLOBE BANCORP, INC.

         HOLDING COMPANY ACQUISITIONS. Upon completion of the conversion, we will become a savings and loan holding company within the meaning of the Home Owners' Loan Act, as amended ("HOLA"), and will be required to register with the Office of Thrift Supervision. Federal law generally prohibits a savings and loan holding company, without prior Office of Thrift Supervision approval, from acquiring the ownership or control of any other savings institution or savings and loan holding company, or all, or substantially all, of the assets or more than 5% of the voting shares thereof. These provisions also prohibit, among other things, any director or officer of a savings and loan holding company, or any individual who owns or controls more than 25% of the voting shares of such holding company, from acquiring control of any savings institution not a subsidiary of such savings and loan holding company, unless the acquisition is approved by the Office of Thrift Supervision.

         The Office of Thrift Supervision may not approve any acquisition that would result in a multiple savings and loan holding company controlling savings institutions in more than one state, subject to two exceptions: (i) the approval of interstate supervisory acquisitions by savings and loan holding companies and
(ii) the acquisition of a savings institution in another state if the laws of the state of the target savings institution specifically permit such acquisitions. The states vary in the extent to which they permit interstate savings and loan holding company acquisitions.

         HOLDING COMPANY ACTIVITIES. We will operate as a unitary savings and loan holding company. Under prior law, a unitary savings and loan holding company was not generally restricted as to the types of business activities in which it may engage, provided it continued to be a qualified thrift lender. See "- Globe Homestead - Qualified Thrift Lender Test." The Gramm-Leach-Bliley Act of 1999, however, restricts unitary savings and loan holding companies not existing or applied for before May 4, 1999 to activities permissible for financial holding companies under the law or for multiple savings and loan holding companies. We will not qualify for the grandfather-clause exemption and will be limited to the activities permissible for financial holding companies or multiple savings and loan holding companies. A financial holding company may engage in activities that are financial in nature, incidental to financial activities or complementary to a financial activity. A multiple savings and loan holding company is generally limited to activities permissible for bank holding companies under Section 4(c)(8) of the Bank Holding Company Act, subject to the prior approval of the Office of Thrift Supervision, and certain activities authorized by Office of Thrift Supervision regulation.

         Although savings and loan holding companies are not subject to specific capital requirements or specific restrictions on the payment of dividends or other capital distributions, federal regulations do prescribe such restrictions on subsidiary savings institutions, as described below. Globe Homestead must notify the Office of Thrift Supervision 30 days before declaring any dividend to us. In addition, the financial impact of a holding company on its subsidiary institution is a matter that is evaluated by the Office of Thrift Supervision and the agency has authority to order cessation of activities or divestiture of subsidiaries deemed to pose a threat to the safety and soundness of the institution. See "- Globe Homestead - Capital Distributions."

         RESTRICTIONS ON TRANSACTIONS WITH AFFILIATES. Transactions between a savings institution and its "affiliates" are subject to quantitative and qualitative restrictions under Sections 23A and 23B of the Federal Reserve Act and Office of Thrift Supervision regulations. Affiliates of a savings institution include, among other entities, the savings institution's holding company and companies that are controlled by or under common control with the savings institution.

         In general, the extent to which a savings institution or its subsidiaries may engage in certain "covered transactions" with affiliates is limited to an amount equal to 10% of the institution's capital and surplus, in the case of covered transactions with any one affiliate, and to an amount equal to 20% of such capital and surplus, in the case of covered transactions with all affiliates. In addition, a savings institution and its subsidiaries may engage in covered transactions and certain other transactions only on terms and under circumstances that are substantially the same, or at least as favorable to the savings institution or its subsidiary, as those prevailing at the time for comparable transactions with nonaffiliated companies. A "covered transaction" is defined to include a loan or extension of credit to an affiliate; a purchase of investment securities issued by an affiliate; a purchase of assets from an affiliate, with certain exceptions; the acceptance of securities issued by an affiliate as collateral for a loan or extension of credit to any party; or the issuance of a guarantee, acceptance or letter of credit on behalf of an affiliate.

         In addition, a savings institution may not

         - make a loan or extension of credit to an affiliate unless the affiliate is engaged only in activities permissible for bank holding companies;

         - purchase or invest in securities of an affiliate other than shares of a subsidiary;

         -        purchase a low-quality asset from an affiliate; or

         - engage in covered transactions and certain other transactions between a savings institution or its subsidiaries and an affiliate except on terms and conditions that are consistent with safe and sound banking practices.

With certain exceptions, each loan or extension of credit by a savings institution to an affiliate must be secured by collateral with a market value ranging from 100% to 130% (depending on the type of collateral) of the amount of the loan or extension of credit.

         Office of Thrift Supervision regulations generally exclude all non-bank and non-savings institution subsidiaries of savings institutions from treatment as affiliates, except to the extent that the Office of Thrift Supervision or the Federal Reserve Board decides to treat such subsidiaries as affiliates. Office of Thrift Supervision regulations also provide that certain classes of savings institutions may be required to give the Office of Thrift Supervision prior notice of affiliate transactions.

         FEDERAL SECURITIES LAWS. We have filed with the SEC a registration statement under the Securities Act of 1933 for the registration of our common stock to be issued pursuant to the conversion. Upon consummation of the conversion, we intend to register our common stock with the SEC under Section 12(g) of the Securities Exchange Act of 1934. We will then be subject to the proxy and tender offer rules, insider trading reporting requirements and restrictions, and certain other requirements under the Exchange Act. Pursuant to Office of Thrift Supervision regulations and the plan of conversion, we have agreed to maintain such registration for a minimum of three years following the conversion.

         The registration under the Securities Act of the shares of common stock to be issued in the conversion does not cover the resale of such shares. Shares of common stock purchased by persons who are not our affiliates may be sold without registration. Shares purchased by our affiliates will be subject to the resale restrictions of Rule 144 under the Securities Act. If we meet the current public information requirements of Rule 144 under the Securities Act, each of our affiliates who complies with the other conditions of Rule 144 would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of (a) 1% of our outstanding shares or (b) the average weekly volume of trading in such shares during the preceding four calendar weeks.

GLOBE HOMESTEAD

         GENERAL. As part of the conversion, Globe Homestead will convert from a federally chartered mutual savings association to a federally chartered stock savings bank. The Office of Thrift Supervision will be Globe Homestead's chartering authority and primary federal regulator. The Office of Thrift Supervision has extensive authority over the operations of federally chartered savings institutions. As part of this authority, federally chartered savings institutions are required to file periodic reports with the Office of Thrift Supervision and are subject to periodic examinations by the Office of Thrift Supervision and the Federal Deposit Insurance Corporation ("FDIC "). Globe Homestead also is subject to regulation by the FDIC and to requirements established by the Federal Reserve Board. The investment and lending authority of savings institutions are prescribed by federal laws and regulations, and such institutions are prohibited from engaging in any activities not permitted by such laws and regulations. Such regulation and supervision is primarily intended for the protection of depositors and the Savings Association Insurance Fund ("SAIF").

         The Office of Thrift Supervision's enforcement authority over all savings institutions and their holding companies includes, among other things, the ability to assess civil money penalties, to issue cease and desist or removal orders and to initiate injunctive actions. In general, these enforcement actions may be initiated for violations of laws and regulations and unsafe or unsound practices. Other actions or inactions may provide the basis for enforcement action, including misleading or untimely reports filed with the Office of Thrift Supervision.

         INSURANCE OF ACCOUNTS. The deposits of Globe Homestead are insured to the maximum extent permitted by the SAIF, which is administered by the FDIC, and are backed by the full faith and credit of the U.S. Government. As insurer, the FDIC is authorized to conduct examinations of, and to require reporting by, FDIC-insured institutions. It also may prohibit any FDIC-insured institution from engaging in any activity the FDIC determines by regulation or order to pose a serious threat to the FDIC. The FDIC also has the authority to initiate enforcement actions against savings institutions, after giving the Office of Thrift Supervision an opportunity to take such action.

         SAIF-insured institutions are assigned to one of three capital groups which are based solely on the level of an institution's capital-"well capitalized," "adequately capitalized," and "undercapitalized." These capital levels are defined in the same manner as under the prompt corrective action system discussed below. These three groups are then divided into three subgroups which reflect varying levels of supervisory concern, from those which are considered to be healthy to those which are considered to be of substantial supervisory concern. Assessment rates for insured institutions are determined semi-annually by the FDIC and currently range from zero basis points for the healthiest institutions to 27 basis points for the riskiest.

         In addition to the assessment for deposit insurance, institutions are required to make payments on bonds issued in the late 1980s by the Financing Corporation, a federal agency established to recapitalize the predecessor to the SAIF. During 1999, payments for SAIF members approximated 6.1 basis points, while Bank Insurance Fund members paid 1.2 basis points. Since January 1, 2000, there has been equal sharing of Financing Corporation payments between members of both insurance funds.

         The FDIC may terminate the deposit insurance of any insured depository institution, including Globe Homestead, if it determines after a hearing that the institution has engaged or is engaging in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, order or any condition imposed by an agreement with the FDIC. It also may suspend deposit insurance temporarily during the hearing process for the permanent termination of insurance, if the institution has no tangible capital. If insurance of accounts is terminated, the accounts at the institution at the time of the termination, less subsequent withdrawals, shall continue to be insured for a period of six months to two years, as determined by the FDIC. Management is aware of no existing circumstances which would result in termination of Globe Homestead's deposit insurance.

         REGULATORY CAPITAL REQUIREMENTS. Federally insured savings institutions are required to maintain minimum levels of regulatory capital. The Office of Thrift Supervision has established capital standards applicable to all savings institutions. These standards generally must be as stringent as the comparable capital requirements imposed on national banks. The Office of Thrift Supervision also is authorized to impose capital requirements in excess of these standards on individual institutions on a case-by-case basis.

         Current Office of Thrift Supervision capital standards require savings institutions to satisfy three different capital requirements:

         - "tangible" capital equal to at least 1.5% of adjusted total assets,

         - "core" capital equal to at least 3.0% of adjusted total assets, and

         - "total" capital (a combination of core and "supplementary" capital) equal to at least 8.0% of "risk-weighted" assets.

         Core capital generally consists of common stockholders' equity (including retained earnings). Tangible capital generally equals core capital minus intangible assets, with only a limited exception for purchased mortgage servicing rights. Globe Homestead had no intangible assets at December 31, 2000. Both core and tangible capital are further reduced by an amount equal to a savings institution's debt and equity investments in subsidiaries engaged in activities not permissible to national banks (other than subsidiaries engaged in activities undertaken as agent for customers or in mortgage banking activities and subsidiary depository institutions or their holding companies). These adjustments do not affect Globe Homestead's regulatory capital.

         In determining compliance with the risk-based capital requirement, a savings institution is allowed to include both core capital and supplementary capital in its total capital, provided that the amount of supplementary capital included does not exceed the savings institution's core capital. Supplementary capital generally consists of general allowances for loan losses up to a maximum of 1.25% of risk-weighted assets, together with certain other items. In determining the required amount of risk-based capital, total assets, including certain off-balance sheet items, are multiplied by a risk weight based on the risks inherent in the type of assets. The risk weights range from 0% for cash and securities issued by the U.S. Government or unconditionally backed by the full faith and credit of the U.S. Government to 100% for loans (other than qualifying residential loans weighted at 80%) and repossessed assets.

         Office of Thrift Supervision rules require that an institution with greater than "normal" interest rate risk will be subject to a deduction of its interest rate risk component from total capital for purposes of calculating its risk-based capital. As a result, such an institution will be required to maintain additional capital in order to comply with the risk-based capital requirement. An institution has greater than "normal" interest rate risk if it would suffer a loss of net portfolio value exceeding 2.0% of the estimated market value of its assets in the event of a 200 basis point increase or decrease in interest rates. The interest rate risk component will be calculated, on a quarterly basis, as one-half of the difference between an institution's measured interest rate risk and 2.0% multiplied by the market value of its assets. The rule also authorizes the Office of Thrift Supervision to waive or defer an institution's interest rate risk component on a case-by-case basis. The final rule was originally effective as of January 1, 1994, subject however to a two quarter "lag" time between the reporting date of the data used to calculate an institution's interest rate risk and the effective date of each quarter's interest rate risk component. However, in October 1994 the Office of Thrift Supervision indicated that it would waive the capital deductions for institutions with greater than "normal" risk until the Office of Thrift Supervision published an appeals process. On August 21, 1995, the Office of Thrift Supervision established (1) an appeals process to handle "requests for adjustments" to the interest rate risk component and (2) a process by which "well-capitalized" institutions may obtain authorization to use their own interest rate risk model to determine their interest rate risk component. The Office of Thrift Supervision also indicated that it would continue to delay the implementation of the capital deduction for interest rate risk pending the testing of the appeals process.

         Savings institutions must value securities available for sale at amortized cost for regulatory capital purposes. This means that in computing regulatory capital, savings institutions should add back any unrealized losses and deduct any unrealized gains, net of income taxes, on debt securities reported as a separate component of GAAP capital.

         At December 31, 2000, Globe Homestead exceeded all of its regulatory capital requirements, with tangible, core and risk-based capital ratios of 13.2%, 13.2% and 33.7%, respectively.

         Any savings institution that fails any of the capital requirements is subject to possible enforcement actions by the Office of Thrift Supervision or the FDIC. Such actions could include a capital directive, a cease and desist order, civil money penalties, the establishment of restrictions on the institution's operations, termination of federal deposit insurance and the appointment of a conservator or receiver. The Office of Thrift Supervision's capital regulation provides that such actions, through enforcement proceedings or otherwise, could require one or more of a variety of corrective actions.

         PROMPT CORRECTIVE ACTION. The following table shows the amount of capital associated with the different capital categories set forth in the prompt corrective action regulations.


                                                       Total                   Tier 1                 Tier 1
              Capital Category                   Risk-Based Capital      Risk-Based Capital      Leverage Capital
-------------------------------------------      ------------------      ------------------      ----------------
Well capitalized                                    10% or more              6% or more             5% or more

Adequately capitalized                               8% or more              4% or more             4% or more

Undercapitalized                                    Less than 8%            Less than 4%           Less than 4%

Significantly undercapitalized                      Less than 6%            Less than 3%           Less than 3%

         In addition, an institution is "critically undercapitalized" if it has a ratio of tangible equity to total assets that is equal to or less than 2.0%. Under specified circumstances, a federal banking agency may reclassify a well capitalized institution as adequately capitalized and may require an adequately capitalized institution or an undercapitalized institution to comply with supervisory actions as if it were in the next lower category (except that the FDIC may not reclassify a significantly undercapitalized institution as critically undercapitalized).

         An institution generally must file a written capital restoration plan which meets specified requirements within 45 days of the date that the institution receives notice or is deemed to have notice that it is undercapitalized, significantly undercapitalized or critically undercapitalized. A federal banking agency must provide the institution with written notice of approval or disapproval within 60 days after receiving a capital restoration plan, subject to extensions by the agency. An institution which is required to submit a capital restoration plan must concurrently submit a performance guaranty by each company that controls the institution. In addition, undercapitalized institutions are subject to various regulatory restrictions, and the appropriate federal banking agency also may take any number of discretionary supervisory actions.

         At December 31, 2000, Globe Homestead was deemed a well capitalized institution for purposes of the above regulations and as such is not subject to the above mentioned restrictions.

         SAFETY AND SOUNDNESS GUIDELINES. The Office of Thrift Supervision and the other federal banking agencies have established guidelines for safety and soundness, addressing operational and managerial standards, as well as compensation matters for insured financial institutions. Institutions failing to meet these standards are required to submit compliance plans to their appropriate federal regulators. The Office of Thrift Supervision and the other agencies have also established guidelines regarding asset quality and earnings standards for insured institutions. Globe Homestead believes that it is in compliance with these guidelines and standards.

         LIQUIDITY REQUIREMENTS. All savings institutions are required to maintain an average daily balance of liquid assets equal to a certain percentage of the sum of its average daily balance of net withdrawable deposit accounts and borrowings payable in one year or less. The liquidity requirement may vary from time to time (between 4% and 10%) depending upon economic conditions and savings flows of all savings institutions. This requirement has been terminated by the Office of Thrift Supervision effective in 2001.

         CAPITAL DISTRIBUTIONS. Office of Thrift Supervision regulations govern capital distributions by savings institutions, which include cash dividends, stock repurchases and other transactions charged to the capital account of a savings institution to make capital distributions. A savings institution must file an application for Office of Thrift Supervision approval of the capital distribution if either (1) the total capital distributions for the applicable calendar year exceed the sum of the institution's net income for that year to date plus the institution's retained net income for the preceding two years, (2) the institution would not be at least adequately capitalized following the distribution, (3) the distribution would violate any applicable statute, regulation, agreement or Office of Thrift Supervision-imposed condition, or (4) the institution is not eligible for expedited treatment of its filings. If an application is not required to be filed, savings institutions which are a subsidiary of a holding company (as well as certain other institutions) must still file a notice with the Office of Thrift Supervision at least 30 days before the board of directors declares a dividend or approves a capital distribution.

         COMMUNITY REINVESTMENT ACT AND THE FAIR LENDING LAWS. Savings institutions have a responsibility under the Community Reinvestment Act of 1977 ("CRA") and related regulations of the Office of Thrift Supervision to help meet the credit needs of their communities, including low- and moderate-income neighborhoods. In addition, the Equal Credit Opportunity Act and the Fair Housing Act (together, the "Fair Lending Laws") prohibit lenders from discriminating in their lending practices on the basis of characteristics specified in those statutes. An institution's failure to comply with the provisions of CRA could, at a minimum, result in regulatory restrictions on its activities. Failure to comply with the Fair Lending Laws could result in enforcement actions by the Office of Thrift Supervision, as well as other federal regulatory agencies and the Department of Justice.

         QUALIFIED THRIFT LENDER TEST. All savings institutions are required to meet a qualified thrift lender or QTL test to avoid certain restrictions on their operations. A savings institution can comply with the QTL test by either qualifying as a domestic building and loan association as defined in the Internal Revenue Code or meeting the second prong of the QTL test set forth in the HOLA, as described below. A savings institution that does not meet the QTL test must either convert to a bank charter or comply with the following restrictions on its operations:

         - the institution may not engage in any new activity or make any new investment, unless such activity or investment is permissible for a national bank;

         - the branching powers of the institution shall be restricted to those of a national bank;

         - the institution shall not be eligible to obtain any new advances from its FHLB, other than special liquidity advances with the approval of the Office of Thrift Supervision; and

         - payment of dividends by the institution shall be subject to the rules regarding payment of dividends by a national bank.

Upon the expiration of three years from the date the savings institution ceases to be a QTL, it must cease any activity and not retain any investment not permissible for a national bank and immediately repay any outstanding FHLB advances (subject to safety and soundness considerations).

         Currently, the prong of the QTL test that is not based on the Internal Revenue Code requires that 65% of an institution's "portfolio assets" (as defined) consist of certain housing and consumer-related assets on a monthly average basis in nine out of every 12 months. Assets that qualify without limit for inclusion as part of the 65% requirement include:

         - loans made to purchase, refinance, construct, improve or repair domestic residential housing;

         -        home equity loans;

         -        most mortgage-backed securities;

         -        stock issued by the FHLB of Dallas; and

         -        direct or indirect obligations of the FDIC.

In addition, the following assets, among others, may be included in meeting the test subject to an overall limit of 20% of the savings institution's portfolio assets: 50% of residential mortgage loans originated and sold within 90 days of origination; 100% of consumer loans (limited to 10% of total portfolio assets); and stock issued by the FHLMC or the FNMA. Portfolio assets consist of total assets minus the sum of (1) goodwill and other intangible assets, (2) property used by the savings institution to conduct its business, and (3) liquid assets up to 20% of the institution's total assets. At December 31, 2000, the qualified thrift investments of Globe Homestead were approximately 99.0% of its portfolio assets.

         FEDERAL HOME LOAN BANK SYSTEM. Globe Homestead is a member of the FHLB of Dallas, which is one of 12 regional FHLBs that administers the home financing credit function of savings institutions. Each FHLB serves as a reserve or central bank for its members within its assigned region. It is funded primarily from proceeds derived from the sale of consolidated obligations of the FHLB System. It makes loans to members (i.e., advances) in accordance with policies and procedures established by the Board of Directors of the FHLB. At December 31, 2000, Globe Homestead had $3.5 million of FHLB advances.

         As a member, Globe Homestead is required to purchase and maintain stock in the FHLB of Dallas in an amount equal to at least 1% of its aggregate unpaid residential mortgage loans or similar obligations at the beginning of each year. At December 31, 2000, Globe Homestead had $296,900 in FHLB stock, which was in compliance with this requirement.

         The FHLBs are required to provide funds for the resolution of troubled savings institutions and to contribute to affordable housing programs through direct loans or interest subsidies on advances targeted for community investment and low- and moderate-income housing projects. These contributions have adversely affected the level of FHLB dividends paid in the past and could do so in the future. These contributions also could have an adverse effect on the value of FHLB stock in the future.

         FEDERAL RESERVE SYSTEM. The Federal Reserve Board requires all depository institutions to maintain reserves against their transaction accounts (primarily NOW and Super NOW checking accounts) and non-personal time deposits. Because required reserves must be maintained in the form of vault cash or a noninterest-bearing account at a Federal Reserve Bank, the effect of this reserve requirement is to reduce an institution's earning assets.


                                    TAXATION

FEDERAL TAXATION

         GENERAL. We and Globe Homestead are subject to the corporate tax provisions of the Internal Revenue Code, and Globe Homestead is subject to certain additional provisions which apply to thrift and other types of financial institutions. The following discussion of federal taxation is intended only to summarize certain pertinent federal income tax matters relevant to the taxation of us and Globe Homestead and is not a comprehensive discussion of the tax rules applicable to us and Globe Homestead.

         FISCAL YEAR. Globe Homestead currently reports its income and expenses on the accrual method of accounting and uses a tax year ending December 31 for filing its federal income tax returns.

         BAD DEBT RESERVES. In August 1997, legislation was enacted that repealed the reserve method of accounting (including the percentage of taxable income method) previously used by many savings institutions to calculate their bad debt reserve for federal income tax purposes. Savings institutions with $500 million or less in assets may, however, continue to use the experience method. Globe Homestead must recapture that portion of its reserve which exceeds the amount that could have been taken under the experience method for post-1987 tax years. At December 31, 2000, Globe Homestead did not have any post-1987 excess reserves. The legislation also requires savings institutions to account for bad debts for federal income tax purposes on the same basis as commercial banks for tax years beginning after December 31, 1995. This change in accounting method and recapture of excess bad debt reserves is adequately provided for in Globe Homestead's deferred tax liability.

         At December 31, 2000, the federal income tax reserves of Globe Homestead included $350,000 for which no federal income tax has been provided. Because of these federal income tax reserves and the liquidation account to be established for the benefit of certain depositors of Globe Homestead in connection with the Conversion, the retained earnings of Globe Homestead are substantially restricted.

         DISTRIBUTIONS. If Globe Homestead were to distribute cash or property to its stockholders, and the distribution was treated as being from its accumulated bad debt reserves, the distribution would cause Globe Homestead to have additional taxable income. A distribution is from accumulated bad debt reserves if (a) the reserves exceed the amount that would have been accumulated on the basis of actual loss experience, and (b) the distribution is a "non-qualified distribution." A distribution with respect to stock is a non-qualified distribution to the extent that, for federal income tax purposes,

         -        it is in redemption of shares,

         -        it is pursuant to a liquidation of the institution, or

         - in the case of a current distribution, together with all other such distributions during the taxable year, it exceeds the institution's current and post-1951 accumulated earnings and profits.

The amount of additional taxable income created by a non-qualified distribution is an amount that when reduced by the tax attributable to it is equal to the amount of the distribution.

         MINIMUM TAX. The Internal Revenue Code imposes an alternative minimum tax at a rate of 20%. The alternative minimum tax generally applies to a base of regular taxable income plus certain tax preferences
("alternative minimum taxable income" or "AMTI") and is payable to the extent such AMTI is in excess of an exemption amount. Tax preference items include the following:

         -        depreciation, and

         -        75% of the excess (if any) of

                  (1) adjusted current earnings as defined in the Internal Revenue Code, over

                  (2) AMTI determined without regard to this preference and prior to reduction by net operating losses.

         CAPITAL GAINS AND CORPORATE DIVIDENDS-RECEIVED DEDUCTION. Corporate net capital gains are taxed at a maximum rate of 35%. Corporations which own 20% or more of the stock of a corporation distributing a dividend may deduct 80% of the dividends received. Corporations which own less than 20% of the stock of a corporation distributing a dividend may deduct 70% of the dividends received. However, a corporation that receives dividends from a member of the same affiliated group of corporations may deduct 100% of the dividends received.

         OTHER MATTERS. Federal legislation is introduced from time to time that would limit the ability of individuals to deduct interest paid on mortgage loans. Individuals are currently not permitted to deduct interest on consumer loans. Significant increases in tax rates or further restrictions on the deductibility of mortgage interest could adversely affect Globe Homestead.

         Globe Homestead's federal income tax returns for the tax years ended 2000, 1999 and1998 are open under the statute of limitations and are subject to review by the IRS. Globe Homestead has not been audited by the Internal Revenue Service during the last five years.

STATE TAXATION

         We are subject to the Louisiana Corporation Income Tax based on our Louisiana taxable income. The Corporation Income Tax applies at graduated rates from 4% upon the first $25,000 of Louisiana taxable income to 8% on all Louisiana taxable income in excess of $200,000. For these purposes, "Louisiana taxable income" means net income which is earned by us within or derived from sources within the State of Louisiana, after adjustments permitted under Louisiana law, including a federal income tax deduction. In addition, Globe Homestead will be subject to the Louisiana Shares Tax which is imposed on the assessed value of a company's stock. The formula for deriving the assessed value is to calculate 15% of the sum of

         (a)      20% of a company's capitalized earnings, plus

         (b)      80% of our taxable stockholders' equity,

and to subtract from that figure 50% of our real and personal property assessment. Various items may also be subtracted in calculating a company's capitalized earnings. Globe Homestead believes that the Louisiana Shares Tax, which applies at rates up to 16% on the assessed value of its stock, will result in a material tax liability following the conversion.


                                   MANAGEMENT

MANAGEMENT OF GLOBE BANCORP, INC.

         Our board of directors is divided into three classes, each of which contains approximately one-third of the board. Our directors will be elected by stockholders for staggered three-year terms, or until their successors are elected and qualified. Other than John L. Gohres, Jr. and Robert Gohres, who are brothers, none of our directors are related to any of Globe Homestead's other directors or executive officers by first cousin or closer. The following table sets forth certain information regarding our directors, all of whom are also directors of Globe Homestead.

                                                                                       Director of
                                              Position with Globe Homestead and           Globe           Year
                                               Principal Occupation During the          Homestead         Term
            Name               Age(1)                  Past Five Years                    Since          Expires
----------------------------- ---------- -------------------------------------------- --------------- --------------
Michael H. Bagot                 78      Chairman of the Board. Retired. Former            1986            2003
                                         attorney for Globe Homestead.

Albert E. Briede, III            78      Director. Funeral Director, New Orleans,          1989            2001
                                         Louisiana.

Thomas J. Exnicios               43      Director, President and Chief                     1989            2002
                                          Executive Officer.

John L. Gohres, Jr.              46      Director. Insurance executive for Emery &         1998            2001
                                         James, Ltd., Metairie, Louisiana.

Robert Gohres                    44      Director. Insurance executive for Emery &         1988            2002
                                         James, Ltd., Hammond, Louisiana.

Mae H. Leaveau                   75      Director and Vice President.                      1960            2001

Madeleine B. Richard             45      Director and Loan Officer.                        1987            2002

Saxon J. Toca, III               74      Director. Retired. Formerly an investor           1979            2003
                                         and business owner.


-------------------

(1)      Age as of December 31, 2000.

         Initially, our directors will not be compensated by us but will serve with and be compensated by Globe Homestead. It is not anticipated that separate compensation will be paid to our directors until such time as such persons devote significant time to the separate management of our affairs, which is not expected to occur until we become actively engaged in additional businesses other than holding the stock of Globe Homestead. We may determine that such compensation is appropriate in the future.

         Our executive officer is elected annually and holds office until his respective successor has been elected and qualified or until death, resignation or removal by the board of directors. At present, our only executive officer is Thomas J. Exnicios, President and Chief Executive Officer.

MANAGEMENT OF GLOBE HOMESTEAD

         The directors of Globe Homestead are the same as our directors. Thomas
J. Exnicios serves as President and Chief Executive Officer and as a director of both us and Globe Homestead. Information concerning the names, ages, principal occupations during the past five years and term of office of the directors and of the President of Globe Homestead is set forth under "- Management of Globe Bancorp, Inc." Globe Homestead's mutual charter requires the board of directors to be divided into three classes as nearly equal in number as possible. Globe Homestead's stock charter will contain the same requirement. The members of each class will be elected for a term of three years or until their successors are elected and qualified, with one class of directors elected annually.

BOARD MEETINGS AND COMMITTEES

         Regular meetings of the board of directors of Globe Homestead are held monthly and special meetings of the board of directors of Globe Homestead are held from time-to-time as needed. There were12 meetings of the board of directors of Globe Homestead held during the year ended December 31, 2000. No director attended fewer than 75% of the total number of meetings of the board of directors of Globe Homestead held during 2000, and the total number of meetings held by all committees of the Board on which the director served during such year.

         The board of directors has a separate Executive Committee, Compensation Committee and Nominating Committee.

         The Executive Committee is authorized to act with the same authority as the board of directors between meetings of the Board. The Executive Committee, composed of Messrs. Exnicios, Toca and Briede, did not meet during 2000.

         The Compensation Committee was formed in 2001 and will determine the compensation levels of the Chief Executive Officer and the other officers by reviewing published studies of compensation paid to executives performing similar duties for financial institutions. The Compensation Committee is composed of Messrs. Toca, Briede and R. Gohres.

         The Nominating Committee nominates candidates to the board of directors of Globe Homestead. The Nominating Committee, composed Messrs. Exnicios, R. Gohres and Richard, met once during 2000.

DIRECTORS' COMPENSATION

         Each outside director of Globe Homestead receives $450 for attendance at each regular meeting of the board of directors. Directors receive no additional compensation for service on other committees.

EXECUTIVE COMPENSATION

         The following table shows the compensation paid by Globe Homestead to its President and Chief Executive Officer for the year ending December 31, 2000. No executive officer of Globe Homestead received a salary and bonus of $100,000 or more during 2000.

                                                               Annual Compensation
                                                  ----------------------------------------------
         Name and Principal
              Position                   Year         Salary            Bonus         Other(1)
-------------------------------------- ---------- --------------- ------------------ -----------
Thomas J. Exnicios                       2000            $72,750             $6,750      $2,385


---------------------
(1) Annual compensation does not include amounts attributable to other miscellaneous benefits received by Mr. Exnicios. The costs to Globe Homestead of providing such benefits during 2000 did not exceed 10% of the total salary and bonus paid to or accrued for the benefit of such individual executive officer.

EMPLOYMENT AGREEMENT

         We and Globe Homestead, as employers, intend to enter into an employment agreement with Thomas J. Exnicios when the conversion is completed. We have agreed to employ Mr. Exnicios as President and Chief Executive Officer for a term of three years. The agreement provides that Mr. Exnicios will initially be paid a salary of $75,000. Mr.Exnicios' compensation and expenses shall be paid by us and Globe Homestead in the same proportion as the time and services actually expended by him on behalf of each employer. The employment agreement will be reviewed annually. The term of Mr. Exnicios' employment agreement will be extended each year for a successive additional one-year period upon the approval of the employers' Boards of Directors, unless the employers elect, not less than 60 days prior to the annual anniversary date, not to extend the employment term.

         The employment agreement will be terminable with or without cause by the employers. Mr. Exnicios will have no right to compensation or other benefits pursuant to the employment agreement for any period after voluntary termination or termination by the employers for cause, disability or retirement. The agreement provides for certain benefits in the event of Mr. Exnicios' death. In the event that (1) Mr. Exnicios terminates his employment because the employers either fail to comply with any material provision of the employment agreement or change his title or duties, or (2) the employment agreement is terminated by the employers other than for cause, disability, retirement or death or by Mr. Exnicios as a result of certain adverse actions which are taken with respect to his employment following a change in control of us, as defined below, then Mr. Exnicios will be entitled to a cash severance amount equal to three times his average annual compensation for the last five calendar years, plus the continuation of certain miscellaneous fringe benefits, subject to reduction pursuant to Section 280G of the Internal Revenue Code as set forth below in the event of a change in control.

         A change in control is generally defined in the employment agreement to include any change in control of us required to be reported under the federal securities laws, as well as (1) the acquisition by any person of 20% or more of our outstanding voting securities and (2) a change in a majority of our directors during any three-year period without the approval of at least two-thirds of the persons who were our directors at the beginning of such period.

         The employment agreement provides that if any of the payments to be made under the employment agreement or otherwise upon termination of Mr. Exnicios' employment are deemed to constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code, then such payments and benefits will be reduced by the minimum necessary to result in the payments not exceeding three times the recipient's average annual compensation from the employers which was includable in the recipient's gross income during the most recent five taxable years. As a result, none of the severance payments will be subject to a 20% excise tax, and the employers will be able to deduct such payments as compensation expense for federal income tax purposes. If a change in control was to occur in 2001 after the conversion is completed, the severance payment would be approximately $210,000 for Mr. Exnicios.

         Although the above-described employment agreement could increase the cost of any acquisition of control, we do not believe its terms would have a significant anti-takeover effect.

NEW STOCK BENEFIT PLANS

         EMPLOYEE STOCK OWNERSHIP PLAN. We have established an employee stock ownership plan for our employees to become effective upon the conversion. Our full-time employees who have been credited with at least 1,000 hours of service during a 12-month period and who have attained age 21 are eligible to participate in our employee stock ownership plan.

         As part of the conversion, in order to fund the purchase of up to 8% of the common stock sold in the offering, we anticipate that our employee stock ownership plan will borrow funds from us. It is anticipated that such loan will equal 100% of the aggregate purchase price of the common stock acquired by our employee stock ownership plan. The loan to our employee stock ownership plan will be repaid principally from our contributions to our employee stock ownership plan over a period of 10 years, and the collateral for the loan will be the common stock purchased by our employee stock ownership plan. The interest rate for our employee stock ownership plan loan is expected to be a fixed rate of 8.5%. We may, in any plan year, make additional discretionary contributions for the benefit of plan participants in either cash or shares of common stock, which may be acquired through the purchase of outstanding shares in the market or from individual stockholders, upon the original issuance of additional shares by us or upon the sale of treasury shares by us. Such purchases, if made, would be funded through additional borrowings by our employee stock ownership plan or additional contributions from us. The timing, amount and manner of future contributions to our employee stock ownership plan will be affected by various factors, including prevailing regulatory policies, the requirements of applicable laws and regulations and market conditions.

         Shares purchased by our employee stock ownership plan with the loan proceeds will be held in a suspense account and released to participants on a pro rata basis as debt service payments are made. Shares released from our employee stock ownership plan will be allocated to each eligible participant's employee stock ownership plan account based on the ratio of each such participant's base compensation to the total base compensation of all eligible employee stock ownership plan participants. Forfeitures will be reallocated among remaining participating employees and may reduce any amount we might otherwise have contributed to our employee stock ownership plan. Upon the completion of three years of service, the account balances of participants within our employee stock ownership plan will become 20% vested and will continue to vest at the rate of 20% for each additional year of service completed by the participant, such that a participant will become 100% vested upon the completion of seven years of service. Credit is given for years of service with Globe Homestead prior to adoption of our employee stock ownership plan. In the case of a "change in control," as defined, however, participants will become immediately fully vested in their account balances. Benefits may be payable upon retirement or separation from service. Our contributions to our employee stock ownership plan are not fixed, so benefits payable under our employee stock ownership plan cannot be estimated.

         Messrs. Exnicios, R. Gohres and Briede, III will serve as trustees of our employee stock ownership plan. Under our employee stock ownership plan, the trustees must generally vote all allocated shares held in our employee stock ownership plan in accordance with the instructions of the participating employees, and unallocated shares will generally be voted in the same ratio on any matter as those allocated shares for which instructions are given, in each case subject to the requirements of applicable law and the fiduciary duties of the trustees.

         Generally accepted accounting principles require that any third party borrowing by our employee stock ownership plan be reflected as a liability on our statement of financial condition. Since our employee stock ownership plan is borrowing from us, the loan will not be treated as a liability but rather will be excluded from stockholders' equity. If our employee stock ownership plan purchases newly issued shares from us, total stockholders' equity would neither increase nor decrease, but per share stockholders' equity and per share net earnings would decrease as the newly issued shares are allocated to our employee stock ownership plan participants.

         Our employee stock ownership plan will be subject to the requirements of the Employee Retirement Income Security Act of 1974, and the regulations of the IRS and the Department of Labor thereunder.

         STOCK OPTION PLAN. Following consummation of the conversion, we intend to adopt a stock option plan, which will be designed to attract and retain qualified personnel in key positions, provide directors, officers and key employees with a proprietary interest in us as an incentive to contribute to our success and reward key employees for outstanding performance. The stock option plan will provide for the grant of incentive stock options intended to comply with the requirements of Section 422 of the Internal Revenue Code, non-incentive or compensatory stock options and stock appreciation rights (collectively "Awards"). Awards may be granted to our directors and key employees. The stock option plan will be administered and interpreted by a committee of the board of directors. Unless sooner terminated, the stock option plan shall continue in effect for a period of 10 years from the date the stock option plan is adopted by the board of directors.

         Under the stock option plan, the committee will determine which directors, officers and key employees will be granted Awards, whether options will be incentive or compensatory options, the number of shares subject to each Award, the exercise price of each option, whether options may be exercised by delivering other shares of common stock and when such options become exercisable. The per share exercise price of an incentive stock option must at least equal the fair market value of a share of common stock on the date the option is granted (110% of fair market value in the case of incentive stock options granted to employees who are 5% stockholders).

         At a meeting of our stockholders after the conversion, which under applicable Office of Thrift Supervision policies may be held no earlier than six months after the completion of the conversion, we intend to present the stock option plan to stockholders for approval and to reserve an amount equal to 10% of the shares of common stock sold in the conversion (26,450 shares or 30,418 shares based on the maximum and 15% above the maximum of the offering range, respectively), for issuance under the stock option plan. Office of Thrift Supervision regulations provide that, in the event such plan is implemented within one year after the conversion, no individual officer or employee of Globe Homestead may receive more than 25% of the options granted under the stock option plan and non-employee directors may not receive more than 5% individually, or 30% in the aggregate of the options granted under the stock option plan. Office of Thrift Supervision regulations also provide that the exercise price of any options granted under any such plan must be at least equal to the fair market value of the common stock as of the date of grant. Each stock option or portion thereof will be exercisable at any time on or after it vests and will be exercisable until 10 years after its date of grant or for periods of up to five years following the death, disability or other termination of the optionee's employment or service as a director. However, failure to exercise incentive stock options within three months after the date on which the optionee's employment terminates may result in the loss of incentive stock option treatment.

         At the time an Award is granted pursuant to the stock option plan, the recipient will not be required to make any payment in consideration for such grant. With respect to incentive or compensatory stock options, the optionee will be required to pay the applicable exercise price at the time of exercise in order to receive the underlying shares of common stock. The shares reserved for issuance under the stock option plan may be authorized but previously unissued shares, treasury shares, or shares purchased by us on the open market or from private sources. In the event of a stock split, reverse stock split or stock dividend, the number of shares of common stock under the stock option plan, the number of shares to which any Award relates and the exercise price per share under any option or stock appreciation right shall be adjusted to reflect such increase or decrease in the total number of shares of common stock outstanding. If we declare a special cash dividend or return of capital after we implement the stock option plan in an amount per share which exceeds 10% of the fair market value of a share of common stock as of the date of declaration, the per share exercise price of all previously granted options which remain unexercised as of the date of such declaration shall, subject to certain limitations, be proportionately adjusted to give effect to the special cash dividend or return of capital as of the date of payment of such special cash dividend or return of capital.

         Under current provisions of the Internal Revenue Code, the federal income tax treatment of incentive stock options and compensatory stock options is different. A holder of incentive stock options who meets certain holding period requirements will not recognize income at the time the option is granted or at the time the option is exercised, and a federal income tax deduction generally will not be available to us at any time as a result of such grant or exercise. With respect to compensatory stock options, the difference between the fair market value on the date of exercise and the option exercise price generally will be treated as compensation income upon exercise, and we will be entitled to a deduction in the amount of income so recognized by the optionee. Upon the exercise of a stock appreciation right, the holder will realize income for federal income tax purposes equal to the amount received by him, whether in cash, shares of stock or both, and we will be entitled to a deduction for federal income tax purposes in the same amount.

         RECOGNITION PLAN. After the conversion, we intend to adopt a recognition plan for our directors, officers and employees. The objective of the recognition plan will be to enable us to provide directors, officers and employees with a proprietary interest in us as an incentive to contribute to our success. We intend to present the recognition plan to our stockholders for their approval at a meeting of stockholders which, pursuant to applicable Office of Thrift Supervision regulations, may be held no earlier than six months after the conversion.

         The recognition plan will be administered by a committee of our board of directors, which will have the responsibility to invest all funds contributed to the trust created for the recognition plan. We will contribute sufficient funds to the trust so that it can purchase, following the receipt of stockholder approval, a number of shares equal to an aggregate of 4% of the common stock sold in the conversion (10,580 shares or 12,167 shares based on the maximum and 15% above the maximum of the offering range, respectively). Shares of common stock granted pursuant to the recognition plan generally will be in the form of restricted stock vesting at a rate to be determined by our board of directors or a board committee. For accounting purposes, compensation expense in the amount of the fair market value of the common stock at the date of the grant to the recipient will be recognized pro rata over the period during which the shares are payable. A recipient will be entitled to all voting and other stockholder rights, except that the shares, while restricted, may not be sold, pledged or otherwise disposed of and are required to be held in the trust. Under the terms of the recognition plan, recipients of awards will be entitled to instruct the trustees of the recognition plan as to how the underlying shares should be voted, and the trustees will be entitled to vote all unallocated shares in their discretion. If a recipient's employment is terminated as a result of death or disability, all restrictions will expire and all allocated shares will become unrestricted. We can terminate the recognition plan at any time, and if we do so, any shares not allocated will revert to us. Recipients of grants under the recognition plan will not be required to make any payment at the time of grant or when the underlying shares of common stock become vested, other than payment of withholding taxes.

INDEBTEDNESS OF MANAGEMENT AND RELATED PARTY TRANSACTIONS


         In the ordinary course of business, Globe Homestead makes loans available to its directors, officers and employees. Such loans are made in the ordinary course of business on the same terms, including interest rates and collateral, as comparable loans to other borrowers. It is the belief of management that these loans neither involve more than the normal risk of collectibility nor present other unfavorable features. At December 31, 2000, Globe Homestead had 15 loans outstanding to directors and executive officers of Globe Homestead, or members of their immediate families. These loans totaled approximately $1.0 million or approximately 32.0% of Globe Homestead's total equity at December 31, 2000.


         Messrs. John Gohres, Jr. and Robert Gohres, directors of Globe Homestead, are owners of an insurance agency through which Globe Homestead obtains its insurance coverage. Globe Homestead paid $7,000 to this agency in 2000.


                                 THE CONVERSION

         OUR AND GLOBE HOMESTEAD'S BOARDS OF DIRECTORS HAVE APPROVED THE PLAN OF CONVERSION, AS HAS THE OFFICE OF THRIFT SUPERVISION, SUBJECT TO APPROVAL BY THE MEMBERS OF GLOBE HOMESTEAD ENTITLED TO VOTE ON THE MATTER AND THE SATISFACTION OF CERTAIN OTHER CONDITIONS. OFFICE OF THRIFT SUPERVISION APPROVAL, HOWEVER, DOES NOT CONSTITUTE A RECOMMENDATION OR ENDORSEMENT OF THE PLAN OF CONVERSION BY THE OFFICE OF THRIFT SUPERVISION.

GENERAL

         On November 7, 2000, Globe Homestead's board of directors unanimously adopted the plan of conversion, pursuant to which it will be converted from a federally chartered mutual savings association to a federally chartered stock savings bank to be known as "Globe Homestead Savings Bank," and we will offer and sell our common stock. We will hold all of the common stock of Globe Homestead following the conversion. We will be incorporated under Louisiana law. The plan of conversion has been approved by the Office of Thrift Supervision, subject to, among other things, approval of the plan by the members of Globe Homestead. A special meeting has been called for this purpose to be held on June 26, 2001.

         In adopting the plan of conversion, Globe Homestead's board of directors determined that the conversion was advisable and in the best interests of its members and Globe Homestead. The board further determined that the interests of certain depositors in the net worth of Globe Homestead would be equitably provided for and that the conversion would not have any adverse impact on the reserves and net worth of Globe Homestead.

         We have received approval from the Office of Thrift Supervision to become a savings and loan holding company and to acquire all of the common stock of Globe Homestead to be issued in connection with the conversion. We intend to retain 50% of the net proceeds from the sale of the common stock, and to use the remaining proceeds to purchase all of the then to be issued and outstanding capital stock of Globe Homestead. Based on the minimum and maximum of the offering range, we intend to use approximately $156,400 and $211,600, respectively, of the net proceeds retained by us to loan funds to our employee stock ownership plan to enable it to purchase up to 8% of the common stock. The conversion will not be completed unless we sell shares of common stock equal to our appraised value.

         The plan of conversion provides generally that we will offer shares of common stock for sale in the Subscription Offering to Globe Homestead's Eligible Account Holders, our employee stock ownership plan, Supplemental Eligible Account Holders, Other Members and officers, directors and employees of Globe Homestead. In addition, subject to the prior rights of holders of subscription rights, we may elect to offer the shares of common stock not subscribed for in the Subscription Offering, if any, for sale in a Community Offering commencing prior to or upon completion of the Subscription Offering. See "- Subscription Offering and Subscription Rights" and "- Community Offering." We have the right to accept or reject, in whole or in part, any orders to purchase shares of common stock received in the Community Offering.

         The aggregate price of the shares of common stock to be issued in the conversion will be within the offering range, which was determined based upon an independent appraisal of the estimated pro forma market value of the common stock. The offering range is currently $1,955,000 to $2,645,000. All shares of common stock to be issued and sold in the conversion will be sold at the same price. The independent appraisal will be affirmed or, if necessary, updated before we complete the conversion. The appraisal has been performed by Ferguson & Company, a consulting firm experienced in the valuation and appraisal of savings institutions. See "- How We Determined the Price Per Share and the Offering Range" for more information as to how the estimated pro forma market value of the common stock was determined.

         The following discussion of the conversion summarizes the material aspects of the plan of conversion. The summary is qualified in its entirety by reference to the provisions of the plan of conversion. A copy of the plan of conversion is available for inspection at the offices of Globe Homestead and at the offices of the Office of Thrift Supervision. The plan of conversion is also filed as an exhibit to the Registration Statement of which this document is a part, copies of which may be obtained from the SEC. See "Additional Information."

PURPOSES OF CONVERSION

         As a mutual savings association, Globe Homestead does not have stockholders and has no authority to issue capital stock. By converting to the capital stock form of organization, Globe Homestead will be structured in the form used by commercial banks, most business entities and a growing number of savings institutions. The conversion will result in an increase in our and Globe Homestead's capital base, which will support our and Globe Homestead's operations.

         The conversion will permit Globe Homestead's customers and possibly other members of the local community and of the general public to become equity owners and to share in our future. The conversion also will provide additional funds for lending and investment activities, provide funds to build a new branch, facilitate future access to the capital markets, enhance our ability to diversify and expand into other markets, and enable Globe Homestead to compete more effectively with other financial institutions.

         The holding company form of organization will provide additional flexibility to diversify our business activities through existing or newly formed subsidiaries, or through acquisition of or mergers with other financial institutions, as well as other companies. Although there are no current arrangements, understandings or agreements regarding any such opportunities, we will be in a position after the conversion, subject to regulatory limitations and our financial position, to take advantage of any such opportunities that may arise.

         After the conversion, the unissued common and preferred stock authorized by our articles of incorporation will permit us, subject to market conditions and applicable regulatory approvals, to raise additional equity capital through further sales of securities, and to issue securities in connection with possible acquisitions. At the present time, we have no plans with respect to additional offerings of securities, other than the possible issuance of additional shares to the recognition plan or upon exercise of stock options. After the conversion, we also will be able to use stock-related incentive programs to attract and retain executive and other personnel for itself and its subsidiaries. See "Management - New Stock Benefit Plans."

EFFECTS OF CONVERSION

         GENERAL. Before the conversion, each depositor in Globe Homestead has both a deposit account in the institution and a pro rata ownership interest in the net worth of Globe Homestead, which interest may only be realized in the event of a liquidation of Globe Homestead. However, this ownership interest is tied to the depositor's


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account and has no tangible market value separate from such deposit account. A depositor who reduces or closes his account receives nothing for his ownership interest in the net worth of Globe Homestead, which is lost to the extent that the balance in the account is reduced.

         Consequently, Globe Homestead depositors normally cannot realize the value of their ownership interest, which has realizable value only in the unlikely event that Globe Homestead is liquidated. In such event, the depositors of record at that time, as owners, would share pro rata in any residual surplus and reserves of Globe Homestead after other claims, including claims of depositors to the amount of their deposits, are paid.

         When Globe Homestead converts to stock form, permanent nonwithdrawable capital stock will be created to represent the ownership of the net worth of Globe Homestead, and Globe Homestead will become our wholly owned subsidiary. Our common stock and the common stock of Globe Homestead are separate and apart from deposit accounts of Globe Homestead and cannot be and are not insured by the FDIC or any other governmental agency. Certificates will be issued to evidence ownership of our and Globe Homestead's common stock. Our stock certificates will be transferable, and therefore the stock may be sold or traded if a purchaser is available with no effect on any account the seller may hold in Globe Homestead.

         CONTINUITY. While the conversion is being accomplished, the normal business of Globe Homestead of accepting deposits and making loans will continue without interruption. Globe Homestead will continue to be subject to regulation by the Office of Thrift Supervision and the FDIC. After the conversion, Globe Homestead will continue to provide services for depositors and borrowers under current policies by its present management and staff.

         The directors and officers of Globe Homestead at the time of the conversion will continue to serve as directors and officers of Globe Homestead after the conversion. Our directors and officers consist of individuals currently serving as directors and officers of Globe Homestead, and they will retain their positions in Globe Homestead after the conversion.

         EFFECT ON DEPOSIT ACCOUNTS. Under the plan of conversion, each depositor in Globe Homestead at the time of the conversion will automatically continue as a depositor after the conversion, and each such deposit account will remain the same with respect to deposit balance, interest rate and other terms, except to the extent that funds in the account are withdrawn to purchase the common stock and except with respect to voting and liquidation rights. Each such account will be insured by the FDIC to the same extent as before the conversion. Depositors will continue to hold their existing certificates, passbooks and other evidences of their accounts.

         EFFECT ON LOANS. No loan outstanding from Globe Homestead will be affected by the conversion, and the amount, interest rate, maturity and security for each loan will remain as they were contractually fixed prior to the conversion.

         EFFECT ON VOTING RIGHTS OF MEMBERS. At present, all depositors of Globe Homestead are members of, and have voting rights in, Globe Homestead as to all matters requiring membership action. When we complete the conversion, depositors will cease to be members and will no longer be entitled to vote at meetings of Globe Homestead. After the conversion, we will have all of the voting rights in Globe Homestead since we will be the sole stockholder of Globe Homestead. Exclusive voting rights with respect to us will be vested in the holders of our common stock. Depositors of Globe Homestead will not have voting rights in us after the conversion, except to the extent that they become our stockholders.

         TAX EFFECTS. To complete the conversion, we must receive rulings or opinions with regard to federal and Louisiana income taxation which indicate that the conversion will not be taxable for federal or Louisiana income tax purposes to us or the Eligible Account Holders or Supplemental Eligible Account Holders, except as discussed below. We have received favorable opinions regarding the federal and Louisiana income tax consequences of the conversion. See "- Tax Aspects."

         EFFECT ON LIQUIDATION RIGHTS. If Globe Homestead were to liquidate, all claims of Globe Homestead's creditors (including those of depositors, to the extent of their deposit balances) would be paid first. Thereafter, if there were any assets remaining, members of Globe Homestead would receive such remaining assets, pro rata, based upon the deposit balances in their deposit accounts at Globe Homestead immediately prior to liquidation. In the unlikely event that Globe Homestead were to liquidate after the conversion, all claims of creditors (including


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those of depositors, to the extent of their deposit balances) would also be paid first, followed by distribution of the "liquidation account" to certain depositors (see "- Liquidation Rights of Certain Depositors"), with any assets remaining thereafter distributed to us as the sole stockholder of Globe Homestead. Pursuant to the rules and regulations of the Office of Thrift Supervision, a post-conversion merger, consolidation, sale of bulk assets or similar combination or transaction with another insured savings institution would not be considered a liquidation and, in such a transaction, the liquidation account would be required to be assumed by the surviving institution.

HOW WE DETERMINED THE PRICE PER SHARE AND THE OFFERING RANGE

         The plan of conversion requires that the purchase price of the common stock must be based on the appraised pro forma market value of the common stock, as determined on the basis of an independent valuation. Globe Homestead has retained Ferguson & Company to make such valuation. For its services in making such appraisal and assistance in preparing a business plan, Ferguson's fees and out-of-pocket expenses are estimated to be $27,500. Globe Homestead has agreed to indemnify Ferguson and any employees of Ferguson who act for or on behalf of Ferguson in connection with the appraisal and the business plan against any and all loss, cost, damage, claim, liability or expense of any kind (including claims under federal and state securities laws) arising out of any misstatement or untrue statement of a material fact or an omission to state a material fact in the information supplied by Globe Homestead to Ferguson, unless Ferguson is determined to be negligent or otherwise at fault.

         An appraisal has been made by Ferguson in reliance upon the information contained in this document, including the financial statements. Ferguson also considered the following factors, among others:

         - the present and projected operating results and financial condition of us and Globe Homestead and the economic and demographic conditions in Globe Homestead's existing marketing area;

         - certain historical, financial and other information relating to Globe Homestead;

         - a comparative evaluation of the operating and financial statistics of Globe Homestead with those of other similarly situated publicly traded savings institutions located in Louisiana and other regions of the United States;

         -        the aggregate size of the offering of the common stock;

         - the impact of the conversion on Globe Homestead's net worth and earnings potential;

         -        the proposed dividend policy of us and Globe Homestead; and

         - the trading market for securities of comparable institutions and general conditions in the market for such securities.

         In determining the amount of the appraisal, Ferguson reviewed Globe Homestead's price/earnings ("P/E"), price/book ("P/B") and price/assets ("P/A") ratios on a pro forma basis giving effect to the net conversion proceeds to the comparable ratios for a peer group consisting of 11 thrift holding companies. The peer group included companies with

         -        assets averaging $99.8 million,

         -        non-performing assets below 1.0% of total assets,

         -        loans receivable equal to at least 50.0% of total assets,

         - equity equal to more than 13.0% of assets but less than 23.0% of assets,

         - price/earnings ratios equal to an average of 14.5 and ranging from 8.9 to 25.0, and

         -        positive core earnings for the most recent 12 months.


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


         At the midpoint of the appraisal, Globe Homestead's pro forma P/E and P/A ratios as of or for the trailing twelve months ended December 31, 2000 were 25.6x and 8.7%, respectively, compared to ratios for the peer group of 14.5x and12.6%, respectively. Also at the midpoint of the appraisal, Globe Homestead's pro forma P/B ratio at December 31, 2000 was 46.3%, compared to 50.4% for recently completed conversions listed on major stock exchanges.

         On the basis of the foregoing, Ferguson gave us an opinion, dated February 13, 2001, that the estimated pro forma market value of the common stock ranged from a minimum of $1,955,000 to a maximum of $2,645,000, with a midpoint of $2,300,000. The offering range may be amended with the approval of the Office of Thrift Supervision, if required, or if necessitated by subsequent developments in our financial condition or market conditions generally, or to fill the order of our employee stock ownership plan. In the event the offering range is updated to amend the value of Globe Homestead below $1,955,000 or above $3,041,750 (the maximum of the offering range, as adjusted by 15%), the new appraisal will be filed with the SEC by post-effective amendment.

         In the event we receive orders for common stock in excess of $2,645,000 (the maximum of the offering range) and up to $3,041,750 (the maximum of the offering range, as adjusted by 15%), we may be required by the Office of Thrift Supervision to accept all such orders. No assurances, however, can be made that we will receive orders for common stock in excess of the maximum of the offering range or that, if such orders are received, that all such orders will be accepted because the final valuation and number of shares to be issued are subject to the receipt of an updated appraisal from Ferguson which reflects the increase in the valuation and the approval of such increase by the Office of Thrift Supervision. In addition, an increase in the number of shares above 264,500 shares will first be used, if necessary, to fill the order of our employee stock ownership plan. There is no obligation or understanding on the part of management to take and/or pay for any shares in order to complete the conversion.

         FERGUSON'S VALUATION IS NOT INTENDED, AND MUST NOT BE CONSTRUED, AS A RECOMMENDATION OF ANY KIND AS TO THE ADVISABILITY OF PURCHASING SUCH SHARES. FERGUSON DID NOT INDEPENDENTLY VERIFY THE FINANCIAL STATEMENTS AND OTHER INFORMATION PROVIDED BY GLOBE HOMESTEAD, NOR DID FERGUSON VALUE INDEPENDENTLY THE ASSETS OR LIABILITIES OF GLOBE HOMESTEAD. THE VALUATION CONSIDERS GLOBE HOMESTEAD AS A GOING CONCERN AND SHOULD NOT BE CONSIDERED AS AN INDICATION OF THE LIQUIDATION VALUE OF GLOBE HOMESTEAD. MOREOVER, BECAUSE SUCH VALUATION IS NECESSARILY BASED UPON ESTIMATES AND PROJECTIONS OF A NUMBER OF MATTERS, ALL OF WHICH ARE SUBJECT TO CHANGE FROM TIME TO TIME, NO ASSURANCE CAN BE GIVEN THAT PERSONS PURCHASING COMMON STOCK IN THE CONVERSION WILL THEREAFTER BE ABLE TO SELL SUCH SHARES AT PRICES AT OR ABOVE THE INITIAL PURCHASE PRICE OF $10.00 PER SHARE.

         Before we complete the conversion, the maximum of the offering range may be increased up to 15% and the number of shares of common stock may be increased to up to 304,175 shares to reflect changes in market and financial conditions or to fill the order of our employee stock ownership plan, without the resolicitation of subscribers. See "- Limitations on Common Stock Purchases" as to the method of distribution and allocation of additional shares that may be issued in the event of an increase in the offering range to fill unfilled orders in the Subscription Offering.

         No sale of shares of common stock in the conversion may be consummated unless Ferguson first confirms that nothing of a material nature has occurred which, taking into account all relevant factors, would cause it to conclude that the purchase price of $10.00 per share is materially incompatible with the estimate of the pro forma market value of a share of common stock upon completion of the conversion. If such is not the case, a new offering range may be set and a new Subscription and Community Offering may be held or such other action may be taken as we determine and the Office of Thrift Supervision may permit or require.

         Depending upon market or financial conditions, the total number of shares of common stock may be increased or decreased without a resolicitation of subscribers, provided that the aggregate gross proceeds are not below the minimum or more than 15% above the maximum of the offering range. In the event market or financial conditions change so as to cause the aggregate purchase price of the shares to be below the minimum of the offering range or more than 15% above the maximum of such range, purchasers will be resolicited. In any resolicitation, purchasers will be permitted to continue, modify or rescind their orders. If no election is made by a purchaser prior to the expiration of the resolicitation offering, the purchaser's order will be rescinded and any funds paid will be promptly refunded with interest at Globe Homestead's passbook rate of interest, and withdrawal authorizations will be canceled. Any change in the offering range must be approved by the Office of Thrift


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Supervision. If the number of shares of common stock issued in the conversion is increased due to an increase of up to 15% in the offering range to reflect changes in market or financial conditions or to fill the order of our employee stock ownership plan, persons who subscribed for the maximum number of shares will be given the opportunity to subscribe for the adjusted maximum number of shares. See "- Limitations on Common Stock Purchases."

         An increase in the number of shares of common stock as a result of an increase in the estimated pro forma market value would decrease both a subscriber's ownership interest and our pro forma net income and stockholders' equity on a per share basis while increasing pro forma net income and stockholders' equity on an aggregate basis. A decrease in the number of shares of common stock would increase both a subscriber's ownership interest and our pro forma net income and stockholders' equity on a per share basis while decreasing pro forma net income and stockholders' equity on an aggregate basis. See "Risk Factors - An Increase in the Offering Range Would Be Dilutive" and "Pro Forma Data."

         The appraisal report of Ferguson has been filed as an exhibit to our Registration Statement and Globe Homestead's Application for Conversion, of which this prospectus is a part, and is available for inspection in the manner set forth under "Additional Information."

SUBSCRIPTION OFFERING AND SUBSCRIPTION RIGHTS

         In accordance with the plan of conversion, rights to subscribe for the purchase of common stock have been granted under the plan of conversion to the following persons in the following order of descending priority:

         (1)      Eligible Account Holders,

         (2)      Our employee stock ownership plan,

         (3)      Supplemental Eligible Account Holders,

         (4)      Other Members of Globe Homestead, and

         (5)      directors, officers and employees of Globe Homestead.

All subscriptions received will be subject to the availability of common stock after satisfaction of all subscriptions of all persons having prior rights in the Subscription Offering and to the maximum and minimum purchase limitations set forth in the plan of conversion and as described below under "- Limitations on Common Stock Purchases."

         PRIORITY 1: ELIGIBLE ACCOUNT HOLDERS. Each Eligible Account Holder will receive, without payment therefor, first priority, nontransferable subscription rights to subscribe for in the Subscription Offering up to the greater of

         (a)      5% of the shares of common stock offered, and

         (b) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of common stock to be issued by a fraction, of which the numerator is the amount of the Eligible Account Holder's qualifying deposit and the denominator of which is the total amount of qualifying deposits of all Eligible Account Holders, in each case as of the close of business on June 30, 1999 (the "Eligibility Record Date"), subject to the overall purchase limitations. See "- Limitations on Common Stock Purchases."

         If there are not sufficient shares available to satisfy all subscriptions, shares first will be allocated among subscribing Eligible Account Holders so as to permit each such Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his total allocation equal to the lesser of the number of shares subscribed for or 100 shares. Thereafter, any shares remaining after each subscribing Eligible Account Holder has been allocated the lesser of the number of shares subscribed for or 100 shares will be allocated among the


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subscribing Eligible Account Holders whose subscriptions remain unfilled in the proportion that the amounts of their respective eligible deposits bear to the total amount of eligible deposits of all subscribing Eligible Account Holders whose subscriptions remain unfilled, provided that no fractional shares shall be issued. Subscription Rights of Eligible Account Holders will be subordinated to the priority rights of Tax-Qualified Employee Stock Benefit Plans to purchase shares in excess of the maximum of the offering range.

         To ensure proper allocation of stock, each Eligible Account Holder must list on his subscription order form all accounts in which he has an ownership interest. Failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed. The subscription rights of Eligible Account Holders who are also directors or officers of Globe Homestead or their associates will be subordinated to the subscription rights of other Eligible Account Holders to the extent attributable to increased deposits in the year preceding June 30, 1999.

         PRIORITY 2: EMPLOYEE STOCK OWNERSHIP PLAN. Our employee stock ownership plan will receive, without payment therefor, second priority, nontransferable subscription rights to purchase, in the aggregate, up to 8% of the common stock, including any increase in the number of shares of common stock after the date hereof as a result of an increase of up to 15% in the maximum of the offering range. Our employee stock ownership plan intends to purchase 8% of the shares of common stock, or 15,640 shares and 21,160 shares based on the minimum and maximum of the offering range, respectively. Subscriptions by our employee stock ownership plan will not be aggregated with shares of common stock purchased directly by or which are otherwise attributable to any other participants in the Subscription and Community Offerings, including subscriptions of any of Globe Homestead's directors, officers, employees or associates thereof. In the event that the total number of shares offered in the conversion is increased to an amount greater than the number of shares representing the maximum of the offering range ("Maximum Shares"), our employee stock ownership plan will have a priority right to purchase any such shares exceeding the Maximum Shares up to an aggregate of 8% of the common stock. See " - Limitations on Common Stock Purchases" and "Risk Factors - An Increase in the Offering Range Would Be Dilutive."

         PRIORITY 3: SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDERS. To the extent that there are sufficient shares remaining after satisfaction of subscriptions by Eligible Account Holders and our employee stock ownership plan, each Supplemental Eligible Account Holder will receive, without payment therefor, third priority, nontransferable subscription rights to subscribe for in the Subscription Offering up to the greater of

         (a)      5% of the shares of common stock offered, and

         (b) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of common stock to be issued by a fraction, of which the numerator is the amount of the Supplemental Eligible Account Holder's qualifying deposit and the denominator of which is the total amount of qualifying deposits of all Supplemental Eligible Account Holders, in each case as of the close of business on March 31, 2001(the "Supplemental Eligibility Record Date"), subject to the overall purchase limitations. See "- Limitations on Common Stock Purchases."

         If there are not sufficient shares available to satisfy all subscriptions of all Supplemental Eligible Account Holders, available shares first will be allocated among subscribing Supplemental Eligible Account Holders so as to permit each such Supplemental Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his total allocation equal to the lesser of the number of shares subscribed for or 100 shares. Thereafter, any shares remaining available will be allocated among the Supplemental Eligible Account Holders whose subscriptions remain unfilled in the proportion that the amounts of their respective eligible deposits bear to the total amount of eligible deposits of all subscribing Supplemental Eligible Account Holders whose subscriptions remain unfilled, provided that no fractional shares shall be issued.

         PRIORITY 4: OTHER MEMBERS. To the extent that there are sufficient shares remaining after satisfaction of subscriptions by Eligible Account Holders, our employee stock ownership plan and Supplemental Eligible Account Holders, each Other Member will receive, without payment therefor, fourth priority, nontransferable subscription rights to purchase up to 5% of the shares of common stock offered, subject to the overall purchase limitations. See "- Limitations on Common Stock Purchases."


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


         In the event the Other Members subscribe for a number of shares which, when added to the shares subscribed for by Eligible Account Holders, our employee stock ownership plan and Supplemental Eligible Account Holders, is in excess of the total number of shares of common stock offered in the conversion, shares first will be allocated so as to permit each subscribing Other Member, to the extent possible, to purchase a number of shares sufficient to make his total allocation equal to the lesser of the number of shares subscribed for or 100 shares. Thereafter, any remaining shares will be allocated among such subscribing Other Members on an equal number of shares basis per order until all orders have been fulfilled or the remaining shares have been allocated, provided that no fractional shares shall be issued.

         PRIORITY 5: DIRECTORS, OFFICERS AND EMPLOYEES. To the extent that there are sufficient shares remaining after satisfaction of all subscriptions by Eligible Account Holders, our employee stock ownership plan, Supplemental Eligible Account Holders and Other Members, then directors, officers and employees of Globe Homestead will receive, without payment therefor, fifth priority, nontransferable subscription rights to subscribe for, in this category, an aggregate of up to 25% of the shares of common stock offered in the Subscription Offering provided, however; that no director, officer or employee may purchase more than 5% of the shares of common stock offered. The ability of directors, officers and employees to purchase common stock under this category is in addition to rights which are otherwise available to them under the plan of conversion as they may fall within higher priority categories, and the plan of conversion generally allows such persons to purchase in the aggregate up to 35% of common stock sold in the conversion. See "-Limitations on Common Stock Purchases."

         In the event of an oversubscription in this category, subscription rights will be allocated among the individual directors, officers and employees on a point system basis, whereby such individuals will receive subscription rights in the proportion that the number of points assigned to each of them bears to the total points assigned to all directors, officers and employees, provided that no fractional shares shall be issued. One point will be assigned for each year of service with Globe Homestead, one point for each salary increment of $5,000 per annum and five points for each office presently held in Globe Homestead, including directorships. For information as to the number of shares proposed to be purchased by the directors and executive officers, see "Proposed Management Purchases."

         EXPIRATION DATE FOR THE SUBSCRIPTION OFFERING. The Subscription Offering will expire at 12:00 noon, Central Time, on June 21, 2001 (the "Expiration Date"), unless extended for up to 45 days or for such additional periods by us as may be approved by the Office of Thrift Supervision. The Subscription Offering may not be extended beyond June 21, 2003. Subscription rights which have not been exercised prior to the Expiration Date (unless extended) will become void.

         We will not execute orders until at least the minimum number of shares of common stock (195,500 shares) have been subscribed for or otherwise sold. If all shares have not been subscribed for or sold within 45 days after the Expiration Date, unless such period is extended with the consent of the Office of Thrift Supervision, all funds delivered to Globe Homestead pursuant to the Subscription Offering will be returned promptly to the subscribers with interest and all withdrawal authorizations will be canceled. If an extension beyond the 45-day period following the Expiration Date is granted, we will notify subscribers of the extension of time and of any rights of subscribers to modify or rescind their subscriptions.

COMMUNITY OFFERING

         To the extent that shares remain available for purchase after satisfaction of all subscriptions of Eligible Account Holders, our employee stock ownership plan, Supplemental Eligible Account Holders, Other Members and directors, officers and employees of Globe Homestead, we may elect to offer such shares either prior to or upon completion of the Subscription Offering to certain members of the general public, with preference given to natural persons residing in Jefferson Parish, Louisiana (such natural persons referred to as "Preferred Subscribers"). Persons, together with their associates, or a group of persons acting in concert may purchase up to 5% of the shares of common stock offered in the Community Offering, subject to the maximum purchase limitations. See "- Limitations on Common Stock Purchases."

         If there are not sufficient shares available to fill the orders of Preferred Subscribers after completion of the Subscription and Community Offerings, such stock will be allocated first to each Preferred Subscriber whose order is accepted by us, in an amount equal to the lesser of 100 shares or the number of shares subscribed for by each such Preferred Subscriber, if possible. Thereafter, unallocated shares will be allocated among the Preferred


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Subscribers whose accepted orders remain unsatisfied on an equal number of shares basis per order until all orders have been filled or the remaining shares have been allocated, provided that no fractional shares shall be issued. Orders for common stock in the Community Offering will first be filled to a maximum of 2% of the total number of shares of common stock sold in the conversion and thereafter any remaining shares will be allocated on an equal number of shares basis per order until all orders have been filled, provided no fractional shares will be issued. If there are any shares remaining, shares will be allocated to other members of the general public who subscribe in the Community Offering applying the same allocation described above for Preferred Subscribers.

         THE OPPORTUNITY TO SUBSCRIBE FOR SHARES OF COMMON STOCK IN THE COMMUNITY OFFERING CATEGORY IS SUBJECT TO OUR RIGHT, IN OUR SOLE DISCRETION, TO ACCEPT OR REJECT ANY SUCH ORDERS IN WHOLE OR IN PART EITHER AT THE TIME OF RECEIPT OF AN ORDER OR AS SOON AS PRACTICABLE FOLLOWING THE EXPIRATION DATE.

SYNDICATED COMMUNITY OFFERING

         The plan of conversion provides that, if necessary, all shares of common stock not purchased in the Subscription and Community Offerings, if any, may be offered for sale to the general public in a Syndicated Community Offering through selected dealers managed by Trident Securities acting as our agent in the sale of the common stock. We have the right to reject orders, in whole or in part, in our sole discretion in the Syndicated Community Offering. Neither Trident Securities nor any registered broker-dealer shall have any obligation to take or purchase any shares of common stock in the Syndicated Community Offering; however, Trident Securities has agreed to use its best efforts in the sale of shares in the Syndicated Community Offering. Common stock sold in the Syndicated Community Offering will be sold at a purchase price per share which is the same price as all other shares being offered in the conversion. The amount of shares that any person, together with any associate, or group of persons acting in concert may purchase in the Syndicated Community Offering can not exceed 5% of the shares of common stock offered in the Subscription Offering. Orders for common stock in the Syndicated Community Offering will first be filled to a maximum of 2% of the total number of shares sold in the conversion and thereafter any remaining shares will be allocated on an equal number of shares basis per order until all orders have been filled, provided no fractional shares will be issued.

         It is estimated that the selected dealers will receive a negotiated commission based on the amount of common stock sold by the selected dealer, payable by us. During the Syndicated Community Offering, selected dealers may only solicit indications of interest from their customers to place orders with us as of a certain date (the "Order Date") for the purchase of shares of common stock. When and if we and Trident Securities believe that enough indications and orders have been received in the offering to consummate the conversion, Trident Securities will request, as of the Order Date, selected dealers to submit orders to purchase shares for which they have received indications of interest from their customers. Selected dealers will send confirmations of the orders to such customers on the next business day after the Order Date. Selected dealers will debit the accounts of their customers on a date which will be three business days from the Order Date ("Debit Date"). Customers who authorize selected dealers to debit their brokerage accounts are required to have the funds for payment in their account on but not before the Debit Date. On the next business day following the Debit Date, select dealers will remit funds to the account that we will establish for each selected dealer. After payment has been received by us from selected dealers, funds will earn interest at Globe Homestead's passbook savings rate until the conversion is completed. In the event the conversion is not completed, funds will be returned promptly with interest to the selected dealers, who, in turn, will promptly credit their customers' brokerage account.

         The Syndicated Community Offering may close at any time after the Expiration Date at our discretion, but in no case later than 45 days after the Expiration Date, unless further extended with the consent of the Office of Thrift Supervision. The offering may not be extended beyond June 21, 2003.

PERSONS WHO CANNOT EXERCISE SUBSCRIPTION RIGHTS

         We will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for stock pursuant to the plan of conversion reside. However, we are not required to offer stock in the Subscription Offering to any person who resides in a foreign country or resides in a state of the United States with respect to which:


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         -        the number of persons otherwise eligible to subscribe for
                  shares under the plan of conversion who reside in such jurisdiction is small;

         - the granting of subscription rights or the offer or sale of shares of common stock to such persons would require any of us, Globe Homestead or our officers, directors or employees, under the laws of such jurisdiction, to register as a broker, dealer, salesman or selling agent or to register or otherwise qualify its securities for sale in such jurisdiction or to qualify as a foreign corporation or file a consent to service of process in such jurisdiction; and

         - such registration, qualification or filing in our judgment would be impracticable or unduly burdensome for reasons of costs or otherwise.

Where the number of persons eligible to subscribe for shares in one state is small, we will base our decision as to whether or not to offer the common stock in such state on a number of factors, including but not limited to the size of accounts held by account holders in the state, the cost of registering or qualifying the shares or the need to register us, Globe Homestead or our officers, directors or employees as brokers, dealers or salesmen.

LIMITATIONS ON COMMON STOCK PURCHASES

         The plan of conversion includes the following limitations on the number of shares of common stock which may be purchased in the conversion:

                  (1) No fewer than 25 shares of common stock may be purchased, to the extent such shares are available;

                  (2) Each Eligible Account Holder may subscribe for and purchase in the Subscription Offering up to the greater of (a) 5% of the shares of common stock and (b) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of common stock offered by a fraction, of which the numerator is the amount of the qualifying deposit of the Eligible Account Holder and the denominator is the total amount of qualifying deposits of all Eligible Account Holders, in each case as of the close of business on the Eligibility Record Date, with clauses (a) and (b) above subject to the overall limitation in clause (6) below;

                  (3) Our employee stock ownership plan may purchase in the aggregate up to 8% of the shares of common stock, including any additional shares issued in the event of an increase in the offering range;

                  (4) Each Supplemental Eligible Account Holder may subscribe for and purchase in the Subscription Offering up to the greater of (a) 5% of the shares of common stock and (b) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of common stock offered by a fraction, of which the numerator is the amount of the qualifying deposit of the Supplemental Eligible Account Holder and the denominator is the total amount of qualifying deposits of all Supplemental Eligible Account Holders, in each case as of the close of business on the Supplemental Eligibility Record Date, with clauses (a) and (b) above subject to the overall limitation in clause (6) below;

                  (5) Each Other Member or any person purchasing shares of common stock in the Community Offering may subscribe for and purchase up to 5% of the shares of common stock offered in the Subscription Offering or Community Offering, subject to the overall limitation in clause (6) below;

                  (6) Except for our employee stock ownership plan and certain Eligible Account Holders and Supplemental Eligible Account Holders whose subscription rights are based upon the amount of their deposits, the maximum number of shares of common stock subscribed for or purchased in all categories of the conversion by any person, together with associates of and groups of persons acting in concert with such persons, shall not exceed 9.9% of the shares of common stock offered in the conversion, provided that the percentage amount by which any subscription and purchase order exceeds 5% of the shares offered in the conversion ("Excess Orders") will be aggregated with all other Excess Orders. Excess Orders will be


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


         limited in the aggregate to an additional 5% of the shares of common stock offered in the conversion and will be allocated ratably; and

                  (7) No more than 35% of the total number of shares offered for sale in the conversion may be purchased by directors and officers of Globe Homestead and their associates in the aggregate, excluding purchases by our employee stock ownership plan.

         Subject to any required regulatory approval and the requirements of applicable laws and regulations, but without further approval of the members of Globe Homestead, the individual amount permitted to be subscribed for and the overall purchase limitations may be increased or decreased. If such amount is increased, subscribers for the maximum amount will be given the opportunity to increase their subscriptions up to the then applicable limit. If such amount is decreased, subscribers for the maximum amount will be decreased by the minimum amount necessary so that the subscriber will be in compliance with the new maximum limitation.

         In the event of an increase in the total number of shares of common stock offered in the conversion due to an increase in the offering range of up to 15%, the additional shares will be allocated in the following order of priority in accordance with the Plan:

                  (1) to fill our employee stock ownership plan's subscription of 8% of the adjusted maximum number of shares;

                  (2) in the event that there is an oversubscription by Eligible Account Holders, to fill unfulfilled subscriptions of Eligible Account Holders, inclusive of the adjusted maximum;

                  (3) in the event that there is an oversubscription by Supplemental Eligible Account Holders, to fill unfulfilled subscriptions of Supplemental Eligible Account Holders, inclusive of the adjusted maximum;

                  (4) in the event that there is an oversubscription by Other Members, to fill unfulfilled subscriptions of Other Members, inclusive of the adjusted maximum;

                  (5) in the event there is an oversubscription by our directors, officers and employees, to fill unfulfilled subscriptions of directors, officers and employees, inclusive of the adjusted maximum; and

                  (6) to fill unfulfilled subscriptions in the Community Offering to the extent possible, inclusive of the adjusted maximum.

         The term "associate" of a person is defined to include the following:

                  (a) any corporation or other organization (other than us, Globe Homestead or a majority-owned subsidiary of Globe Homestead) of which such person is a director, officer or partner or is directly or indirectly the beneficial owner of 10% or more of any class of equity securities;

                  (b) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity, provided, however, that such term shall not include any of our or Globe Homestead's tax-qualified employee stock benefit plan in which such person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity; and

                  (c) any relative or spouse of such person, or any relative of such spouse, who either has the same home as such person or who is a director or officer of us or any of our subsidiaries.

         The term "acting in concert" is defined to mean (1) knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement, or (2) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. We may presume that certain persons are acting in concert based upon, among other things, joint


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account relationships, common addresses on Globe Homestead's records and the fact that such persons have filed joint Schedules 13D or 13G with the SEC with respect to other companies.

MARKETING ARRANGEMENTS

         We have engaged Trident Securities, a Division of McDonald Investments Inc., as a financial advisor and marketing agent in connection with the offering of the common stock, and Trident has agreed to use its best efforts to solicit subscriptions and purchase orders for shares of common stock in the conversion. Trident is a member of the National Association of Securities Dealers, Inc. and an SEC-registered broker-dealer. Trident is headquartered in Raleigh, North Carolina, and its telephone number is (919) 781-8900. Trident will provide various services including, but not limited to, (1) training and educating Globe Homestead's directors, officers and employees regarding the mechanics and regulatory requirements of the stock sales process; (2) providing its employees to staff the Stock Information Center to assist Globe Homestead's customers and internal stock purchasers and to keep records of orders for shares of common stock; and (3) targeting our sales efforts, including assisting in the preparation of marketing materials.

         Trident will receive a fee of $75,000 payable upon consummation of the conversion. In the event that a selected dealers agreement is entered into in connection with a Syndicated Community Offering, Globe Homestead will pay to such selected dealers a fee at the commission rate to be agreed upon by Trident and us, for shares sold by a National Association of Securities Dealers member firm pursuant to a selected dealers agreement. Fees to Trident and to any other broker-dealer may be deemed to be underwriting fees, and Trident and such broker-dealers may be deemed to be underwriters. We have agreed to indemnify Trident and each person, if any, who controls Trident against all losses, claims, damages or liabilities, joint or several, and all legal and other expenses reasonably incurred by them in connection with certain claims that may arise as a result of the conversion, including liabilities under the Securities Act, except those that are due to Trident's willful misconduct or gross negligence.

         Our directors and executive officers may participate in the solicitation of offers to purchase common stock by mailing written materials to members of Globe Homestead and other prospective investors, responding to inquiries of prospective investors, and performing ministerial or clerical work. In each jurisdiction in which the securities laws require that the offer and/or sale of the common stock be made through a broker-dealer registered in such jurisdiction, all written materials will be mailed under cover of a letter from Trident. Other employees of Globe Homestead may participate in the offering in ministerial capacities or providing clerical work in effecting a sales transaction. Such other employees have been instructed not to solicit offers to purchase common stock or provide advice regarding the purchase of common stock. Questions of prospective purchasers will be directed to executive officers or registered representatives. We will rely on Rule 3a4-1 under the Exchange Act, and sales of common stock will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of common stock. We will not compensate our officers, directors or employees in connection with their participation by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the common stock.

PROCEDURE FOR PURCHASING SHARES IN THE SUBSCRIPTION AND COMMUNITY OFFERINGS

         To ensure that each purchaser receives a prospectus at least 48 hours before the Expiration Date (unless extended) in accordance with Rule 15c2-8 of the Exchange Act, no prospectus will be mailed any later than five days prior to such date or hand delivered any later than two days prior to such date. Execution of the order form will confirm receipt or delivery in accordance with Rule 15c2-8. Order forms will only be distributed with a prospectus.

         To purchase shares in the Subscription and Community Offerings, an executed order form with the required payment for each share subscribed for, or with appropriate authorization for withdrawal from a deposit account at Globe Homestead (which may be given by completing the appropriate blanks in the order form), must be received by Globe Homestead by 12:00 noon, Central Time, on the Expiration Date (unless extended). In addition, we will require a prospective purchaser to execute a certification in the form required by applicable Office of Thrift Supervision regulations in connection with any sale of common stock. Order forms which are not received by such time or are executed defectively or are received without full payment (or appropriate withdrawal instructions) are not required to be accepted. Copies of order forms, order forms unaccompanied by an executed certification form, payments from other private third parties and wire transfers are also not required to be accepted. We have the right


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to waive or permit the correction of incomplete or improperly executed forms, but do not represent that we will do so. Once received, an executed order form may not be modified, amended or rescinded without our consent, unless the conversion has not been completed within 45 days after the end of the Subscription Offering, unless such period has been extended.

         In order to ensure that Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are properly identified as to their stock purchase priority, depositors as of the close of business on the Eligibility Record Date (June 30, 1999) or the Supplemental Eligibility Record Date (March 31, 2000) and depositors as of the close of business on the Voting Record Date (May 4, 2001) must list all accounts on the stock order form giving all names in each account and the account numbers. FAILURE TO LIST ALL OF YOUR ACCOUNTS MAY RESULT IN FEWER SHARES BEING ALLOCATED TO YOU THAN IF ALL OF YOUR ACCOUNTS HAD BEEN DISCLOSED.

         Payment for subscriptions may be made (1) in cash only if delivered in person at the main office of Globe Homestead Federal Savings Association, 4051 Veterans Boulevard, Metairie, Louisiana 70002, (2) by check or money order, or
(3) by authorization of withdrawal from deposit accounts maintained with Globe Homestead. Interest will be paid on payments made by cash, check or money order at Globe Homestead's passbook rate of interest from the date payment is received until the conversion is completed or terminated. If payment is made by authorization of withdrawal from deposit accounts, the funds authorized to be withdrawn from a deposit account will continue to accrue interest at the contractual rates until completion or termination of the conversion, but a hold will be placed on such funds, thereby making them unavailable to the depositor until completion or termination of the conversion.

         If a subscriber authorizes Globe Homestead to withdraw the amount of the purchase price from his deposit account, Globe Homestead will do so as of the effective date of the conversion. Globe Homestead will waive any applicable penalties for early withdrawal from certificate accounts. If the remaining balance in a certificate account is reduced below the applicable minimum balance requirement at the time that the funds actually are transferred under the authorization, the certificate will be canceled at the time of the withdrawal, without penalty, and the remaining balance will earn interest at the passbook rate.

         Our employee stock ownership plan will not be required to pay for the shares subscribed for at the time it subscribes. Instead, our employee stock ownership plan may pay for the shares of common stock subscribed for by it at the purchase price upon consummation of the Subscription and Community Offerings, provided that there is a valid loan commitment in force from the time of its subscription until such time. The loan commitment may be from an unrelated financial institution or Globe Bancorp, Inc. to lend to our employee stock ownership plan, at the completion of the conversion, the aggregate purchase price of the shares for which our employee stock ownership plan subscribed.

         Owners of self-directed IRAs may use the assets of such IRAs to purchase shares of common stock in the Subscription and Community Offerings, provided that such IRAs are not maintained at Globe Homestead. Persons with IRAs maintained at Globe Homestead must have their accounts transferred to an unaffiliated institution or broker to purchase shares of common stock in the Subscription and Community Offerings. In addition, applicable regulations require that officers, directors and 10% stockholders who use self-directed IRA funds to purchase shares of common stock in the Subscription and Community Offerings make such purchases for the exclusive benefit of the IRAs. Any interested parties wishing to use IRA funds for stock purchases are advised to contact the Stock Information Center for additional information and allow sufficient time for the account to be transferred as required.

         Certificates representing shares of common stock purchased will be mailed to purchasers at the last address of such persons appearing on the records of Globe Homestead, or to such other address as may be specified in properly completed order forms, as soon as practicable following consummation of the conversion. Any certificates returned as undeliverable will be disposed of in accordance with applicable law.

RESTRICTIONS ON TRANSFER OF SUBSCRIPTION RIGHTS AND SHARES

         You may not transfer or enter into any agreement or understanding to transfer the legal or beneficial ownership of your subscription rights issued under the plan of conversion or the shares of common stock to be issued upon their exercise. You may exercise your subscription rights only for your own account. If you exercise your subscription rights, you will be required to certify that you are purchasing shares solely for your own account


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and that you have no agreement or understanding regarding the sale or transfer of such shares. Federal regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase such subscription rights or shares of common stock prior to the completion of the conversion.

         WE WILL PURSUE ANY AND ALL LEGAL AND EQUITABLE REMEDIES IN THE EVENT WE BECOME AWARE OF THE TRANSFER OF SUBSCRIPTION RIGHTS AND WILL NOT HONOR ORDERS KNOWN BY US TO INVOLVE THE TRANSFER OF SUCH RIGHTS.

LIQUIDATION RIGHTS OF CERTAIN DEPOSITORS

         In the unlikely event of a complete liquidation of Globe Homestead in its present mutual form, each depositor of Globe Homestead would receive his pro rata share of any assets of Globe Homestead remaining after payment of claims of all creditors (including the claims of all depositors to the withdrawal value of their accounts). Each depositor's pro rata share of such remaining assets would be in the same proportion as the value of his deposit account was to the total value of all deposit accounts in Globe Homestead at the time of liquidation. After the conversion, each depositor, in the event of a complete liquidation of Globe Homestead, would have a claim as a creditor of the same general priority as the claims of all other general creditors of Globe Homestead. However, except as described below, his claim would be solely in the amount of the balance in his deposit account plus accrued interest. The depositor would not have an interest in the value or assets of Globe Homestead above that amount.

         The plan of conversion provides for the establishment, upon the completion of the conversion, of a special "liquidation account" for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders in an amount equal to Globe Homestead's net worth as of the date of its latest statement of financial condition contained in the final prospectus utilized in the conversion. As of December 31, 2000, the initial balance of the liquidation account would be approximately $3.3 million. Each Eligible Account Holder and Supplemental Eligible Account Holder, if he were to continue to maintain his deposit account at Globe Homestead, would be entitled, upon a complete liquidation of Globe Homestead after the conversion, to an interest in the liquidation account prior to any payment to us as the sole stockholder of Globe Homestead. Each Eligible Account Holder and Supplemental Eligible Account Holder would have an initial interest in such liquidation account for each deposit account, including passbook accounts, NOW accounts, money market deposit accounts, and certificates of deposit, held in Globe Homestead at the close of business on June 30, 1999, or March 31, 2001, as the case may be. Each Eligible Account Holder and Supplemental Eligible Account Holder will have a pro rata interest in the total liquidation account for each of his deposit accounts based on the proportion that the balance of each such deposit account on the June 30, 1999, eligibility record date (or the March 31, 2001, supplemental eligibility record date, as the case may be) bore to the balance of all deposit accounts in Globe Homestead on such dates. For deposit accounts in existence at both the June 30, 1999 eligibility record date and the March 31, 2001 supplemental eligibility record date, separate initial sub account balances will be determined for such accounts on each of the respective dates. The liquidation account will be an off balance sheet memorandum account. The balance of the liquidation account will not be reflected in our or Globe Homestead's published financial statements.

         If, however, on any December 31 annual closing date of Globe Homestead, commencing December 31, 2001, the amount in any deposit account is less than the amount in such deposit account on June 30, 1999 or March 31, 2001, as the case may be, or any other annual closing date, then the interest in the liquidation account relating to such deposit account would be reduced by the proportion of any such reduction, and such interest will cease to exist if such deposit account is closed. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related deposit account. Any assets remaining after the claims of general creditors (including the claims of all depositors to the withdrawal value of their accounts) and the above liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders are satisfied would be distributed to us as the sole stockholder of Globe Homestead.

TAX ASPECTS

         Completion of the conversion is expressly conditioned upon prior receipt of either a ruling or an opinion of counsel with respect to federal tax laws, and either a ruling or an opinion with respect to Louisiana tax laws, to the effect that consummation of the transactions contemplated hereby will not result in a taxable reorganization under the provisions of the applicable codes or otherwise result in any adverse tax consequences to us or to account holders receiving subscription rights, except to the extent, if any, that subscription rights are deemed to have fair market value on the date such rights are issued. The following discussion includes all material federal tax aspects of the offering.


         Elias, Matz, Tiernan & Herrick L.L.P., Washington, D.C., has issued an opinion to us that, for federal income tax purposes:


                  (1) Globe Homestead's change in form from mutual to stock ownership will constitute a reorganization under Section 368(a)(1)(F) of the Internal Revenue Code and we will not recognize any gain or loss as a result of the conversion;

                  (2) no gain or loss will be recognized by us upon our purchase of Globe Homestead's capital stock;

                  (3) no gain or loss will be recognized by Eligible Account Holders and Supplemental Eligible Account Holders upon the issuance to them of deposit accounts in Globe Homestead in its stock form plus their interests in the liquidation account in exchange for their deposit accounts in Globe Homestead in its mutual form;

                  (4) assuming the non-transferable subscription rights to purchase common stock have no value, the tax basis of the depositors' deposit accounts in Globe Homestead immediately after the conversion will be the same as the basis of their deposit accounts immediately prior to the conversion;

                  (5) assuming the non-transferable subscription rights to purchase common stock have no value, the tax basis of each Eligible Account Holder's and Supplemental Eligible Account Holder's interest in the liquidation account will be zero; and

                  (6) the tax basis to the stockholders of the common stock purchased in the conversion will be the amount paid therefor, and the holding period for the shares of common stock purchased by such persons will begin on the date of consummation of the conversion if purchased through the exercise of subscription rights and on the day after the date of purchase if purchased in the Community Offering.

         Roth Murphy Sanford L.L.P., New Orleans, Louisiana, also has rendered an opinion that the foregoing tax effects of the conversion under Louisiana law are substantially the same as they are under federal law.

         In the opinion of Ferguson, the subscription rights do not have any value, based on the fact that such rights are acquired by the recipients without cost, are nontransferable and of short duration, and afford the recipients the right only to purchase the common stock at a price equal to its estimated fair market value, which will be the same price as the purchase price for the unsubscribed shares of common stock. If the subscription rights granted to eligible subscribers are deemed to have an ascertainable value, receipt of such rights would be taxable probably only to those eligible subscribers who exercise the subscription rights (either as a capital gain or ordinary income) in an amount equal to such value, and we could recognize gain on such distribution. Eligible subscribers are encouraged to consult with their own tax advisor as to the tax consequences in the event that such subscription rights are deemed to have an ascertainable value.


         The opinions of Elias, Matz, Tiernan & Herrick, Roth Murphy Sanford and Ferguson & Company are filed as exhibits to the Registration Statement that we filed with the SEC. See "Additional Information."


         Unlike private rulings, an opinion is not binding on the IRS, and the IRS could disagree with conclusions reached therein. In the event of such disagreement, there can be no assurance that the IRS would not prevail in a judicial or administrative proceeding.

DELIVERY OF CERTIFICATES

         Certificates representing common stock issued in the conversion will be mailed by our transfer agent to the persons entitled thereto at the addresses of such persons appearing on the stock order form as soon as practicable following consummation of the conversion. Any certificates returned as undeliverable will be held by us until claimed by persons legally entitled thereto or otherwise disposed of in accordance with applicable law. Until certificates for common stock are available and delivered to subscribers, such subscribers may not be able to sell the shares of common stock for which they have subscribed, even though trading of the common stock may have commenced.

REQUIRED APPROVALS

         Various approvals of the Office of Thrift Supervision are required to consummate the conversion. The Office of Thrift Supervision approved the plan of conversion, subject to approval by Globe Homestead's members and other standard conditions. The Office of Thrift Supervision has also approved our holding company application, subject to certain standard conditions.

         We are required to make certain filings with state securities regulatory authorities in connection with the issuance of common stock in the conversion.

CERTAIN RESTRICTIONS ON PURCHASE OR TRANSFER OF SHARES AFTER THE CONVERSION

         All shares of common stock purchased in connection with the conversion by any of our directors or executive officers will be subject to a restriction that the shares not be sold for a period of one year following the conversion, except in the event of the death of such director or executive officer or pursuant to a merger or similar transaction approved by the Office of Thrift Supervision. Each certificate for restricted shares will bear a legend giving notice of this restriction on transfer, and appropriate stop-transfer instructions will be issued to our transfer agent. Any shares of common stock issued at a later date within this one year period as a stock dividend, stock split or otherwise with respect to such restricted stock will be subject to the same restrictions. Our directors and executive officers will also be subject to the insider trading rules promulgated pursuant to the Exchange Act as long as the common stock is registered pursuant to Section 12(g) of the Exchange Act.

         Purchases of our common stock by our directors, executive officers and their associates during the three-year period following completion of the conversion may be made only through a broker or dealer registered with the SEC, except with the prior written approval of the Office of Thrift Supervision. This restriction does not apply, however, to negotiated transactions involving more than 1% of our outstanding common stock or to certain purchases of stock pursuant to an employee stock benefit plan, such as our employee stock ownership plan, or by any non-tax-qualified employee stock benefit plan, such as the recognition plan.

         Any repurchases of common stock by us in the future will be subject to the receipt of any necessary approvals from the Office of Thrift Supervision during the first year after the conversion.


              RESTRICTIONS ON ACQUISITION OF US AND GLOBE HOMESTEAD
                      AND RELATED ANTI-TAKEOVER PROVISIONS


GENERAL

         As described below, certain provisions in our articles of incorporation and bylaws and in our proposed benefit plans, together with provisions of Louisiana corporate law and Office of Thrift Supervision regulations, may have anti-takeover effects. In addition, regulatory restrictions may make it difficult for persons or companies to acquire control of us.

RESTRICTIONS IN OUR ARTICLES OF INCORPORATION AND BYLAWS

         GENERAL. A number of provisions of our articles of incorporation and bylaws deal with matters of corporate governance and certain rights of stockholders. The following discussion of our articles of incorporation and bylaws summarizes the material provisions which might be deemed to have a potential "anti-takeover" effect. These provisions may have the effect of discouraging a future takeover attempt which is not approved by our board of directors but which individual stockholders may deem to be in their best interests or in which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so. Such provisions also will render the removal of our current board of directors or management more difficult. The following description of certain of the provisions of our articles of incorporation and bylaws is necessarily general and reference should be made in each case to the articles of incorporation and bylaws, which are incorporated herein by reference. See "Additional Information" as to how to obtain a copy of these documents.


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


         LIMITATION ON VOTING RIGHTS. Article 10.A of our articles of incorporation provides that no person shall directly or indirectly offer to acquire or acquire the beneficial ownership of

                  (1) more than 10% of our issued and outstanding shares of any class of our equity securities, or

                  (2) any securities convertible into, or exercisable for, any of our equity securities if, assuming conversion or exercise by such person of all securities of which such person is the beneficial owner which are convertible into, or exercisable for, such equity securities (but of no securities convertible into, or exercisable for, such equity securities of which such person is not the beneficial owner), such person would be the beneficial owner of more than 10% of any class of our equity securities.

The term "person" is broadly defined to prevent circumvention of this restriction.

         The foregoing restrictions do not apply to the following:

         - any offer with a view toward public resale made exclusively to us by underwriters or a selling group acting on our behalf,

         - any tax-qualified employee benefit plan or arrangement established by us and any trustee of such a plan or arrangement, or

         - any other offer or acquisition approved in advance by the affirmative vote of two-thirds of our entire board of directors.

In the event that shares are acquired in violation of Article 10.A, all shares beneficially owned by any person in excess of 10% shall be considered "excess shares" and shall not be counted as shares entitled to vote and shall not be voted by any person or counted as voting shares in connection with any matters submitted to stockholders for a vote, and our board of directors may cause these excess shares to be transferred to an independent trustee for sale on the open market or otherwise, with the expenses of the trustee to be paid out of the proceeds of sale.

         BOARD OF DIRECTORS. Article 6.B of our articles of incorporation contains provisions relating to the board of directors and provides, among other things, that the board of directors shall be divided into three classes as nearly equal in number as possible, with the term of office of one class expiring each year. See "Management - Management of Globe Bancorp, Inc." The classified board is intended to provide for continuity of the board of directors and to make it more difficult and time consuming for a stockholder group to fully use its voting power to gain control of the board of directors without the consent of our incumbent board of directors. Cumulative voting in the election of directors is not permitted.

         Directors may be removed without cause at a duly constituted meeting of stockholders called expressly for that purpose upon the vote of the holders of at least 80% of the total votes eligible to be cast by stockholders, and with cause by the affirmative vote of a majority of the total votes eligible to be cast by stockholders. Cause for removal shall exist only if the director whose removal is proposed has been either declared of unsound mind by an order of a court of competent jurisdiction, convicted of a felony or of an offense punishable by imprisonment for a term of more than one year by a court of competent jurisdiction, or deemed liable by a court of competent jurisdiction for gross negligence or misconduct in the performance of such director's duties to us. Any vacancy occurring in the board of directors for any reason (including an increase in the number of authorized directors) may be filled by the affirmative vote of a majority of the remaining directors, whether or not a quorum of the board of directors is present, and a director appointed to fill a vacancy shall serve until the expiration of the term to which he was appointed.

         Article 6.F of our articles of incorporation governs nominations for election to the board of directors, and requires all nominations for election to the board other than those made by the board to be made by a stockholder eligible to vote at an annual meeting of stockholders who has complied with the notice provisions in that section. Written notice of a stockholder nomination must be delivered to, or mailed to and received at, our principal executive offices not later than 120 days prior to the anniversary date of the initial mailing of proxy materials by us in connection with the immediately preceding annual meeting of our stockholders, provided that, with respect to the


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first scheduled annual meeting following completion of the conversion, notice must be received no later than the close of business on November 30, 2001. Each such notice shall set forth the following:

         (a) the name, age, business address and residence address of the stockholder who intends to make the nomination and of the person or persons to be nominated;

         (b) the principal occupation or employment of the stockholder submitting the notice and of each person being nominated;

         (c) the class and number of shares of our stock beneficially owned by the stockholder submitting the notice, by any person who is acting in concert with or who is an affiliate or associate of such stockholder (as such terms are defined in our articles of incorporation), by any person who is a member of any group with such stockholder with respect to our stock or who is known by such stockholder to be supporting such nominee(s) on the date the notice is given to us, by each person being nominated, and by each person who is in control of, is controlled by or is under common control with any of the foregoing persons (if any of the foregoing persons is a partnership, corporation, limited liability company, association or trust, information must be provided regarding the name and address of, and the class and number of shares of our stock which are beneficially owned by, each partner in such partnership, each director, executive officer and stockholder in such corporation, each member in such limited liability company or association, and each trustee and beneficiary of such trust, and in each case each person controlling such entity and each partner, director, executive officer, stockholder, member or trustee of any entity which is ultimately in control of such partnership, corporation, limited liability company, association or trust);

         (d) a representation that the stockholder is a holder of record of our stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

         (e) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder;

         (f) such other information regarding the stockholder submitting the notice, each nominee proposed by such stockholder and any other person covered by clause (c) of this paragraph as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC; and

         (g) the consent of each nominee to serve as our director if so elected.

         Article 8.A of our articles of incorporation provides that our directors or officers will not be personally liable for monetary damages for any action taken, or any failure to take any action, as a director or officer except to the extent that by law a director's or officer's liability for monetary damages may not be limited. This provision does not eliminate or limit the liability of our directors and officers for the following:

         - any breach of the director's or officer's duty of loyalty to us or our stockholders,

         - any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

         - any unlawful dividend, stock repurchase or other distribution, payment or return of assets to stockholders, or

         - any transaction from which the director or officer derived an improper personal benefit.

This provision may preclude stockholder derivative actions and may be construed to preclude other third-party claims against the directors and officers.

         Our articles of incorporation also provide that we will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, including actions by or in the right of Globe Bancorp, Inc., whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was our director, officer, employee or agent, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Such indemnification is furnished to the full extent provided by law against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding. The indemnification provisions also permit us to pay reasonable expenses in advance of the final disposition of any action, suit or proceeding as authorized by our board of directors, provided that the indemnified person undertakes to repay us if it is ultimately determined that such person was not entitled to indemnification.

         The rights of indemnification provided in our articles of incorporation are not exclusive of any other rights which may be available under our bylaws, any insurance or other agreement, by vote of stockholders or directors (regardless of whether directors authorizing such indemnification are beneficiaries thereof) or otherwise. In addition, the articles of incorporation authorize us to maintain insurance on behalf of any person who is or was our director, officer, employee or agent, whether or not we would have the power to provide indemnification to such person. By action of the board of directors, we may create and fund a trust fund or other fund or form of self-insurance arrangement of any nature, and may enter into agreements with our officers, directors, employees and agents for the purpose of securing or insuring in any manner our obligation to indemnify or advance expenses provided for in the provisions in our articles of incorporation and bylaws regarding indemnification. These provisions are designed to reduce, in appropriate cases, the risks incident to serving as a director, officer, employee or agent and to enable us to attract and retain the best personnel available.

         The provisions regarding director elections and other provisions in the articles of incorporation and bylaws are generally designed to protect our ability of our board of directors to negotiate with the proponent of an unfriendly or unsolicited proposal to take over or restructure us by making it more difficult and time-consuming to change majority control of the board, whether by proxy contest or otherwise. The effect of these provisions will be to generally require at least two (and possibly three) annual stockholders' meetings, instead of one, to effect a change in control of our board of directors even if holders of a majority of our capital stock believed that a change in the composition of the board of directors was desirable. Because a majority of the directors at any given time will have prior experience as directors, these requirements will help to ensure continuity and stability of our management and policies and facilitate long-range planning for our business. The provisions relating to removal of directors and filling of vacancies are consistent with and supportive of a classified board of directors.

         The procedures regarding stockholder nominations will provide our board of directors with sufficient time and information to evaluate a stockholder nominee to the board and other relevant information, such as existing stockholder support for the nominee. The proposed procedures, however, will provide incumbent directors advance notice of a dissident slate of nominees for directors, and will make it easier for the Board to solicit proxies in opposition to such nominees. This may make it easier for the incumbent directors to retain their status as directors, even when certain stockholders view the stockholder nominations as in our and our stockholders' best interests.

         AUTHORIZED SHARES. Article 4 of our articles of incorporation authorizes the issuance of 3,500,000 shares of stock, of which 500,000 shares shall be shares of serial preferred stock, and 3,000,000 shares shall be common stock. The shares of common stock and preferred stock were authorized in an amount greater than that to be issued in the conversion to provide us with as much flexibility as possible to effect, among other transactions, financings, acquisitions, stock dividends, stock splits and employee stock options. However, these additional authorized shares may also be used by the board of directors consistent with its fiduciary duty to deter future attempts to gain control of us. The board of directors also has sole authority to determine the terms of any one or more series of preferred stock, including voting rights, conversion rates, and liquidation preferences. As a result of the ability to fix voting rights for a series of preferred stock, the board has the power, to the extent consistent with its fiduciary duty, to issue a series of preferred stock to persons friendly to management in order to attempt to block a post-tender offer merger or other transaction by which a third party seeks control, and thereby assist management to retain its position. We currently have no plans for the issuance of additional shares, other than the issuance of additional shares pursuant to stock benefit plans.

         SPECIAL MEETINGS OF STOCKHOLDERS AND STOCKHOLDER PROPOSALS. Article 9.B of our articles of incorporation provides that special meetings of our stockholders may only be called by the following:

         -        the President,


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


         -        a majority of the board of directors, and

         - by persons who beneficially own an aggregate of at least 50% of the outstanding voting shares, except as may otherwise be provided by law.

The articles of incorporation also provide that any action permitted to be taken at a meeting of stockholders may be taken without a meeting if a consent in writing, setting forth the action so taken, is given by the holders of all outstanding shares entitled to vote and filed with our Secretary.

         Article 9.D of our articles of incorporation provides that only such business as shall have been properly brought before an annual meeting of stockholders shall be conducted at the annual meeting. In order to be properly brought before an annual meeting following completion of the conversion, business must be brought before the meeting by or at the direction of the board of directors or by a stockholder who has given timely and complete notice thereof in writing to us. For stockholder proposals to be included in our proxy materials, the stockholder must comply with all the timing and informational requirements of Rule 14a-8 of the Exchange Act. With respect to stockholder proposals to be considered at the annual meeting of stockholders but not included in our proxy materials, the stockholder's notice must be delivered to or mailed and received at our principal executive offices not later than 120 days prior to the anniversary date of the initial mailing of our proxy materials in connection with the immediately preceding annual meeting; provided, however, that with respect to the first scheduled annual meeting following completion of the conversion, such written notice must be received by us not later than the close of business on November 30, 2001. A stockholder's notice shall set forth as to each matter the stockholder proposes to bring before the annual meeting the following:

         (a) a description of the proposal desired to be brought before the annual meeting;

         (b) the name and address, as they appear on our books, of the stockholder proposing such business, and, to the extent known, any other stockholders known by such stockholder to be supporting such proposal;

         (c) the class and number of our shares beneficially owned by the stockholder submitting the notice, by any person who is acting in concert with or who is an affiliate or associate of such stockholder (as such terms are defined in our articles of incorporation), by any person who is a member of any group with such stockholder with respect to our stock or who is known by such stockholder to be supporting such proposal on the date the notice is given to us and by each person who is in control of, is controlled by or is under common control with any of the foregoing persons (if any of the foregoing persons is a partnership, corporation, limited liability company, association or trust, information must be provided regarding the name and address of, and the class and number of shares of our stock which are beneficially owned by, each partner in such partnership, each director, executive officer and stockholder in such corporation, each member in such limited liability company or association, and each trustee and beneficiary of such trust, and in each case each person controlling such entity and each partner, director, executive officer, stockholder, member or trustee of any entity which is ultimately in control of such partnership, corporation, limited liability company, association or trust);

         (d) the identification of any person retained or to be compensated by the stockholder submitting the proposal, or any person acting on his or her behalf, to make solicitations or recommendations to stockholders for the purpose of assisting in the passage of such proposal and a brief description of the terms of such employment, retainer or arrangement for compensation; and

         (e) any material interest of the stockholder in such business.

         The procedures regarding stockholder proposals are designed to provide the board with sufficient time and information to evaluate a stockholder proposal and other relevant information, such as existing stockholder support for the proposal. The proposed procedures, however, will give incumbent directors advance notice of a stockholder proposal. This may make it easier for the incumbent directors to defeat a stockholder proposal, even when certain stockholders view such proposal as in our or our stockholders best interests.

         AMENDMENT OF ARTICLES OF INCORPORATION AND BYLAWS. Article 11 of our articles of incorporation generally provides that any amendment of the articles of incorporation must be first approved by a majority of our board of directors and then by the holders of at least 75% of our shares entitled to vote in an election of directors


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


("Voting Shares"), except that if the amendment is approved by at least two-thirds of our board of directors, the amendment shall only need stockholder approval if required by the Louisiana Business Corporation Law ("BCL") and then only by the affirmative vote of the holders of a majority of the Voting Shares.

         Our bylaws may be amended by a majority of the board of directors or by the affirmative vote of a majority of the Voting Shares, except that the affirmative vote of at least 75% of the Voting Shares shall be required to amend, adopt, alter, change or repeal any provision inconsistent with certain specified provisions of the bylaws.

LOUISIANA CORPORATE LAW

         In addition to the provisions contained in our articles of incorporation, the BCL includes certain provisions applicable to Louisiana corporations, such as us, which may be deemed to have an anti-takeover effect. Such provisions give stockholders the right to receive the fair value of their shares of stock following a control transaction from a controlling person or group and set forth requirements relating to certain business combinations.

         The BCL provides that any person who acquires "control shares" will be able to vote such shares only if the right to vote is approved by the affirmative vote of at least a majority of both all the votes entitled to be cast by stockholders and all the votes entitled to be cast by stockholders excluding "interested shares." "Control shares" is defined to include shares that would entitle the holder thereof, assuming the shares had full voting rights, to exercise voting power within any of the following ranges:

         -        20% or more but less than one-third of all voting power;

         - one-third or more but less than a majority of all voting power; or

         -        a majority or more of all voting power.

Any acquisition that would result in the ownership of control shares in a higher range would require an additional vote of stockholders. "Interested shares" includes control shares and any shares held by an officer or employee director of the corporation. If the control shares are provided full voting rights, all stockholders have dissenters' rights entitling them to receive the "fair cash value" of their shares, which shall not be less than the highest price paid per share to acquire the control shares.

         The BCL defines a "Business Combination" generally to include the following:

         (a) any merger, consolidation or share exchange of the corporation with an "Interested Shareholder" or affiliate thereof,

         (b) any sale, lease, transfer or other disposition, other than in the ordinary course of business, of assets equal to 10% or more of the market value of the corporation's outstanding stock or of the corporation's net worth to any Interested Shareholder or affiliate thereof in any 12-month period,

         (c) the issuance or transfer by the corporation of equity securities of the corporation with an aggregate market value of 5% or more of the total market value of the corporation's outstanding stock to any Interested Shareholder or affiliate thereof, except in certain circumstances,

         (d) the adoption of any plan or proposal for the liquidation or dissolution of the corporation in which anything other than cash will be received by an Interested Shareholder or affiliate thereof, or

         (e) any reclassification of the corporation's stock or merger which increases by 5% or more the ownership interest of the Interested Shareholder or any affiliate thereof.

"Interested Shareholder" includes any person who beneficially owns, directly or indirectly, 10% or more of the corporation's outstanding voting stock, or any affiliate thereof who had such beneficial ownership during the preceding two years, excluding in each case the corporation, its subsidiaries and their benefit plans.

         Under the BCL, a Business Combination must be approved by any vote otherwise required by law or the articles of incorporation, and by the affirmative votes of at least 80% of the total outstanding voting stock of the corporation and at least two-thirds of the outstanding voting stock held by persons other than the Interested Shareholder. However, the supermajority vote requirement shall not be applicable if the Business Combination meets certain minimum price requirements and other procedural safeguards, or if the transaction is approved by the Board of Directors prior to the time that the Interested Shareholder first became an Interested Shareholder.

         The BCL authorizes the board of directors of Louisiana business corporations to create and issue (whether or not in connection with the issuance of any of its shares or other securities) rights and options granting to the holders thereof the right to convert shares or obligations into shares of any class, or the right or option to purchase shares of any class, in each case upon such terms and conditions as we may deem expedient.

ANTI-TAKEOVER EFFECTS OF THE ARTICLES OF INCORPORATION AND BYLAWS AND MANAGEMENT REMUNERATION ADOPTED IN THE CONVERSION

         The foregoing provisions of our articles of incorporation and bylaws and Louisiana law could have the effect of discouraging an acquisition of us or stock purchases in furtherance of an acquisition, and could accordingly, under certain circumstances, discourage transactions which might otherwise have a favorable effect on the price of our common stock.

         In addition, the proposed employment agreement with our President and certain provisions in our proposed stock benefit plans provide for accelerated benefits to participants in the event of a change in control of us. See "Management - Employment Agreement" and "Management - New Stock Benefit Plans." The foregoing provisions and limitations may make it more costly for companies or persons to acquire control of us.

         Our board of directors believes that the provisions described above are prudent and will reduce vulnerability to takeover attempts and certain other transactions that are not negotiated with and approved by our board of directors. The board of directors believes that these provisions are in our and our future stockholders' best interests. In the board of directors' judgment, the board of directors is in the best position to determine our true value and to negotiate more effectively for what may be in the best interests of our stockholders. Accordingly, the board of directors believes that it is in our and our future stockholders' best interests to encourage potential acquirors to negotiate directly with the board and that these provisions will encourage such negotiations and discourage hostile takeover attempts. It is also the board of directors' view that these provisions should not discourage persons from proposing a merger or other transaction at prices reflective of our true value and where the transaction is in the best interests of all stockholders.

         Despite the board of directors' belief as to the benefits to our stockholders of the foregoing provisions, these provisions also may have the effect of discouraging a future takeover attempt in which stockholders might receive a substantial premium for their shares over then current market prices and may tend to perpetuate existing management. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so. The board of directors, however, has concluded that the potential benefits of these provisions outweigh their possible disadvantages.

         We are not aware of any effort that might be made to acquire control of us.

REGULATORY RESTRICTIONS

         Applicable law provides that no person, acting directly or indirectly or through or in concert with one or more other persons, may acquire control of a savings institution unless the Office of Thrift Supervision has been given at least 60 days' prior written notice. The HOLA provides that no company may acquire "control" of a savings institution without the prior approval of the Office of Thrift Supervision. Any company that acquires such control becomes a savings and loan holding company subject to registration, examination and regulation by the Office of Thrift Supervision. Pursuant to federal regulations, control of a savings institution is conclusively deemed to have been acquired by, among other things, the acquisition of more than 25% of any class of voting stock of the institution or the ability to control the election of a majority of the directors of an institution. Moreover, control is presumed to have been acquired, subject to rebuttal, upon the acquisition of more than 10% of any class of voting stock, or of more than 25% of any class of stock, of a savings institution where certain enumerated "control factors" are also present in the acquisition. The Office of Thrift Supervision may prohibit an acquisition if

         - it would result in a monopoly or substantially lessen competition,

         - the financial condition of the acquiring person might jeopardize the financial stability of the institution, or

         - the competence, experience or integrity of the acquiring person indicates that it would not be in the interest of the depositors or of the public to permit the acquisition of control by such person.

The foregoing restrictions do not apply to the acquisition of a savings institution's capital stock by one or more tax-qualified employee stock benefit plans, provided that the plan or plans do not have beneficial ownership in the aggregate of more than 25% of any class of equity security of the savings institution.

         For three years following the conversion, Office of Thrift Supervision regulations prohibit any person from acquiring, either directly or indirectly, or making an offer to acquire more than 10% of the stock of any converted savings institution or its holding company, without the prior written approval of the Office of Thrift Supervision, except for

                  (1) any offer with a view toward public resale made exclusively to the institution or its holding company or to underwriters or a selling group acting on its behalf,

                  (2) offers that if consummated would not result in the acquisition by such person during the preceding 12-month period of more than 1% of such stock,

                  (3) offers in the aggregate for up to 24.9% by our ESOP or other tax-qualified plans, and

                  (4) an offer to acquire or acquisition of beneficial ownership of more than 10% of the common stock of the savings institution or its holding company by a corporation whose ownership is or will be substantially the same as the ownership of the savings institution, provided that the offer or acquisition is made more than one year following the date of completion of the conversion. Such prohibition also is applicable to the acquisition of the common stock.

In the event that any person, directly or indirectly, violates this regulation, the securities beneficially owned by such person in excess of 10% shall not be counted as shares entitled to vote and shall not be voted by any person or counted as voting shares in connection with any matters submitted to a vote of stockholders. The definition of beneficial ownership for this regulation extends to persons holding revocable or irrevocable proxies for the stock of an institution or its holding company under circumstances that give rise to a conclusive or rebuttable determination of control under Office of Thrift Supervision regulations.


         Previously, the Office of Thrift Supervision routinely approved acquisitions in excess of 10% of the stock of converted savings associations or their holding companies after one year from conversion, especially where such acquisitions were negotiated with the target company. The Office of Thrift Supervision, however, recently indicated that it would be more restrictive in approving acquisitions of greater than 10% during the three years following a conversion. As a result, the Office of Thrift Supervision may preclude any acquisition of control of us for at least three years after completion of the conversion.


         In addition to the foregoing, the plan of conversion prohibits any person, prior to the completion of the conversion, from offering, or making an announcement of an intent to make an offer, to purchase subscription rights for common stock. See "The Conversion - Restrictions on Transfer of Subscription Rights and Shares."


                        DESCRIPTION OF OUR CAPITAL STOCK

GENERAL

         We are authorized to issue 3,500,000 shares of capital stock, of which 3,000,000 are shares of common stock, par value $.01 per share and 500,000 are shares of preferred stock, par value $.01 per share. We currently expect to issue up to a maximum of 264,500 shares of common stock and no shares of preferred stock in the conversion. Each share of our common stock issued in the conversion will have the same relative rights as, and will be identical in all respects with, each other share of common stock issued in the conversion. Upon payment of the purchase price for the common stock in accordance with the plan of conversion, all such stock will be duly authorized, fully paid and nonassessable based on the laws and regulations in effect as of the date of consummation of the conversion.

         OUR COMMON STOCK WILL REPRESENT NONWITHDRAWABLE CAPITAL, WILL NOT BE AN ACCOUNT OF AN INSURABLE TYPE, AND WILL NOT BE INSURED BY THE FDIC.

COMMON STOCK

         DIVIDENDS. We can pay dividends if, as and when declared by our board of directors, subject to compliance with limitations which are imposed by law. See "We Intend to Pay Semiannual Cash Dividends." The holders of our common stock will be entitled to receive and share equally in such dividends as may be declared by our board of directors out of funds legally available therefor. If we issue preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.

         VOTING RIGHTS. Upon completion of the conversion, the holders of common stock will possess exclusive voting rights in us. They will elect our board of directors and act on such other matters as are required to be presented to them under Louisiana law or our articles of incorporation or as are otherwise presented to them by the board of directors. Except as discussed in "Restrictions on Acquisition of Us and Globe Homestead and Related Anti-Takeover Provisions," each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. If we issue preferred stock, holders of the preferred stock may also possess voting rights.

         LIQUIDATION. In the event of any liquidation, dissolution or winding up of Globe Homestead, we, as the sole holder of Globe Homestead's capital stock, would be entitled to receive, after payment or provision for payment of all debts and liabilities of Globe Homestead (including all deposit accounts and accrued interest thereon) and after distribution of the balance in the special liquidation account to Eligible Account Holders and Supplemental Eligible Account Holders (see "The Conversion - Liquidation Rights of Certain Depositors"), all assets of Globe Homestead available for distribution. In the event of any liquidation, dissolution or winding up of us, the holders of our common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of our assets available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.

         PREEMPTIVE RIGHTS. Holders of our common stock will not be entitled to preemptive rights with respect to any shares which may be issued in the future. The common stock is not subject to any required redemption.

PREFERRED STOCK

         None of our authorized shares of preferred stock will be issued in the conversion. Such stock may be issued with such preferences and designations as our board of directors may from time to time determine. The board of directors can, without stockholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights which could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.


                                     EXPERTS

         The financial statements of Globe Homestead as of December 31, 2000 and 1999 and for each of the years ended December 31, 2000 and 1999 included in this prospectus have been included herein in reliance upon the report of Roth Murphy Sanford L.L.P. independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

         Ferguson & Company has consented to the publication herein of the summary of its report to us setting forth its opinion as to the estimated pro forma market value of the common stock to be outstanding upon completion of the conversion and its opinion with respect to subscription rights.

                             LEGAL AND TAX OPINIONS

         The legality of the common stock and the federal income tax consequences of the Conversion will be passed upon for us by Elias, Matz, Tiernan & Herrick L.L.P., Washington, D.C., our special counsel. The Louisiana income tax consequences of the conversion will be passed upon for us by Roth Murphy Sanford L.L.P., New Orleans, Louisiana.


                             ADDITIONAL INFORMATION


         We have filed with the SEC a Registration Statement under the Securities Act with respect to the common stock offered hereby. As permitted by the rules and regulations of the SEC, this prospectus does not contain all the information set forth in the Registration Statement. Such information, including the appraisal report which is an exhibit to the Registration Statement, can be examined without charge at the public reference facilities of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of such material can be obtained from the SEC at prescribed rates. You may contact the SEC by calling 1-800-SEC-0330. In addition, the SEC maintains a web site that contains registration statements and other reports regarding registrants that file electronically with the SEC (such as Globe Bancorp, Inc.). The address of the SEC's web site is http://www.sec.gov. The statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the Registration Statement summarize the provisions of such contracts or other documents which are deemed to be material. However, such summary is, of necessity, a brief description of the provisions and is not necessarily complete; each such statement is qualified by reference to such contract or document.


         Globe Homestead has filed an Application for Conversion with the Office of Thrift Supervision with respect to the conversion. This prospectus omits certain information contained in that application. The application may be examined at the principal office of the Office of Thrift Supervision, 1700 G Street, N.W., Washington, D.C. 20552 and at the Midwest Regional Office of the Office of Thrift Supervision located at 225 East John Carpenter Freeway, Suite 500, Irving, Texas 75062-2731.

         In connection with the conversion, we will register our common stock with the SEC under Section 12(g) of the Exchange Act, and, upon such registration, we and the holders of our stock will become subject to the proxy and tender offer rules, insider trading reporting requirements and restrictions on stock purchases and sales by directors, officers and greater than 10% stockholders, and certain other requirements of the Exchange Act. Under the plan of conversion, we have undertaken that we will not terminate such registration for a period of at least three years following the conversion.

         A copy of the plan of conversion, our articles of incorporation and the bylaws and Globe Homestead's charter and bylaws are available without charge from Globe Homestead. Requests for such information should be directed to: Mr. Thomas Exnicios, President, Globe Homestead Federal Savings Association, 4051 Veterans Boulevard, Suite 100, Metairie, Louisiana 70002, telephone number (504) 887-0057.

         Copies of the appraisal report of Ferguson & Company, including any amendments thereto, are available from Globe Homestead at the above address.

                          INDEX TO FINANCIAL STATEMENTS


                                                                                                 PAGE
Independent Auditor's Report.............................................................         F-1

Statements of Financial Condition as of December 31, 2000 and 1999 (audited).............         F-2

Statements of Income for the years ended December 31, 2000 and 1999 (audited)............         F-3

Statements of Equity for the  years ended December 31, 2000 and 1999 (audited)...........         F-4

Statements of Cash Flows for the years ended December 31, 2000 and 1999 (audited)........         F-5

Notes to Financial Statements............................................................         F-7

         All financial statement schedules are omitted because the required information either is not applicable or is shown in the financial statements or in the notes thereto.

         We were incorporated in March 2001. Our current capitalization is $1,000, and we have engaged in only minimal activities to date; accordingly, our financial statements have been omitted because of their immateriality.

                     [ROTH MURPHY SANFORD L.L.P. LETTERHEAD]


                          INDEPENDENT AUDITOR'S REPORT



BOARD OF DIRECTORS
GLOBE HOMESTEAD FEDERAL SAVINGS ASSOCIATION
METAIRIE, LOUISIANA

We have audited the accompanying statements of financial condition of Globe Homestead Federal Savings Association as of December 31, 2000 and 1999, and the related statements of income, equity, and cash flows for the years then ended. These financial statements are the responsibility of the Association's management. Our responsibility is to report on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Globe Homestead Federal Savings Association as of December 31, 2000 and 1999, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

/s/ Roth Murphy Sanford L.L.P.

January 12, 2001

                   GLOBE HOMESTEAD FEDERAL SAVINGS ASSOCIATION
                        STATEMENTS OF FINANCIAL CONDITION
                           DECEMBER 31, 2000 AND 1999


                                                                                       2000                          1999
                                                                              -----------------------        ---------------------
                                    ASSETS
Cash                                                                            $             93,972          $             84,303
Interest bearing deposits                                                                     81,130                     1,137,476
Federal funds sold                                                                           750,000                       750,000
                                                                              -----------------------        ---------------------

         Total cash and cash equivalents                                                     925,102                     1,971,779

Securities available for sale (Note B)                                                     5,951,667                     7,931,317
Loans receivable, net (Note C)                                                            17,318,780                    15,641,036
Accrued interest receivable (Note D)                                                         124,636                       118,423
Federal Home Loan Bank stock, restricted, at cost                                            296,900                       215,900
Prepaid expenses and other assets (Note O)                                                    81,429                        64,287
Premises and equipment, net (Note E)                                                          98,333                       106,990
                                                                              -----------------------        ---------------------

         TOTAL ASSETS                                                           $         24,796,847          $         26,049,732
                                                                              =======================        =====================

                           LIABILITIES AND EQUITY

Deposits (Note F)                                                               $         17,810,933          $         18,238,573
Federal Home Loan Bank advances (Note H)                                                   3,500,000                     3,500,000
Advances from borrowers for taxes and insurance                                              131,768                       135,350
Accrued expenses and other liabilities                                                        80,800                        54,707
Due to broker                                                                                     --                       974,060
                                                                              -----------------------        ---------------------

    TOTAL LIABILITIES                                                                     21,523,501                    22,902,690
                                                                              -----------------------        ---------------------


Commitments and contingencies
         (Notes G, I, K, L and M)

Retained earnings (Note K)                                                                 3,276,703                     3,201,142
Accumulated other comprehensive loss                                                         (3,357)                      (54,100)
                                                                              -----------------------        ---------------------

    TOTAL EQUITY                                                                           3,273,346                     3,147,042
                                                                              -----------------------        ---------------------

    TOTAL LIABILITIES AND EQUITY                                                $         24,796,847          $         26,049,732
                                                                              =======================        =====================



   The accompanying notes are an integral part of these financial statements.

                  GLOBE HOMESTEAD FEDERAL SAVINGS ASSOCIATION
                              STATEMENTS OF INCOME
                     YEARS ENDED DECEMBER 31, 2000 AND 1999

                                                                                         2000                         1999
                                                                                   ------------------          -------------------
INTEREST INCOME:
     Loans receivable, primarily first mortgage loans                               $      1,191,390             $       1,088,180
     Securities available for sale                                                           522,677                       358,985
     Other interest earning assets                                                            75,440                        84,286
                                                                                   ------------------          -------------------

         Total interest income                                                             1,789,507                     1,531,451
                                                                                   ------------------          -------------------

INTEREST EXPENSE:
     Deposits (Note F)                                                                       943,769                       867,886
     Federal Home Loan Bank advance                                                          287,637                        92,322
                                                                                   ------------------          -------------------

         Total interest expense                                                            1,231,406                       960,208
                                                                                   ------------------          -------------------

Net interest income                                                                          558,101                       571,243
Provision for loan losses (Note C)                                                             5,323                         8,235
                                                                                   ------------------          -------------------

     Net interest income after provision for loan losses                                     552,778                       563,008
                                                                                   ------------------          -------------------

NONINTEREST INCOME-
Service charges                                                                                3,012                         4,989
                                                                                   ------------------          -------------------

NONINTEREST EXPENSES:
Salaries and employee benefits                                                               241,439                       235,080
    Occupancy expense (Note I)                                                                86,060                        70,809
    Service bureau expense                                                                    39,126                        27,179
    Office expense                                                                            21,786                        20,354
    General insurance                                                                         18,346                        18,809
    SAIF deposit insurance premium and examination fees                                       12,329                        18,632
     Net realized loss on sales of securities
         available for sale (Note B)                                                           3,566                         1,898
    Loss and expenses on foreclosed real estate                                                1,719                         2,559
    Other                                                                                     37,439                        41,278
                                                                                   ------------------          -------------------

                                                                                             461,810                       436,598
                                                                                   ------------------          -------------------

Income before income taxes                                                                    93,980                       131,399

INCOME TAX EXPENSE (NOTE G)                                                                   18,419                        43,889
                                                                                   ------------------          -------------------

NET INCOME                                                                          $         75,561             $          87,510
                                                                                   ==================          ====================



   The accompanying notes are an integral part of these financial statements.

                   GLOBE HOMESTEAD FEDERAL SAVINGS ASSOCIATION
                              STATEMENTS OF EQUITY
                     YEARS ENDED DECEMBER 31, 2000 AND 1999



                                                                                  ACCUMULATED
                                                                                     OTHER
                                                            RETAINED             COMPREHENSIVE    COMPREHENSIVE
                                                            EARNINGS             INCOME (LOSS)     INCOME (LOSS)      TOTAL
                                                        ----------------       -----------------  -------------  ---------------
BALANCES AT
    JANUARY 1, 1999                                       $ 3,113,632               $  18,169                      $ 3,131,801

Comprehensive income:
    Net income                                                 87,510                   -            $ 87,510           87,510
    Other comprehensive
        income, net of tax:
         Change in unrealized
           gain on securities
           available for sale,
           net of tax of $36,945                                -                     (71,717)                         (71,717)
         Plus: reclassification
           adjustment, net of
           tax of $284                                          -                        (552)                            (552)
                                                                                  -------------                    -------------
              Other comprehensive
                (loss)                                                                (72,269)        (72,269)         (72,269)
                                                                                  -------------   -------------    -------------
Total comprehensive income                                                                             15,241           15,241
                                                           -------------                          =============    -------------

BALANCES AT
    DECEMBER 31, 1999                                       3,201,142                 (54,100)                       3,147,042

Comprehensive income:
    Net income                                                 75,561                   -             $75,561           75,561
    Other comprehensive
        income, net of tax:
         Change in unrealized
           loss on securities
           available for sale,
           net of tax of $28,656                                -                      55,628                           55,628
         Less: reclassification
           adjustment, net of
           tax of $2,517                                        -                      (4,885)                          (4,885)
                                                                                  -------------                    -------------
              Other comprehensive
                income                                                                 50,743          50,743           50,743
                                                                                  -------------   ------------     -------------
Total comprehensive income                                                                           $126,304          126,304
                                                           -------------                          =============    -------------

BALANCES AT
    DECEMBER 31, 2000                                     $ 3,276,703               $  (3,357)                     $ 3,273,346
                                                          ==============          ==============                   =============


   The accompanying notes are an integral part of these financial statements.

                   GLOBE HOMESTEAD FEDERAL SAVINGS ASSOCIATION
                            STATEMENTS OF CASH FLOWS
                     YEARS ENDED DECEMBER 31, 2000 AND 1999

                                                                                            2000                      1999
                                                                                     --------------------      --------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net income                                                                       $           75,561        $            87,510
     Adjustments to reconcile net income to net cash
         provided by operating activities:
     Premium and discount amortization on securities                                               4,609                     20,165
     (Accretion) of deferred loan fees net of
         amortized costs                                                                           (968)                    (6,728)
     Capitalization of loan origination costs                                                   (19,103)                   (15,740)
     Loan fees received                                                                           17,003                     31,053
     Net loss on sales of securities available for sale                                            3,566                      1,898
     Loan charge-off                                                                            (14,819)                         --
     Provision for loan losses                                                                     5,323                      8,235
     Depreciation and amortization                                                                18,320                     18,339
     Federal Home Loan Bank stock dividends                                                     (21,900)                   (11,300)
         (Increase) in accrued interest receivable                                               (6,213)                   (34,002)
         (Increase) decrease in prepaid expenses and
              other assets                                                                      (17,141)                     20,861
         (Decrease) increase in other liabilities                                                   (45)                      2,808
                                                                                     --------------------      --------------------

Net cash provided by operating activities                                                         44,193                    123,099
                                                                                     --------------------      --------------------

CASH FLOWS FROM INVESTING ACTIVITIES:
    Loan originations                                                                        (4,355,184)                (4,117,800)
    Loans purchased                                                                                   --                  (546,397)
    Principal repayments on loans                                                              2,690,004                  2,095,539
    Purchases of securities available for sale                                               (5,117,473)                (3,562,739)
    Proceeds from sales of securities available for sale                                       4,275,206                  1,965,760
    Principal repayments on securities available for sale                                      1,916,562                  1,925,849
    Purchases of Federal Home Loan Bank stock                                                   (59,100)                         --
    Additions to equipment and leasehold improvements                                            (9,663)                   (10,626)
                                                                                     --------------------      --------------------

Net cash (used in) investing activities                                                        (659,648)                (2,250,414)
                                                                                     --------------------      --------------------



   The accompanying notes are an integral part of these financial statements.

                   GLOBE HOMESTEAD FEDERAL SAVINGS ASSOCIATION
                            STATEMENTS OF CASH FLOWS
                     YEARS ENDED DECEMBER 31, 2000 AND 1999
                                   (CONTINUED)

                                                                                        2000                         1999
                                                                                ---------------------        ---------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
     Net (decrease) in deposit accounts                                                    (427,640)                     (181,419)
     Net increase in Federal Home Loan Bank advances                                              --                     2,500,000
     Net (decrease) increase in advances from borrowers
         for taxes and insurance                                                             (3,582)                         5,058
                                                                                ---------------------        ---------------------

Net cash (used in) provided by financing activities                                        (431,222)                     2,323,639
                                                                                ---------------------        ---------------------

Net (decrease) increase in cash and cash
     equivalents                                                                         (1,046,677)                       196,324

Cash and cash equivalents at
     beginning of year                                                                     1,971,779                     1,775,455
                                                                                ---------------------        ---------------------

Cash and cash equivalents at
     end of year                                                                  $          925,102          $          1,971,779
                                                                                =====================        ======================

SUPPLEMENTAL DISCLOSURES OF CASH
     FLOW INFORMATION:
       Cash paid during the year for:
           Interest on deposit accounts                                           $          324,875          $            313,290
                                                                                =====================        ======================

           Interest on Federal Home Loan Bank advances                            $          289,855          $             79,924
                                                                                =====================        ======================

           Income taxes                                                           $           10,000          $             40,000
                                                                                =====================        ======================

    Decrease (increase) in unrealized loss on
           securities available for sale                                          $           76,882          $          (109,498)

    (Decrease) increase in deferred tax on unrealized
           loss on securities available for sale                                            (26,139)                        37,229
                                                                                ---------------------        ---------------------

     Decrease (increase) in unrealized (loss) on securities
           available for sale included in the
           accompanying statements of equity                                      $           50,743          $           (72,269)
                                                                                =====================        ======================

     Acquisition of Federal Home Loan Bank stock                                  $           21,900          $             11,300
                                                                                =====================        ======================

     Change in due to broker for Federal Home Loan Bank
            Note traded in 1999 and settled in 2000                               $         (974,060)          $           974,060
                                                                                =====================        ======================





   The accompanying notes are an integral part of these financial statements.

                   GLOBE HOMESTEAD FEDERAL SAVINGS ASSOCIATION
                          NOTES TO FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 2000 AND 1999



A. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND NATURE OF OPERATIONS

         (a) THE ASSOCIATION PROVIDES A VARIETY OF FINANCIAL SERVICES to individuals in the metropolitan New Orleans area through its single office in Metairie, Louisiana. The Association's primary lending products are single-family residential loans. The Association's primary deposit products are passbooks and certificates of deposit.

         (b) CASH EQUIVALENTS of $831,130 and $1,887,476 at December 31, 2000 and 1999, consisted of federal funds sold and interest bearing deposits. For purposes of the statements of cash flows, the Association considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents.

         (c) SECURITIES are classified in three categories and accounted for as follows:

         Securities that the Association has the positive intent and ability to hold to maturity are classified as held to maturity and reported at cost, adjusted for amortization of premiums and accretion of discounts which are recognized in interest income using the interest method over the period to maturity. The Association had no held to maturity securities at December 31, 2000 or 1999.

         Securities that are bought and held by the Association primarily for the purpose of selling them in the near future are classified as trading securities and reported at fair value. Unrealized gains and losses are included in earnings. The Association had no trading securities at December 31, 2000 or 1999.

         Securities that the Association has not classified in either of the above categories are classified as available for sale securities and reported at fair value. Unrealized gains and losses, net of income tax, are excluded from earnings and reported as a separate component of equity until realized.

         Declines in the fair value of individual held to maturity and available for sale securities below their cost that are other than temporary result in write-downs of the individual securities to their fair value. The related write-downs are included in earnings as realized losses.

         Gains and losses on the sale of securities available for sale are determined using the specific identification method.

         (d) LOANS RECEIVABLE, that management has the intent and ability to hold until maturity or payoff, are stated at unpaid principal balances, less the allowance for loan losses, and net deferred loan origination fees and discounts.

         Discounts on first mortgage loans are amortized to income using the interest method over the remaining period to contractual maturity, adjusted for anticipated prepayments.

                   GLOBE HOMESTEAD FEDERAL SAVINGS ASSOCIATION
                          NOTES TO FINANCIAL STATEMENTS
                                   (CONTINUED)



A. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND NATURE OF OPERATIONS -
   CONTINUED

         The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries). Management's periodic evaluation of the adequacy of the allowance is based on the Association's past loan loss experience, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral, current economic conditions and known probable and reasonably estimable losses inherent in the loan portfolio.

         Uncollectible interest on loans that are contractually past due is charged off or an allowance is established based on management's periodic evaluation. The allowance is established by a charge to interest income equal to all interest previously accrued, and income is subsequently recognized only to the extent cash payments are received until, in management's judgment, the borrower's ability to make periodic interest and principal payments returns to normal, in which case the loan is returned to accrual status.

         Loan fees and certain direct loan origination costs are deferred and the net fee or cost is recognized as an adjustment to interest income using the interest method over the contractual life of the loans, adjusted for actual prepayments. Commitment fees and costs relating to commitments whose likelihood of exercise is remote are recognized over the commitment period on a straight-line basis. If the commitment is subsequently exercised during the commitment period, the remaining unamortized commitment fee at the time of exercise is recognized over the life of the loan as an adjustment of yield.

         (e) REAL ESTATE PROPERTIES ACQUIRED through, or in lieu of, loan foreclosure are held for sale and are carried at the lower of fair value minus estimated costs to sell or cost which becomes the property's new basis. After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of carrying amount or fair value less estimated costs to sell. Costs relating to development and improvement of property are capitalized, whereas costs relating to holding property are expensed.

         (f) PREMISES AND EQUIPMENT are stated at cost less accumulated depreciation and amortization. Depreciation for furniture, fixtures and equipment is computed by the straight-line method over the estimated useful lives of the assets ranging from 3 to 7 years. The cost of leasehold improvements is being amortized using the straight-line method over the terms of the related leases (93 to 114 months).

         (g) DEFERRED TAX ASSETS AND LIABILITIES are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes in the period of enactment. Provisions for income taxes are based on taxes payable or refundable for the current year and deferred income taxes on temporary differences arising from differences between the amount of taxable income and pre-tax financial income and between the tax bases of assets and liabilities and their reported amounts in the financial statements.

         The principal items resulting in deferred taxes are loan fees and costs, provision for loan losses, FHLB stock dividends, depreciation, and the unrealized gain or loss on securities available for sale.

         (h) RETAINED EARNINGS are available only to cover future unforeseeable losses and to maintain specific amounts of net worth in accordance with federal regulations. The Association has regularly met the prescribed requirements. (Note K)

         (i) THE ASSOCIATION EXPENSES THE COSTS OF ADVERTISING as incurred. Advertising expense was $12,006 and $12,546 for the years ended December 31, 2000 and 1999.

                   GLOBE HOMESTEAD FEDERAL SAVINGS ASSOCIATION
                          NOTES TO FINANCIAL STATEMENTS
                                   (CONTINUED)



A. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND NATURE OF OPERATIONS -
CONTINUED

         (j) THE PREPARATION OF FINANCIAL STATEMENTS in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         Material estimates that are particularly susceptible to significant change relate to determination of the allowance for loan losses and valuation of foreclosed real estate. In connection with the determination of the allowance for loan losses and valuation of foreclosed real estate, management obtains independent appraisals for significant properties.

         Loans receivable consists mainly of loans to homeowners. The loans are secured by first mortgages on the homes of the borrowers and are expected to be repaid from the cash flow of the borrower. Any decline in the real estate values and general economic conditions of the metropolitan New Orleans area could affect the borrower's ability to repay the loan and cause a decline in the value of the asset securing the loan.

         While management uses available information to recognize losses on loans and foreclosed real estate, future additions to the allowance or changes in valuation may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Association's allowance for loan losses and valuation of foreclosed real estate. Such agencies may require the Association to recognize additions to the allowance or changes to the valuation based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the allowance for loan losses and valuation of foreclosed real estate may change materially in the near term.

         Certain reclassifications have been made to the 1999 financial statements in order to conform to the classifications adopted for reporting in 2000.

         (k) ALL DERIVATIVE FINANCIAL INSTRUMENTS issued by the Association are issued for purposes other than trading. In the ordinary course of business, the Association enters into off-balance sheet financial instruments consisting of commitments to extend credit. Such financial instruments are recorded in the financial statements when they are funded.

         (l) RECENT ACCOUNTING PRONOUNCEMENTS ISSUED. In June 2000, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 138 (SFAS No. 138), ACCOUNTING FOR CERTAIN DERIVATIVE INSTRUMENTS AND CERTAIN HEDGING ACTIVITIES, effective as of January 1, 2001. This statement provides a comprehensive and consistent standard for the recognition and measurement of certain derivatives and certain hedging activities. The Association does not presently participate in these activities. The adoption of this accounting standard did not have a material effect on the Association's financial condition or results of operations.

         In September 2000, the FASB issued SFAS No. 140, ACCOUNTING FOR TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENTS OF LIABILITIES. SFAS No. 140 provides for the recognition and reclassification of collateral and for disclosures relating to securitization transactions. This Statement is effective for fiscal years ending after December 31, 2000. Management does not anticipate that the adoption of SFAS No. 140 will have a material impact on the Association's financial condition or results of operations.

B. SECURITIES AVAILABLE FOR SALE

         The carrying amounts and estimated fair values of securities available for sale are summarized as follows:

                                                                           GROSS               GROSS
                                                    AMORTIZED            UNREALIZED          UNREALIZED                FAIR
                                                      COST                 GAINS               LOSSES                  VALUE
                                                   -----------           ----------         ------------            -----------
December 31, 2000:
    U. S. Government and
         federal agencies                          $ 5,956,754            $ 31,412           $   (36,499)           $ 5,951,667
                                                   ===========           ==========         ============            ===========
December 31, 1999:
    U. S. Government and
         federal agencies                          $ 8,013,286            $ 22,739            $ (104,708)           $ 7,931,317
                                                   ===========           ==========         ============            ===========


                   GLOBE HOMESTEAD FEDERAL SAVINGS ASSOCIATION
                          NOTES TO FINANCIAL STATEMENTS
                                   (CONTINUED)



B. SECURITIES AVAILABLE FOR SALE - CONTINUED

         During 2000 and 1999, the Association sold certain securities available for sale for total proceeds of $4,275,206 and $1,965,760 resulting in gross realized gains of $8,666 and $869 and gross realized losses of $12,232 and $2,767.

         At December 31, 2000 and 1999, the Association had no outstanding commitments to purchase or sell securities.

         The scheduled contractual maturities of securities available for sale at December 31, 2000, are as follows:

                                                                                         AMORTIZED                   FAIR
                                                                                           COST                      VALUE
                                                                                       ------------               ------------
        Due in one year or less                                                         $     -                    $    -
        Due from one year to five years                                                      64,705                     64,381
        Due from five years to ten years                                                    486,245                    466,152
        Due after ten years                                                               5,405,804                  5,421,134
                                                                                       ------------               ------------

                                                                                        $ 5,956,754                $ 5,951,667
                                                                                       ============               ============

         Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


C. LOANS RECEIVABLE

         Loans receivable at December 31 are summarized as follows:


                                                                                           2000                      1999
                                                                                           ----                      ----
First mortgage loans:
    Secured by one-to-four
        family residences                                                              $ 16,855,352               $ 15,628,501
    Construction                                                                            210,000                    -
    Unadvanced loan funds                                                                   (25,431)                   -
    Secured by other properties                                                             206,837                     11,000
                                                                                    ---------------             ---------------
                                                                                         17,246,758                 15,639,501

    Less net deferred loan origination fees                                                 (34,294)                   (39,741)
                                                                                    ---------------             ---------------
        Total first mortgage loans                                                       17,212,464                 15,599,760

Home equity line of credit                                                                  116,625                     24,870
Savings account loans                                                                        37,121                     33,872
SBA loans                                                                                    44,970                     84,430
Less allowance for loan losses                                                              (92,400)                  (101,896)
                                                                                    ---------------             ---------------

                                                                                       $ 17,318,780               $ 15,641,036
                                                                                    ===============             ===============

                   GLOBE HOMESTEAD FEDERAL SAVINGS ASSOCIATION
                          NOTES TO FINANCIAL STATEMENTS
                                   (CONTINUED)



C. LOANS RECEIVABLE - CONTINUED

         Activity in the allowance for loan losses is summarized as follows for the years ended December 31:

                                                                                            2000                      1999
                                                                                          ---------                 ----------
    Balance at beginning of year                                                          $ 101,896                 $   93,661
    Provision for loan losses                                                                 5,323                      8,235
    Charge-offs                                                                             (14,819)                   -
                                                                                          ---------                 ----------

        Balance at end of year                                                            $  92,400                  $ 101,896
                                                                                          =========                 ==========

         The Association is not committed to lend additional funds to debtors whose loans have been modified.

         At December 31, 2000 and 1999, the Association had no outstanding commitments to purchase or sell loans.


D. ACCRUED INTEREST RECEIVABLE

         Accrued interest receivable at December 31 is summarized as follows:


                                                                                             2000                      1999
                                                                                          ---------                 ----------
    Securities available for sale                                                         $  39,788                  $  59,498
    Loans receivable                                                                         86,654                     62,125
    Reserve for uncollected interest - loans receivable                                      (1,806)                    (3,200)
                                                                                          ---------                 ----------

                                                                                          $ 124,636                  $ 118,423
                                                                                          =========                 ==========


E. PREMISES AND EQUIPMENT

         Premises and equipment at December 31 are summarized as follows:


                                                                                             2000                      1999
                                                                                          ---------                 ----------
    Leasehold improvements                                                                $ 114,112                  $ 112,112
    Furniture, fixtures and equipment                                                        44,360                     36,698
                                                                                          ---------                 ----------
                                                                                            158,472                    148,810
    Less accumulated depreciation and
        amortization                                                                        (60,139)                   (41,820)
                                                                                          ---------                 ----------

                                                                                          $  98,333                  $ 106,990
                                                                                          =========                 ==========


                   GLOBE HOMESTEAD FEDERAL SAVINGS ASSOCIATION
                          NOTES TO FINANCIAL STATEMENTS
                                   (CONTINUED)



F. DEPOSITS

         Deposits at December 31 are summarized as follows:

                                        WEIGHTED AVERAGE INTEREST RATE
                                       --------------------------------
                                           2000               1999                     2000                           1999
                                       -------------      -------------             -------------                 -------------

    Passbook                               3.10%              2.75%                 $  2,147,315                  $  2,465,983
    Certificates of deposit                5.97               5.13                    15,663,618                    15,772,590
                                           -----              -----                -------------                 -------------

                                           5.63%              4.81%                 $ 17,810,933                  $ 18,238,573
                                           =====              =====                =============                 =============

         At December 31, 2000, scheduled maturities of certificates of deposit are as follows:

                       2001                                       $ 11,000,225
                       2002                                          2,836,633
                       2003                                            953,242
                       2004                                            433,358
                       2005                                            440,160
                                                                 --------------
                                                                  $ 15,663,618
                                                                 ==============

         Interest expense on deposits for the years ended December 31 is summarized as follows:

                                                                                             2000                      1999
                                                                                          ---------                 ----------

    Passbook                                                                              $  65,608                  $  64,069
    Certificates of deposit                                                                 878,161                    803,817
                                                                                          ---------                 ----------

                                                                                          $ 943,769                  $ 867,886
                                                                                          =========                  =========

         The aggregate amount of certificates of deposit with a minimum denomination of $100,000 or more was approximately $1,488,000 and $1,050,000 at December 31, 2000 and 1999. Deposits in excess of $100,000 are not Federally insured.



G. INCOME TAXES

         The Association had qualified under provisions of the Internal Revenue Code which permitted a special bad debt deduction from taxable income based on a percentage of taxable income, or on specified experience formulas. As a result of the bad debt deductions, retained earnings at December 31, 2000 and 1999, includes accumulated earnings of approximately $350,000 on which federal income taxes have not been provided. If, in the future, the Association no longer complies with the regulations this would be included in taxable income.

                   GLOBE HOMESTEAD FEDERAL SAVINGS ASSOCIATION
                          NOTES TO FINANCIAL STATEMENTS
                                   (CONTINUED)



G. INCOME TAXES - CONTINUED

         Income tax expense for the years ended December 31 is summarized as follows:

                                                                                             2000                      1999
                                                                                          ---------                 ----------
        Federal:
           Currently payable                                                              $   8,494                   $ 40,781
           Deferred                                                                           9,925                      3,108
                                                                                          ---------                 ----------

                                                                                           $ 18,419                   $ 43,889
                                                                                          =========                 ==========

         The provision for federal income taxes differs from that computed at the statutory corporate tax rate as follows:


                                                                                             2000                      1999
                                                                                          ---------                 ----------
    Tax at statutory rate (34%)                                                           $  31,953                   $ 44,676
    Increase (decrease) in taxes
        resulting from:
           Surtax exemption                                                                 (11,750)                   (10,180)
           Nondeductible expenses                                                             1,093                      5,407
           Other, net                                                                        (2,877)                     3,986
                                                                                          ---------                 ----------

    Income tax expense (effective rate of 19.6% and 33.4%)                                $  18,419                   $ 43,889
                                                                                          =========                 ==========


         At December 31 the net deferred income tax asset (liability) is summarized as follows:

                                                                                             2000                      1999
                                                                                          ---------                 ----------
    Deferred tax assets:
        Deferred loan fees                                                                $   4,835                  $   5,808
        Unrealized gain on securities                                                         1,730                     27,869
        Other                                                                                 1,755                      2,283
                                                                                          ---------                 ----------
          Total deferred tax assets                                                           8,320                     35,960
                                                                                          ---------                 ----------

    Deferred tax liabilities:
        FHLB stock dividends                                                                (29,236)                   (22,270)
        Accumulated depreciation and amortization                                            (1,458)                     -
                                                                                          ---------                 ----------
          Total deferred tax liabilities                                                    (30,694)                   (22,270)
                                                                                          ---------                 ----------
        Valuation allowance                                                                   -                          -
                                                                                          ---------                 ----------

                                                                                          $ (22,374)                 $  13,690
                                                                                          =========                 ==========

         The net deferred income tax (liability) asset at December 31, 2000 and 1999, has been included in the liability classification, "Accrued expenses and other liabilities" and in the asset classification, "Prepaid expenses and other assets."

                   GLOBE HOMESTEAD FEDERAL SAVINGS ASSOCIATION
                          NOTES TO FINANCIAL STATEMENTS
                                   (CONTINUED)



H. BORROWED FUNDS

         Borrowed funds at December 31, 2000 and 1999, consisted of $3,500,000 of advances from the Federal Home Loan Bank (FHLB) at fixed and variable rates. The rates at December 31, 2000, ranged from 5.78% to 7.03%. At December 31, 2000, the scheduled maturities of the advances were as follows:


                      2001                       $ 1,000,000
                      2002                         1,500,000
                      2003                         1,000,000
                                                ------------

                                                 $ 3,500,000
                                                ============

         Pursuant to an Advances, Specific Collateral Pledge and Security Agreement with the FHLB, the advances at December 31, 2000, are secured by all Association stock in the FHLB ($296,900); the Association's demand deposit account at the FHLB ($81,130); and qualifying first mortgage loans ($16,475,406).


I. COMMITMENTS

         In the normal course of business, the Association incurs various commitments and contingent liabilities which are not reflected in the financial statements (Note L).

         The Association operates in a leased facility. The lease expires in December 2002. The Association has three (3) five (5) year options to renew the lease at the then current market rate. The minimum rental payments under the terms of the lease at December 31, 2000 are:

                    2001                         $   53,831
                    2002                             53,831
                                                -----------

                                                  $ 107,662
                                                ===========

         Rental expense under the operating lease amounted to $53,831 and $41,677 in 2000 and 1999 and is included in occupancy expense.


J. RELATED PARTY TRANSACTIONS

         Certain officers and directors (including their immediate families) were customers of the Association in the ordinary course of business.


Beginning balance at January 1, 2000               $  989,570
Loan originations                                      83,250
Principal repayments                                  (25,634)
                                                   ----------
Ending balance at December 31, 2000                $1,047,186
                                                   ==========


         Directors had $58,691 of unfunded home equity line of credit commitments at December 31, 2000. Deposits for the officers and directors totaled $442,312 at December 31, 2000. Two of the directors are owners of an insurance agency through which the Association obtains its insurance coverages. The Association paid $7,001 and $18,836 to this agency in 2000 and 1999.

                   GLOBE HOMESTEAD FEDERAL SAVINGS ASSOCIATION
                          NOTES TO FINANCIAL STATEMENTS
                                   (CONTINUED)



K. REGULATORY MATTERS

         The Association is subject to various regulatory capital requirements administered by its primary federal regulator, the Office of Thrift Supervision. Failure to meet the minimum regulatory capital requirements can initiate certain mandatory, and possible additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Association's financial statements. Under the regulatory capital adequacy guidelines and the regulatory framework for prompt corrective action, the Association must meet specific capital guidelines involving quantitative measures of the Association's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Association's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

         Quantitative measures established by regulation to ensure capital adequacy require the Association to maintain minimum amounts and ratios (set forth in the table below) of total risk-based and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and Tier I capital (as defined) to adjusted total assets (as defined). Management believes, as of December 31, 2000, that the Association meets all capital adequacy requirements to which it is subject.

         As of December 31, 2000, the most recent notification from the Federal Deposit Insurance Corporation categorized the Association as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Association must maintain minimum total risk-based, Tier I risk-based, Tier I leverage ratios as disclosed in the table below. There are no conditions or events since the notification that management believes have changed the Association's prompt corrective action category.

                                                                                                            TO BE WELL
                                                                       FOR CAPITAL                      CAPITALIZED UNDER
                                                                        ADEQUACY                        PROMPT CORRECTIVE
                                           ACTUAL                       PURPOSES                        ACTION PROVISIONS
                                -------------------------    ----------------------------     ------------------------------------
                                   AMOUNT          RATIO         AMOUNT          RATIO           AMOUNT                  RATIO
                                -------------    --------    -------------    -----------     ------------            ------------

DECEMBER 31, 2000
-----------------

                                                                              greater than                            greater than
Total risk-based capital                                                      or equal to                             or equal to
  (to risk-weighted assets)       $ 3,369,103      33.68%       $800,168          8.00%        $1,000,210                10.00%

                                                                              greater than                            greater than
Tier I capital (to risk -                                                     or equal to                             or equal to
        weighted assets)         $ 3,276,703       32.76%       $400,084          4.00%          $600,126                 6.00%

                                                                              greater than                            greater than
Tier I capital (to adjusted                                                   or equal to                             or equal to
        total assets)            $ 3,276,703       13.21%       $991,874          4.00%         $1,239,842                5.00%


DECEMBER 31, 1999
-----------------
                                                                              greater than                            greater than
Total risk-based capital                                                      or equal to                             or equal to
  (to risk-weighted assets)        $ 3,292,700     34.83%       $756,365          8.00%           $945,456               10.00%

                                                                              greater than                            greater than
Tier I capital (to risk -                                                     or equal to                             or equal to
        weighted as sets)          $ 3,201,142     33.86%       $378,183          4.00%           $567,274                6.00%

                                                                              greater than                            greater than
Tier I capital (to adjusted                                                   or equal to                             or equal to
        total assets)              $ 3,201,142     12.26%     $1,041,989          4.00%         $1,302,487                5.00%

                  GLOBE HOMESTEAD FEDERAL SAVINGS ASSOCIATION
                          NOTES TO FINANCIAL STATEMENTS
                                   (CONTINUED)



K. REGULATORY MATTERS - CONTINUED

Tangible capital and risk-based capital are calculated as follows:


                                                          2000                          1999
                                                      ------------                  -----------
GAAP capital                                          $  3,273,346                  $ 3,147,042
Accumulated other comprehensive loss                         3,357                       54,100
                                                      ------------                  -----------
Tangible capital                                         3,276,703                    3,201,142
Allowance for loan losses                                   92,400                       91,558
                                                      ------------                  -----------

Risk-based capital (Regulatory capital)               $  3,369,103                  $ 3,292,700
                                                      ============                  ===========

         At December 31, 2000 and 1999, the Association met the tangible capital requirement of 1.50 percent of total assets. At December 31, 2000 and 1999, the Association's tangible capital was $3,276,703 or 13.21 percent of total assets and $3,201,142 or 12.26 percent of adjusted total assets.


L. FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

         The Association is a party to financial instruments with off-balance-sheet risk to meet the financing needs of its customers. These financial instruments are commitments to extend credit. The instruments contain various elements of credit and interest rate risk in excess of the amount recognized in the statement of financial condition.

         The Association's exposure to credit loss, if the other party to the financial instrument for commitments to extend credit does not perform, is the contractual amount of those instruments. The Association uses the same credit policies in making commitments that it does for on-balance sheet instruments.

         At December 31, 2000, the Association had loan commitments of $359,500 at a fixed rate of 7.5% and unfunded commitments under home equity lines of credit of $188,373 at a variable rate of 9.5%. At December 31, 1999, the Association had no outstanding loan commitments and no unfunded commitments under home equity lines of credit.

         Commitments to extend credit are agreements to lend to a customer if there is no violation of any contract conditions. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Management evaluates each customer's credit request separately and determines and obtains the amount of collateral needed when credit is extended. Collateral includes real estate.


M. CONCENTRATION OF CREDIT RISK

         The Association maintained cash accounts at various financial institutions during 2000 and 1999. The Bank Insurance Fund (BIF) provides insurance coverage only up to $100,000 in the aggregate at each institution; in the event of a failure of an institution, the BIF is not obligated to pay uninsured deposits. At various times in 2000 and 1999, the Association had funds on deposit at these institutions which were in excess of the insured amount. Deposits at the Federal Home Loan Bank are not subject to insurance coverage.


N. RETIREMENT PLAN

         Contributions to the SIMPLE pension plan, included in salaries and employee benefits, amounted to $5,152 and $4,787 in 2000 and 1999. The Association is required to match up to 3% of the employee's compensation.

                  GLOBE HOMESTEAD FEDERAL SAVINGS ASSOCIATION
                          NOTES TO FINANCIAL STATEMENTS
                                   (CONTINUED)



O. CONVERSION FROM A MUTUAL TO A STOCK CHARTER


         On November 7, 2000, the Association's Board of Directors formally approved a plan (Plan) to convert from a federally chartered mutual savings association to a federally chartered stock savings association subject to the approval by the Association's members as of a still to be determined future voting record date. The Plan, which includes formation of a holding company, is subject to approval by the Office of Thrift Supervision and includes the filing of a registration statement with the Securities and Exchange Commission. As of December 31, 2000, the Association had incurred conversion costs of approximately $31,000, which have been deferred and are included in prepaid expenses and other assets. If the conversion is ultimately successful, actual conversion costs will be accounted for as a reduction in gross proceeds. If the conversion is unsuccessful, the conversion costs will be expensed.


         The Plan calls for the common stock of the Association to be purchased by a holding company and for the common stock of the holding company to be offered to various parties in a subscription offering at a price based on an independent appraisal. It is anticipated that any shares not purchased in the subscription offering will be offered in a direct community offering, and then any remaining shares offered to the general public in a solicited offering.

         The stockholders of the holding company will be asked to approve a proposed stock option plan and a proposed restricted stock plan at a meeting of the stockholders after the conversion. Shares issued to directors and employees under these proposed plans may be from authorized but unissued shares of common stock or they may be purchased in the open market. In the event that options or shares are issued under these proposed plans, such issuances will be included in the earnings per share calculation; thus, the interest of existing shareholders would be diluted.

         The Association may not declare or pay a cash dividend if the effect thereof would cause its net worth to be reduced below either the amounts required for the liquidation account discussed below or the regulatory capital requirements imposed by federal regulations.

         At the time of the conversion, the Association will establish a liquidation account, which will be a memorandum account that does not appear on the statement of financial condition, in an amount equal to its retained earnings as reflected in the latest statement of financial condition used in the final conversion prospectus. The liquidation account will be maintained for the benefit of eligible account holders who continue to maintain their deposit accounts in the Association after conversion. In the event of a complete liquidation of the Association, and in only such an event, eligible depositors who continue to maintain accounts shall be entitled to receive a distribution from the liquidation account before any liquidation may be made with respect to the common stock.

P.  FINANCIAL INSTRUMENTS

         Generally accepted accounting principles require disclosure of fair value information about financial instruments for which it is practicable to estimate fair value, whether or not the financial instruments are recognized in the financial statements. When quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. The derived fair value estimates cannot be substantiated through comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. Certain financial instruments and all non-financial instruments are excluded from these disclosure requirements. Further, the disclosures do not include estimated fair values for items which are not financial instruments but which represent significant value to the Company, such as core deposit intangibles. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

         The carrying amount of cash and cash equivalents approximates the estimated fair value of these financial instruments. The estimated fair value of securities is based on quoted market prices, dealer quotes and prices obtained from independent pricing services. The estimated fair value of interest-bearing deposits and debt is based on present values using applicable risk-adjusted spreads to the appropriate yield curve to approximate current interest rates applicable to each category of these financial instruments.



         Variances between the carrying amount and the estimated fair value of loans reflect both credit risk and interest rate risk. The Company is protected against changes in credit risk by the reserve for loan losses, which totaled $92,400 and $101,896 at December 31, 2000 and 1999. For commitments to extend credit, the fair value considers the difference between current levels of interest rates and the committed rates along with the remaining terms and creditworthiness of the counter parties.



         The fair value estimates presented are based on information available to management as of December 31, 2000 and 1999. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, these amounts have not been revalued for purposes of these financial statements since those dates. Therefore, current estimates of fair value may differ significantly from the amounts presented.


                                              2000                        1999
                                   -------------------------   ---------------------------
                                     CARRYING       FAIR         CARRYING        FAIR
                                      AMOUNT        VALUE         AMOUNT         VALUE
                                   -----------  ------------   ------------  -------------
                ASSETS
Cash and cash equivalents          $   925,102   $   925,102   $ 1,971,779   $  1,971,779
Securities available for sale        5,951,667     5,951,667     7,931,317      7,931,317
Loans receivable, net               17,318,780    17,327,592    15,641,036     15,157,663


               LIABILITIES
Deposits                           $17,810,933   $17,898,580   $18,238,573    $18,146,625
Federal Home Loan Bank Advances      3,500,000     3,505,600     3,500,000      3,460,800

OFF BALANCE SHEET CREDIT RELATED
FINANCIAL INSTRUMENTS (1):
Commitments to extend credit       $   359,500  $     7,500        -0-           -0-



(1) The amounts shown under the "carrying amount" represents the contract amount.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. IF THE LAWS OF YOUR STATE OR OTHER JURISDICTION PROHIBIT US FROM OFFERING OUR COMMON STOCK TO YOU, THEN THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF OUR COMMON STOCK. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE HEREUNDER SHALL IMPLY THAT THERE HAS BEEN NO CHANGE IN OUR AFFAIRS SINCE ANY OF THE DATES AS OF WHICH INFORMATION IS FURNISHED HEREIN OR SINCE THE DATE HEREOF.





OUR TABLE OF CONTENTS IS LOCATED ON THE INSIDE OF THE FRONT COVER PAGE OF THIS DOCUMENT.







UNTIL AUGUST 22, 2001 OR 90 DAYS AFTER COMMENCEMENT OF THE SYNDICATED COMMUNITY OFFERING, IF ANY, WHICHEVER IS LATER, ALL DEALERS EFFECTING TRANSACTIONS IN OUR COMMON STOCK MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO ANY UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.








                                 264,500 Shares
                              (Anticipated Maximum)
                          (Subject to Increase to Up to
                                 304,175 Shares)





                               GLOBE BANCORP, INC.



                          (PROPOSED HOLDING COMPANY FOR
                  GLOBE HOMESTEAD FEDERAL SAVINGS ASSOCIATION)






                                  COMMON STOCK







                              ---------------------

                                   PROSPECTUS
                              ---------------------






                               TRIDENT SECURITIES
                     A Division of McDonald Investments Inc.





                                  May 14, 2001